UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. 2)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
SS&C TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
                              Common stock, par value $0.01 per share, of SS&C Technologies, Inc. “SS&C common stock”

(2)	Aggregate number of securities to which transaction applies:
                              23,533,402 shares of SS&C common stock
                              2,163,734 options to purchase shares of SS&C common stock with an exercise price of less than $37.25
                              90,000 warrants to purchase shares of SS&C common stock with an exercise price of less than $37.25

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                              $37.25 per share of SS&C common stock
                              $37.25 minus weighted average price of $8.87 per share of outstanding options to purchase shares of
                              SS&C common stock with an exercise price of less than $37.25
                              $37.25 minus weighted average price of $4.67 per share of outstanding warrants to purchase shares of
                              SS&C common stock with an exercise price of less than $37.25

(4)	Proposed maximum aggregate value of transaction:
                              $940,958,195.42

(5)	Total fee paid:
                              $110,751

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SS&C TECHNOLOGIES, INC.
80 Lamberton Road
Windsor, Connecticut 06095
October      , 2005
Dear Stockholder:
      You are cordially invited to attend a special meeting of the stockholders of SS&C Technologies, Inc., which will be held at the offices of SS&C Technologies, Inc., 80 Lamberton Road, Windsor, Connecticut 06095, on November 22, 2005, beginning at 10:00 a.m., local time.
      On July 28, 2005, the board of directors of SS&C approved, and SS&C entered into, a merger agreement with Sunshine Acquisition Corporation and its wholly owned subsidiary, Sunshine Merger Corporation. Sunshine Acquisition Corporation and Sunshine Merger Corporation are currently owned by investment funds affiliated with the private equity investment firm of The Carlyle Group. If the merger is completed, SS&C will become a wholly owned subsidiary of Sunshine Acquisition Corporation, and you will be entitled to receive $37.25 in cash, without interest, for each share of SS&C common stock that you own. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety. At the special meeting, we will ask you to consider and vote on a proposal to adopt the merger agreement.
      After careful consideration, the independent committee has by unanimous vote determined that the merger agreement and the merger are fair to and in the best interests of our stockholders, other than William C. Stone, our chairman of the board, chief executive officer and principal stockholder, and the other executive officers who will have their options to purchase shares of our common stock that have not been previously exercised assumed by Sunshine Acquisition Corporation. In addition, after careful consideration, our board of directors has by unanimous vote determined that the merger agreement and the merger are advisable, fair to and in the best interests of our company and our stockholders (other than Mr. Stone and such executive officers). The independent committee and our board of directors unanimously recommend that you vote “FOR” the adoption of the merger agreement. In reaching their respective determinations, the independent committee and our board of directors considered a number of factors, including the opinion of the independent committee’s financial advisor, which is attached as Annex B to the accompanying proxy statement, and which you are urged to read in its entirety.
      The accompanying proxy statement provides you with information about the proposed merger and the special meeting. We urge you to read these materials carefully. You may also obtain additional information about SS&C from documents filed with the Securities and Exchange Commission.
      Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of SS&C common stock entitled to vote. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.
      Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. This action will not limit your right to vote in person if you wish to attend the special meeting and vote in person.
      Thank you for your cooperation and your continued support of SS&C Technologies, Inc.

Sincerely,

William C. Stone
Chairman of the Board
      Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
      This proxy statement is dated October      , 2005 and is first being mailed to stockholders on or about October      , 2005.

SS&C TECHNOLOGIES, INC.
80 Lamberton Road
Windsor, Connecticut 06095

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On November 22, 2005
To Our Stockholders:
      We will hold a special meeting of the stockholders of SS&C Technologies, Inc. at the offices of SS&C Technologies, Inc., 80 Lamberton Road, Windsor, Connecticut 06095, on November 22, 2005, at 10:00 a.m., local time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 28, 2005, as amended on August 25, 2005, by and among Sunshine Acquisition Corporation, Sunshine Merger Corporation and SS&C Technologies, Inc.;

2. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.
      Only holders of record of our common stock as of the close of business on October 14, 2005 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.
      You are cordially invited to attend the meeting in person.
      Your vote is important, regardless of the number of shares of our common stock you own. The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of our common stock entitled to vote. The proposal to adjourn or postpone the meeting, if necessary, to permit further solicitation of proxies, requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the special meeting and voting on the matter. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement, in favor of the proposal to adjourn or postpone the meeting, if necessary, to permit further solicitation of proxies, and in accordance with the recommendation of the board of directors on any other matters properly brought before the meeting for a vote.
      If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment or postponement of the meeting, if necessary, to permit further solicitation of proxies. If you are a stockholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.
      Holders of our common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger. See “Appraisal Rights” on page 71.

By Order of the Board of Directors,

William C. Stone
Chairman of the Board
Windsor, Connecticut
October      , 2005
YOUR VOTE IS IMPORTANT.
WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. GIVING YOUR PROXY NOW WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

ii

SUMMARY TERM SHEET
      The following summary term sheet highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement.

•	The Companies

SS&C Technologies, Inc.
80 Lamberton Road
Windsor, Connecticut 06095
(860) 298-4500
      SS&C delivers investment and financial management software and related services focused exclusively on the financial services industry. By leveraging expertise in common investment business functions, SS&C cost-effectively serves clients in different industry segments, including hedge funds and family offices, institutional asset management, insurance entities and pension funds, financial institutions, municipal finance, commercial lending, and real estate property management. SS&C is publicly traded on The NASDAQ National Market under the symbol “SSNC.”

Sunshine Acquisition Corporation
c/o The Carlyle Group
101 South Tryon Street, 25th Floor
Charlotte, North Carolina 28280
(704) 632-0200
      Sunshine Acquisition Corporation, a corporation organized under the laws of the State of Delaware, was formed on July 26, 2005 for the sole purpose of completing the merger with SS&C and arranging the related financing transactions. Sunshine Acquisition Corporation’s owners currently consist of investment funds affiliated with the private equity investment firm of The Carlyle Group, which we refer to as Carlyle. Sunshine Acquisition Corporation has not engaged in any business except in anticipation of the merger. Sunshine Acquisition Corporation may assign its rights and obligations under the merger agreement to an affiliate so long as it remains liable for its obligations under the merger agreement if such affiliate does not perform its obligations.

Sunshine Merger Corporation
c/o The Carlyle Group
101 South Tryon Street, 25th Floor
Charlotte, North Carolina 28280
(704) 632-0200
      Sunshine Merger Corporation, which we refer to as Merger Co, a corporation organized under the laws of the State of Delaware, is a direct wholly owned subsidiary of Sunshine Acquisition Corporation. Merger Co was formed exclusively for the purpose of effecting the merger. This is the only business of Merger Co.

•	The Filing Persons
      The filing persons for purposes of this going private transaction are SS&C, Sunshine Acquisition Corporation, Merger Co and William C. Stone, the Chairman of the Board and Chief Executive Officer of SS&C. The following charts illustrate the ownership of Sunshine Acquisition Corporation, Merger Co and SS&C before and immediately after the transaction:
Before Transaction*

*	Reflects beneficial ownership as of July 31, 2005, including any shares that the person has the right to acquire either as of July 31, 2005 or within the 60-day period following July 31, 2005 through the exercise of any stock option or other right.

After Transaction**

**	Reflects, on a fully diluted basis, the percentage of the outstanding equity of Sunshine Acquisition Corporation that will be held by each person, assuming that none of the options to purchase shares of SS&C’s common stock held by SS&C’s executive officers are exercised prior to the effective time of the merger; does not reflect the options to purchase shares of Sunshine Acquisition Corporation to be awarded to SS&C’s executive officers, which options are expected to represent approximately 4.9% of the outstanding equity of Sunshine Acquisition Corporation on a fully diluted basis.

•	The Special Meeting

Date, Time and Place (page 55)
      The special meeting will be held on November 22, 2005, at 10:00 a.m., local time, at the offices of SS&C Technologies, Inc., 80 Lamberton Road, Windsor, Connecticut 06095.

Matters to be Considered (pages 55 and 56)
      You will be asked to consider and vote upon a proposal to adopt the merger agreement that we have entered into with Sunshine Acquisition Corporation, a proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit the further solicitation of proxies to adopt the merger agreement and to consider any other matters that may properly come before the meeting, including any procedural matters in connection with the special meeting.

Recommendation of Independent Committee to Board of Directors (page 23)
      Our board of directors established an independent committee consisting of all the members of our board of directors other than Mr. Stone. The independent committee was given the full authority of the board of directors, including the authority to, among other things, consider, evaluate, negotiate, solicit or reject any offer to purchase all of our outstanding stock or substantially all of our assets on such terms and conditions as it deemed to be in the best interests of us and our stockholders.

      The independent committee has unanimously determined that the merger, the merger agreement, the voting agreement and the contribution and subscription agreement are fair to, and in the best interests of, our stockholders, other than William C. Stone, our chairman of the board, chief executive officer and principal stockholder, and the other executive officers who will have their options to purchase shares of our common stock that have not been previously exercised assumed by Sunshine Acquisition Corporation, who we refer to, collectively, as the executive officers, and recommended that our board of directors approve the merger agreement and the transactions contemplated thereby, including the merger, and the related agreements and that our board of directors recommend that our stockholders vote to adopt the merger agreement. The independent committee has also recommended that our stockholders vote to adopt the merger agreement.

Record Date (page 56)
      If you owned shares of our common stock at the close of business on October 14, 2005, the record date for the special meeting, you are entitled to notice of, and to vote at, the special meeting. You have one vote for each share of our common stock that you own on the record date. As of the close of business on the record date, there were approximately 23,573,638 shares of our common stock outstanding and entitled to be voted at the special meeting.

Required Vote (page 56)
      Adoption of the merger agreement requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting. Adoption of the merger agreement does not require the affirmative vote of the holders of at least a majority of our shares of common stock held by non-affiliates of SS&C. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit the further solicitation of proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and voting on the matter. Failure to vote by proxy either by mail or in person will have the same effect as a vote “AGAINST” the adoption of the merger agreement but will have no effect on the proposal to adjourn or postpone the meeting. At the request of Sunshine Acquisition Corporation, Mr. Stone has entered into a voting agreement pursuant to which he has agreed to vote his shares of SS&C common stock “FOR” adoption of the merger agreement.

Voting by Proxy (page 57)
      You may vote by proxy by completing, signing, dating and returning the enclosed proxy card. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Revocability of Proxy (page 57)
      You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to any of the persons named as proxies or to the Secretary of SS&C; or

•	voting in person at the special meeting.
      Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in street name, you should follow the instructions of your broker or nominee regarding revocation of proxies.
• Special Factors; The Merger Agreement

Structure of the Merger (page 58)
      Upon the terms and subject to the conditions of the merger agreement, Merger Co, a wholly owned subsidiary of Sunshine Acquisition Corporation, will be merged with and into us. We will be the surviving corporation. As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of Sunshine Acquisition Corporation. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

What You Will Receive in the Merger (page 59)
      Each holder of shares of our common stock will be entitled to receive $37.25 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger. The consideration to be received by holders of our shares of common stock represents the value of SS&C as a whole, as negotiated by the parties to the merger agreement.

Recommendation to Stockholders (page 23)
      The independent committee has by unanimous vote determined that the merger agreement and the merger are fair to and in the best interests of our stockholders (other than Mr. Stone and the executive officers). In addition, our board of directors has by unanimous vote determined that the merger agreement and the merger are advisable, fair to and in the best interests of SS&C and its stockholders (other than Mr. Stone and the executive officers). Accordingly, our board of directors has unanimously approved the merger agreement, the voting agreement, the contribution and subscription agreement and the merger and our board of directors and the independent committee recommend that you vote “FOR” the adoption of the merger agreement.

Opinion of Financial Advisor to the Independent Committee (page 27)
      SunTrust Robinson Humphrey delivered its oral opinion to the independent committee, which was subsequently confirmed in writing, that, as of July 28, 2005, and based upon and subject to the various qualifications, limitations, factors and assumptions set forth therein, the $37.25 in cash per share of our common stock to be received by the holders of shares of our common stock (other than Sunshine Acquisition Corporation, Merger Co or any affiliate of Sunshine Acquisition Corporation) pursuant to the merger agreement was fair to such holders from a financial point of view.
      The full text of the written opinion of SunTrust Robinson Humphrey, dated July 28, 2005, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. The opinion was provided to the independent committee solely in connection with and for the purposes of its consideration of the transactions contemplated by the merger agreement. The SunTrust Robinson Humphrey opinion does not constitute a recommendation as to how any holder of shares of our common stock or any other person should vote or act with respect to the transactions contemplated by the merger agreement or any other matter.

Financing (page 41)
      SS&C and Sunshine Acquisition Corporation estimate that the total amount of funds necessary to consummate the merger and the related transactions will be approximately $1.0 billion, which will be funded by new credit facilities, private offerings of debt securities and equity financing. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided. The following arrangements are in place to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

•	Equity Financing. Sunshine Acquisition Corporation has received an equity commitment letter from Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P., investment funds affiliated with The Carlyle Group, which we refer to herein as the Carlyle Funds, pursuant to which the Carlyle Funds have agreed to capitalize Sunshine Acquisition Corporation with an aggregate equity contribution of up to $380 million.

•	Debt Financing. Sunshine Acquisition Corporation and Merger Co have received a debt commitment letter from JPMorgan Chase Bank, N.A., which we refer to as JPMCB, J.P. Morgan Securities Inc., which we refer to as JPMorgan, Wachovia Bank, National Association, which we refer to as Wachovia Bank, Wachovia Investment Holdings, LLC, which we refer to as Wachovia Investment Holdings, Wachovia Capital Markets, LLC, which we refer to as Wachovia Capital Markets, Bank of America, N.A., which we refer to as Bank of America, Banc of America Bridge LLC, which we refer to as Banc of America Bridge, and Banc of America Securities LLC, which we refer to as BAS, and, together with JPMorgan, JPMCB, Wachovia Bank, Wachovia Investment Holdings, Wachovia Capital Markets, Bank of America and Banc of America Bridge, the Debt Financing Sources, to provide (a) up to $350 million of senior secured credit facilities and (b) up to $205 million of unsecured senior subordinated loans under a bridge facility.

Voting Agreement, Contribution and Subscription Agreement and Shares of Our Common Stock Owned by Our Directors and Executive Officers (pages 44-48 and 51)
      At the request of Sunshine Acquisition Corporation, Mr. Stone has entered into a voting agreement pursuant to which he has agreed to vote his shares of SS&C common stock “FOR” adoption of the merger agreement. The shares of SS&C common stock covered by the voting agreement, which include all of the shares owned by Mr. Stone, represented, as of June 30, 2005, approximately 25.0% of the outstanding shares of SS&C common stock and, giving effect to the issuance of shares of SS&C common stock beneficially owned by Mr. Stone pursuant to stock options in respect of SS&C common stock, approximately 26.5% of our shares of SS&C common stock. The voting agreement terminates upon the earliest of (1) the effective time of the merger, (2) the termination of the merger agreement and (3) written notice of termination by Sunshine Acquisition Corporation to Mr. Stone.
      In addition, Mr. Stone and Sunshine Acquisition Corporation entered into a contribution and subscription agreement, which provides that, immediately prior to the effective time of the merger, Mr. Stone will contribute to Sunshine Acquisition Corporation 4,026,845 shares of our common stock held by him, with a value of $150 million based on a per share value of $37.25, in exchange for the issuance by Sunshine Acquisition Corporation to Mr. Stone of approximately 28% of the outstanding equity of Sunshine Acquisition Corporation, after giving effect to the anticipated capital contributions by the Carlyle Funds.
      Sunshine Acquisition Corporation has since agreed to allow Mr. Stone to reduce the number of our shares of common stock that he contributes to Sunshine Acquisition Corporation pursuant to the contribution and subscription agreement to 3,921,958 shares, with a value of approximately $3.9 million based on a per share value of $37.25, in light of Mr. Stone’s intention to refrain from exercising any of his outstanding options to purchase shares of our common stock. Accordingly, pursuant to the merger agreement, these options will become vested and immediately exercisable at the effective time of the merger and will be assumed by Sunshine Acquisition Corporation and will be converted into options to acquire Sunshine Acquisition Corporation common stock. See “— SS&C Stock Options and Warrants.” The value of these assumed options will be approximately $18.9 million (calculated by multiplying the number of shares subject to each option by the amount, if any, by which $37.25 exceeds the exercise price of the options). The aggregate value of his contributed shares and options will be $165 million and such shares and options will represent approximately 31% of the fully diluted outstanding equity of Sunshine Acquisition Corporation, after giving effect to the anticipated capital contributions by the Carlyle Funds.
      As of October 14, 2005, the record date for the special meeting, the directors and executive officers of SS&C, including Mr. Stone, held and are entitled to vote, in the aggregate, 6,087,220 shares of our common stock, representing approximately 25.8% of the outstanding shares of our common stock. The directors and executive officers have informed SS&C that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies to adopt the merger agreement.

Conditions to the Merger (page 68)
      We and Sunshine Acquisition Corporation will not complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	the adoption of the merger agreement by our stockholders;

•	the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, which early termination was granted effective August 19, 2005, and any applicable foreign antitrust or competition laws;

•	no injunction, order, decree or ruling of a governmental authority of competent jurisdiction prohibiting the consummation of the merger;

•	any approval of any governmental authority or waiting periods under applicable law having been obtained or having expired (without the imposition of any material condition);

•	each party’s representations and warranties under the merger agreement being true and correct at the effective time of the merger (ignoring materiality and material adverse effect qualifiers therein), with only such exceptions as, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on us, as the case may be (except that our representations and warranties as to corporate authorization and capitalization must be true and correct in all material respects);

•	each party having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time of the merger;

•	our having obtained consents of specified third parties in connection with the merger;

•	the receipt by the parties to the merger agreement of the proceeds of the debt financing on the terms and conditions set forth in the debt commitment letter with the Debt Financing Sources, or the receipt of proceeds of alternate debt financing in the same amount and on terms and conditions no less favorable to Sunshine Acquisition Corporation and Merger Co than those included in the debt commitment letter;

•	the absence of any material adverse effect on us since July 28, 2005; and

•	the holders of not more than 10% of the shares of our common stock outstanding immediately prior to the effective time of the merger that are entitled to appraisal of such shares under Section 262 of the General Corporation Law of the State of Delaware having properly delivered and not withdrawn demands for the appraisal of such shares that are eligible for appraisal under Section 262.

No Solicitation (page 64)
      We have agreed that we will not:

•	solicit, initiate or knowingly encourage any inquiry or any proposal or offer that is, or could reasonably be expected to lead to, an acquisition proposal;

•	have discussions or participate in any negotiations regarding an acquisition proposal;

•	execute or enter into any agreements or arrangements with respect to an acquisition proposal; or

•	take any action to exempt any person from the restrictions on business combinations contained in Section 203 of the General Corporation Law of the State of Delaware.
      However, prior to the adoption by the stockholders of the merger agreement, we would be permitted to respond to a bona fide, written acquisition proposal that is made after the date of the merger agreement and that did not result from a breach of the no solicitation provisions of the merger agreement on our part by furnishing nonpublic information to, and negotiating with, any third party making such a proposal, if our board of directors or the independent committee determines in good faith (1) after consulting with our financial advisor, that the proposal is or could reasonably be expected to lead to a superior proposal, and

(2) after consulting with our outside legal counsel, that the failure to take the following actions with respect to such acquisition proposal would constitute a breach of its fiduciary obligations under applicable law:

•	after giving notice to Sunshine Acquisition Corporation, furnishing information with respect to SS&C to the third party who made the acquisition proposal pursuant to a confidentiality agreement on terms no more favorable to the third party than those contained in the confidentiality agreement entered into with Carlyle; provided that all such information has previously been provided to Sunshine Acquisition Corporation or is provided to Sunshine Acquisition Corporation substantially concurrently with the time it is provided to such third party; and

•	participating in discussions and negotiations regarding such acquisition proposal.

Termination of the Merger Agreement (page 69)
      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time by action taken or authorized by the board of directors of the terminating party or parties or, in the case of SS&C, the independent committee, notwithstanding any requisite adoption of the merger agreement by our stockholders, and whether before or after our stockholders have adopted the merger agreement (other than termination by SS&C in connection with a superior proposal, which such termination may only be effected prior to the adoption of the merger agreement by the stockholders at the meeting), as follows:

•	by mutual written consent of Sunshine Acquisition Corporation and us;

•	by either Sunshine Acquisition Corporation or us if the effective time shall not have occurred on or before January 31, 2006; provided, however, that the right to terminate the merger agreement shall not be available to the party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the effective time to occur on or before such date;

•	by either Sunshine Acquisition Corporation or us if any court or governmental agency enacts, issues, promulgates, enforces or enters any injunction, order, decree or ruling or takes any other action (including the failure to take an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger;

•	by Sunshine Acquisition Corporation if (1) any of our representations and warranties in the merger agreement are or become untrue or inaccurate, or (2) we breach any of our covenants or agreements in the merger agreement, and, in either such case, we cannot satisfy the applicable condition to close and such breach has not been, or cannot be, cured within 30 days after notice to us;

•	by us if (1) any of the representations and warranties of either Sunshine Acquisition Corporation or Merger Co in the merger agreement are or become untrue or inaccurate, or (2) Sunshine Acquisition Corporation or Merger Co breach any of their respective covenants or agreements in the merger agreement, and, in either such case, Sunshine Acquisition Corporation or Merger Co cannot satisfy the applicable condition to close and such breach has not been, or cannot be, cured within 30 days after notice to Sunshine Acquisition Corporation or Merger Co, as applicable;

•	by either Sunshine Acquisition Corporation or us if the merger agreement fails to receive stockholder approval;

•	by Sunshine Acquisition Corporation if our board of directors or the independent committee (1) changes its recommendation concerning the merger, (2) takes any position contemplated by Rule 14e-2(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, with respect to any acquisition proposal other than recommending rejection of such acquisition proposal, or (3) fails to include in this proxy statement its recommendation that stockholders adopt and approve the merger agreement and the merger; and

•	by us, if our board or the independent committee approves a superior proposal or recommends a superior proposal to our stockholders, provided, that prior to any such termination:

—	the superior proposal did not result from a breach by us of the no solicitation provisions of the merger agreement;

—	our board or the independent committee provides prior written notice to Sunshine Acquisition Corporation that we are prepared to terminate the merger agreement to enter into an agreement with respect to a superior proposal, which shall attach the most current version of any written agreement relating to the transaction that constitutes a superior proposal, the identity of the party making the proposal and any other material terms and conditions thereof;

—	Sunshine Acquisition Corporation does not make, within two business days after the receipt of such notice, a binding, written and complete proposal that our board or the independent committee determines in good faith, after consultation with its financial advisor, is at least as favorable from a financial point of view to our stockholders as the acquisition proposal that constituted a superior proposal and which, by its terms, may be accepted at any time within such two business day period (or such subsequent two business day period, as the case may be); and

—	we pay Sunshine Acquisition Corporation a termination fee of $30 million.

Termination Fees (page 70)
      We will be required to pay Sunshine Acquisition Corporation a termination fee of $30 million as of the termination date if any of the following occur in connection with the termination of the merger agreement:

•	If (1) at or prior to the termination date, a person or group makes an acquisition proposal to us or our stockholders or an acquisition proposal is otherwise publicly announced, and (2) no later than 12 months after the termination date, we enter into, or submit to our stockholders for adoption, an agreement with respect to an acquisition proposal, or an acquisition proposal (which in each case need not be the same acquisition proposal as the acquisition proposal described in clause (1)) is consummated, provided that for this purpose the reference in the definition of acquisition proposal to 20% will be replaced by 50%, and:

•	Sunshine Acquisition Corporation or we terminate the merger agreement because the effective time shall not have occurred on or before January 31, 2006;

•	Sunshine Acquisition Corporation or we terminate the merger agreement because our stockholders fail to adopt the merger agreement; or

•	Sunshine Acquisition Corporation terminates the merger agreement because (1) any of our representations and warranties in the merger agreement are or become untrue or inaccurate, or (2) we breach any of our covenants or agreements in the merger agreement, and, in either such case, we cannot satisfy the applicable condition to close and such breach has not been, or cannot be, cured within 30 days after notice to us.

•	Sunshine Acquisition Corporation terminates the merger agreement because our board of directors or the independent committee (1) changes its recommendation concerning the merger, (2) takes any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any acquisition proposal other than recommending rejection of such acquisition proposal, or (3) fails to include in this proxy statement its recommendation that stockholders adopt and approve the merger agreement and the merger; or

•	We terminate the merger agreement, because our board or the independent committee approves a superior proposal or recommends a superior proposal to our stockholders in accordance with the provisions discussed in “— Termination of the Merger Agreement.”

      Sunshine Acquisition Corporation will be required to pay us a termination fee of $30 million no later than two business days following termination if the following occurs:

•	We terminate the merger agreement because (1) any of the representations and warranties of either Sunshine Acquisition Corporation or Merger Co in the merger agreement are or become untrue or inaccurate, or (2) Sunshine Acquisition Corporation or Merger Co breaches any of their respective covenants or agreements in the merger agreement, and, in either such case, Sunshine Acquisition Corporation or Merger Co cannot satisfy the applicable condition to close and such breach has not been, or cannot be, cured within 30 days after notice to Sunshine Acquisition Corporation or Merger Co, as applicable; and

•	At the time of such termination, we are not in material breach of any representation, warranty, covenant or agreement contained in the merger agreement and none of our representations or warranties has become untrue such that we would not be able to satisfy Sunshine Acquisition Corporation’s condition to close.

The Guarantee (Page 44)
      On July 28, 2005, Carlyle Partners IV, L.P. agreed to guarantee the obligation of Sunshine Acquisition Corporation set forth in the merger agreement to pay the termination fee of Sunshine Acquisition Corporation, if such obligation should arise.

Regulatory Matters (page 52)
      Under the provisions of the HSR Act, we and Sunshine Acquisition Corporation may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and Sunshine Acquisition Corporation filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act effective August 15, 2005, and the Federal Trade Commission granted early termination of the waiting period under the HSR Act effective August 19, 2005.

Appraisal Rights (page 71)
      Under Delaware law, if you do not vote for adoption of the merger agreement and prior to the stockholder vote on the merger you make a written demand for appraisal of your shares of common stock and you strictly comply with the other requirements of the General Corporation Law of the State of Delaware, you may elect to receive, in cash, the judicially determined fair value of your shares of stock in lieu of the $37.25 per share merger consideration. This value could be more or less than or the same as the cash merger consideration.
      To exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262 of the General Corporation Law of the State of Delaware, the full text of which is set forth in Annex C to this proxy statement. Your failure to follow the procedures set forth in Section 262 will result in the loss of your appraisal rights.

SS&C Stock Options and Warrants (page 60)
      The merger agreement provides that immediately prior to the effective time of the merger, all outstanding options to purchase shares of our common stock will become fully vested and immediately exercisable and that each outstanding option to purchase shares of our common stock (other than any option held by (i) our non-employee directors, (ii) certain individuals identified by us and Sunshine Acquisition Corporation and (iii) individuals who hold options that are, in the aggregate, exercisable for fewer than 100 shares of our common stock) will be converted at the effective time of the merger into an option to acquire Sunshine Acquisition Corporation common stock and assumed by Sunshine Acquisition Corporation. The merger agreement also provides that each outstanding option to purchase shares of our common stock held by (i) our non-employee directors, (ii) certain individuals identified by us and Sunshine Acquisition Corporation and (iii) individuals who hold options that are, in the aggregate, exercisable for fewer than 100 shares of our common stock to purchase shares of our common stock will terminate at the effective time of the merger in exchange for a payment, without interest and less any applicable withholding taxes, equal to the number of shares of our common stock subject to such option multiplied by the amount, if any, by which the cash consideration per share to be paid in the merger exceeds the exercise price of the option.
      The merger agreement also provides that each outstanding warrant, except for certain scheduled warrants, to acquire shares of our common stock will terminate at the effective time of the merger in exchange for a payment, without interest and less any applicable withholding taxes, equal to the number of shares of our common stock subject to such warrant multiplied by the amount, if any, by which the cash consideration per share to be paid in the merger exceeds the exercise price of the warrant.

Interests of Certain Persons in the Merger (page 44)
      Our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our stockholders.
      William C. Stone, our Chairman of the Board, Chief Executive Officer and principal stockholder, will be contributing 3,921,958 shares of our common stock and all options to purchase shares of our common stock held by him in exchange for approximately 31% of the outstanding fully diluted equity of Sunshine Acquisition Corporation, after giving effect to the anticipated capital contributions by the Carlyle Funds.
      Following the merger, our executive officers will continue as executive officers of the surviving corporation and, unless amended prior to closing, the employment agreement of Kevin Milne, our Senior Vice President-International, will remain in effect. In addition, Sunshine Acquisition Corporation and Mr. Stone intend to enter into a long-term employment agreement, effective upon the effective time of the merger. Carlyle, Mr. Stone and Sunshine Acquisition Corporation also expect to enter a management agreement at or following the closing of the merger, pursuant to which Sunshine Acquisition Corporation will pay (i) Carlyle a fee for certain services provided by Carlyle to Sunshine Acquisition Corporation in connection with the merger and financing of the transaction and (ii) Mr. Stone a fee in consideration of his commitment to contribute equity to Sunshine Acquisition Corporation pursuant to the contribution and subscription agreement and as consideration for Mr. Stone’s agreement to enter into the new long-term employment agreement, including the non-competition provisions therein. These fees will be paid to Mr. Stone and Carlyle on a pro rata basis based on their respective ownership of Sunshine Acquisition Corporation following the consummation of the merger. See “Special Factors — Interests of Certain Persons in the Merger.”
      Immediately prior to the effective time of the merger, all outstanding options to purchase shares of our common stock will become fully vested and immediately exercisable. Each outstanding option to purchase shares of our common stock (other than any option held by (i) our non-employee directors, (ii) certain individuals identified by us and Sunshine Acquisition Corporation, and (iii) individuals who hold options that are, in the aggregate, exercisable for fewer than 100 shares of our common stock) will be assumed by Sunshine Acquisition Corporation and converted at the effective time of the merger into an option to acquire Sunshine Acquisition Corporation common stock. As a result of this assumption, Normand A. Boulanger, our President and Chief Operating Officer, Patrick J. Pedonti, our Senior Vice President and Chief Financial Officer, Stephen V.R. Whitman, our Senior Vice President and General Counsel, and Mr. Milne may own vested options to acquire up to 2.8% in the aggregate of the outstanding equity of Sunshine Acquisition Corporation on a fully diluted basis.
      It is anticipated that, in addition to the options to be assumed by Sunshine Acquisition Corporation in connection with the merger, each of Messrs. Boulanger, Pedonti, Whitman, Stone and Milne will be granted options to purchase shares of Sunshine Acquisition Corporation under the terms of Sunshine Acquisition Corporation’s stock option plan. In the aggregate, these options are expected to represent approximately 4.9% of the outstanding equity of Sunshine Acquisition Corporation on a fully diluted basis.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
      The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the SS&C special meeting of stockholders. You should still carefully read this entire proxy statement, including each of the annexes. In this proxy statement, unless the context requires otherwise, the terms “SS&C,” “company,” “corporation,” “we,” “our,” “ours” and “us” refer to SS&C Technologies, Inc. and its subsidiaries, and the term the “merger agreement” refers to the agreement and plan of merger, dated as of July 28, 2005, as amended August 25, 2005, by and among Sunshine Acquisition Corporation, Sunshine Merger Corporation and SS&C Technologies, Inc.
The Special Meeting

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our board of directors.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to vote on the following proposals:

• to adopt the merger agreement;

• to approve the adjournment or postponement of the meeting, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement; and

• to act on other matters and transact such other business, as may properly come before the meeting.

Q.	How do the independent committee and SS&C’s board of directors recommend that I vote on the proposals?

A.	The independent committee and our board of directors each recommend that you vote:

• “FOR” the proposal to adopt the merger agreement; and

• “FOR” the adjournment or postponement of the meeting, if necessary, to permit the further solicitation of proxies.

Q.	What vote is required for SS&C’s stockholders to adopt the merger agreement?

A.	To adopt the merger agreement, holders of a majority of the outstanding shares of our common stock must vote “FOR” adoption of the merger agreement. Adoption of the merger agreement does not require the affirmative vote of the holders of at least a majority of our shares of common stock held by non-affiliates of SS&C. At the request of Sunshine Acquisition Corporation, Mr. Stone has entered into a voting agreement pursuant to which he has agreed to vote his shares of SS&C common stock “FOR” adoption of the merger agreement.

Q.	What vote is required for SS&C’s stockholders to approve the proposal to adjourn or postpone the special meeting, if necessary, to permit the further solicitation of proxies?

A.	The proposal to adjourn or postpone the meeting, if necessary, to permit the further solicitation of proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and voting on the matter.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of our common stock as of the close of business on October 14, 2005, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, 23,573,638 shares of our common stock, held by approximately 45 holders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares by completing, signing, dating and returning the enclosed proxy card. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will only be permitted to vote your shares on the adoption of the merger agreement if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares. If you do not instruct your broker to vote your shares on the adoption of the merger agreement or the proposal to solicit additional proxies, if necessary, to adopt the merger agreement, your shares will not be voted.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the merger agreement. In addition, if your shares are held in the name of a broker or other nominee, your broker or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or broker non-votes, will be counted for purposes of determining a quorum, but will have the effect of a vote against the adoption of the merger agreement.

For the proposal to adjourn or postpone the meeting, if necessary, to permit the further solicitation of proxies, you may vote FOR, AGAINST or ABSTAIN. Although abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, abstentions and broker non-votes will not count as votes cast or shares voting on the proposal to adjourn or postpone the meeting. As a result, abstentions and broker non-votes will have no effect on the vote to adjourn or postpone the meeting, which requires the vote of the holders of a majority of the shares present or represented by proxy and voting on the matter.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” adjournment or postponement of the meeting, if necessary, to permit the further solicitation of proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of SS&C stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card by mail. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, the procedures for changing your vote described above will not apply, and you must instead follow the directions received from your broker to change those instructions.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting of stockholders and vote your shares of common stock in person. If you hold shares in “street name,” you must provide a legal proxy executed by your bank or broker in order to vote your shares at the meeting.

The Merger

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of SS&C by Sunshine Acquisition Corporation, a Delaware corporation whose owners currently consist of investment funds affiliated with the private equity investment firm of The Carlyle Group, pursuant to an agreement and plan of merger, dated as of July 28, 2005, as amended August 25, 2005, among us, Sunshine Acquisition Corporation and Merger Co. Sunshine Acquisition Corporation will acquire us by merging Merger Co with and into us. We will be the surviving corporation. If the proposed transaction is completed, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Sunshine Acquisition Corporation. Immediately prior to the merger, Mr. Stone will be contributing 3,921,958 shares of our common stock held by him and all of his options to purchase shares of our common stock in exchange for approximately 31% of the outstanding equity of Sunshine Acquisition Corporation.

Q.	If the merger is completed, what will I be entitled to receive for my shares of SS&C common stock and when will I receive it?

A.	You will be entitled to receive $37.25 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own.

After the merger closes, we will arrange for a letter of transmittal to be sent to each of our stockholders. The merger consideration will be paid to each stockholder once that stockholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q.	Am I entitled to appraisal rights?

A.	Under the General Corporation Law of the State of Delaware, holders of SS&C common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement at the special meeting and they comply with the Delaware law procedures and requirements, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. For additional information about appraisal rights, see “Appraisal Rights” beginning on page 71 of this proxy statement.

Q.	Why are the independent committee and the SS&C board recommending the merger?

A.	The independent committee has by unanimous vote determined that the merger agreement and the merger are fair to and in the best interests of our stockholders (other than Mr. Stone and the executive officers). In addition, our board of directors has determined that the merger and the merger agreement, the voting agreement and the contribution and subscription agreement are advisable, fair to and in the best interests of SS&C and its stockholders (other than Mr. Stone and the executive officers). Accordingly, our board of directors and the independent committee unanimously recommend that you vote “FOR” the adoption of the merger agreement. To review their reasons for recommending the merger, see the section entitled “Special Factors — Reasons for the Merger and Recommendation of the Independent Committee and the Board of Directors” on pages 23 through 27 of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.	Yes. The receipt of cash for shares of SS&C common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. See the section entitled “Material U.S. Federal Income Tax Consequences” on pages 52 through 54 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.	When is the merger expected to be completed?

A.	We are working to complete the merger as quickly as possible. We currently expect to complete the merger promptly after the special meeting and after all the conditions to the merger are satisfied or waived, including stockholder adoption of the merger agreement at the special meeting and expiration or termination of the waiting period under U.S. antitrust law. We and Sunshine Acquisition Corporation filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act, effective August 15, 2005 and were granted early termination, effective August 19, 2005.

Q.	Should I send in my SS&C stock certificates now?

A.	No. After the merger is completed, the paying agent will send you written instructions for exchanging your SS&C stock certificates. You must return your SS&C stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after our paying agent receives your SS&C stock certificates and any completed documents required in the instructions. PLEASE DO NOT SEND IN YOUR SS&C STOCK CERTIFICATES NOW.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact Georgeson Shareholder Communications, Inc., our proxy solicitor, toll-free at 1-800-491-3132.

SPECIAL FACTORS
      This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.
Background of the Merger
      During the first four months of 2005, we acquired Financial Models Company Inc., a publicly traded Canadian corporation, for approximately $159 million in cash and the EisnerFast division of Eisner LLP for approximately $25 million in cash. We identified that we would need additional sources of funding to support our acquisition strategy going forward and began exploring a variety of funding sources. During this period, William C. Stone, our Chairman of the Board and Chief Executive Officer, and Patrick J. Pedonti, our Senior Vice President and Chief Financial Officer, had informal discussions with various investment banks and a venture capital firm about the corporation’s capital raising options, including convertible bonds, private equity transactions, public offerings and debt financings. In the opinion of management, taking into account its experiences in connection with our follow-on offering in 2004, the ability to raise capital, given current market structure, on terms that would preserve or enhance value to our shareholders, was limited. Throughout this period, Mr. Stone had informal discussions with members of our board of directors regarding capital raising activities generally, especially in light of the cost of recent acquisitions and our future acquisition strategy, as well as the possibility of going private.
      During April 2005, as part of his ongoing efforts to maximize stockholder value, Mr. Stone discussed capital raising with America’s Growth Capital LLC. Following initial discussions of strategic and financing alternatives and the associated processes involved, Mr. Stone approved America’s Growth Capital’s request to contact potential private equity firms to determine their interest level in a potential investment in or acquisition of the corporation. Given the preliminary nature of these initial contacts, which were designed to “test the waters,” as well as concerns about divulging confidential information to competitors in the industry, Mr. Stone did not believe it was advisable at this time to contact potential strategic purchasers.
      During the last week of April 2005, America’s Growth Capital contacted senior representatives at seven private equity firms, including Carlyle, and discussed a potential transaction with the corporation on a “no-name basis.” In selecting the private equity firms to contact, America’s Growth Capital focused on private equity firms that had experience in buyouts of technology companies, that would be able to handle an acquisition of SS&C’s magnitude and that did not otherwise have a conflict of interest because of their participation in the pending acquisition of SunGard Data Systems Inc., one of SS&C’s principal competitors. All of the firms contacted expressed an interest in learning more about a potential transaction and having face-to-face meetings with Mr. Stone. Mr. Stone directed America’s Growth Capital to schedule meetings with six of the firms contacted by America’s Growth Capital. Mr. Stone did not ask to meet with the seventh private equity firm because the firm had a substantial investment in another one of SS&C’s competitors.
      During the weeks of May 2 and May 9, 2005, the six remaining firms, including Carlyle, executed mutual non-disclosure agreements with SS&C. During this time, America’s Growth Capital scheduled introductory meetings between Mr. Stone and each of the private equity firms and distributed public information packages to the private equity firms.
      On May 10, 2005, Mr. Stone and America’s Growth Capital met with three of the private equity firms, including Carlyle, in New York City, and on May 13, 2005, he met with the three remaining private equity firms in Boston. During the meetings, Mr. Stone delivered his standard investor presentation on SS&C explaining SS&C’s strategy and prospects. Mr. Stone only provided public information at these meetings. The meetings generated significant interest in SS&C, and Mr. Stone and America’s Growth Capital indicated that they expected valuations at a meaningful premium to SS&C’s stock price. Each of the six firms stated that it expected Mr. Stone to make a significant investment in the acquisition entity and to serve in a continuing capacity with the acquisition entity following any transaction, and Mr. Stone acknowledged that these were his expectations in connection with any potential transaction. Two firms were particularly interested in a transaction: Carlyle and another well known private equity firm with expertise in SS&C’s industry, which we refer to as Firm X.
      On May 16, 2005, Mr. Stone and America’s Growth Capital met with representatives of Carlyle at our headquarters in Windsor, Connecticut to discuss a potential transaction in which Carlyle would acquire SS&C and Mr. Stone would coinvest along with Carlyle. Carlyle did not seriously consider a minority investment in SS&C.
      At a meeting of our board of directors held on May 26, 2005, Mr. Stone reported that, as part of his ongoing attempts to maximize stockholder value, he had initiated preliminary discussions with certain private equity firms about a possible acquisition of the corporation. Mr. Stone discussed the acquisition process and his possible role in it, including the requirement by Carlyle that he make a substantial equity investment in the acquisition entity, as well as the role of an independent committee of our board of directors. The directors discussed the implications of a possible acquisition in light of the price of the corporation’s stock, the pending acquisition of SunGard Data Systems and the potential timing of any transaction. Our board of directors authorized management, including Mr. Stone, to continue its investigation of a possible acquisition transaction involving the corporation and to continue its discussions with potential purchasers but took no action regarding the advisability or appropriate valuation of any such transaction.
      On June 1, 2005, representatives of Carlyle met with Mr. Stone and America’s Growth Capital at our headquarters in Windsor to discuss the broad outline of a potential transaction. On June 2, 2005, representatives from Firm X also met with Mr. Stone and America’s Growth Capital in Windsor to discuss a potential transaction.
      During the first week of June 2005, America’s Growth Capital and Mr. Stone received preliminary feedback from the six private equity firms that had been contacted by America’s Growth Capital. One firm indicated that its top valuation of the corporation would be $30 per share, while a second firm could only reach a valuation in the high $20s per share. A third firm indicated that it was passing on the opportunity to acquire SS&C due to its belief that SS&C’s forward growth expectations, which were provided to all six private equity firms after their initial meetings, and valuation might be too high. A fourth firm indicated that it was interested in a minority ownership position but believed that SS&C’s valuation was too high. Because of the level of interest and proposed valuations of these four private equity firms, Mr. Stone and America’s Growth Capital decided not to hold additional meetings with these firms.
      On June 9, 2005, Carlyle indicated orally to America’s Growth Capital and Mr. Stone that it might be willing to acquire the corporation at a price ranging from $33 to $35 per share, assuming a significant investment by Mr. Stone.
      On or about June 9, 2005, Firm X discussed a $36 per share purchase price with Mr. Stone and indicated that it might be willing to raise the purchase price. Mr. Stone made efforts to press Firm X regarding its willingness to increase its valuation. Firm X noted that Mr. Stone would be expected to make an equity contribution of approximately $100 million in connection with any proposed transaction.
      On June 15, 2005, Firm X indicated orally to America’s Growth Capital and Mr. Stone that its valuation would be in the mid $30 per share range, but that the firm had questions about the corporation’s operating plan, projected growth rate and projected profitability and would need to see two more quarters of operating results of the corporation. Again, Mr. Stone made efforts to press Firm X regarding its willingness to increase this purchase price. Also on June 15, Carlyle indicated orally to America’s Growth Capital and Mr. Stone that it would be willing to acquire the corporation at a price of $37 per share.
      On June 16, 2005, Firm X called America’s Growth Capital to state that it might be interested in co-investing with a successful acquiror but that it would not be the lead investor in any such acquisition.
      On June 17, 2005, Carlyle submitted a written proposal to Mr. Stone to acquire the corporation for a purchase price of $37 per share in cash. The proposal provided that, following the execution of a definitive merger agreement, SS&C would agree not to market actively the business to potential acquirors but would still be free to provide confidential information or enter into negotiations with parties submitting unsolicited competing proposals under certain circumstances. In addition, Carlyle proposed that (1) if the board of directors ultimately withdrew its recommendation of the proposed transaction with Carlyle due to a receipt of an unsolicited competing proposal, Carlyle could elect to terminate the agreement and receive a termination fee of $37.5 million, (2) SS&C would be required to hold a stockholders meeting to consider the Carlyle proposal, even if the SS&C board changed its recommendation, and (3) SS&C would have no right to terminate the merger agreement to accept a higher offer. The Carlyle proposal provided that Mr. Stone would enter into a voting agreement with Carlyle to vote his shares for the proposed transaction and would contribute a significant number of his SS&C shares to the Carlyle acquisition entity in exchange for equity in such entity.
      At a meeting of our board of directors held during the morning of June 17, 2005, our board discussed the proposal received from Carlyle. Representatives from management and a representative of the corporation’s counsel, Wilmer Cutler Pickering Hale and Dorr LLP, which we refer to as Wilmer Hale, participated in the meeting. During the meeting, our board of directors unanimously (with Mr. Stone abstaining) adopted resolutions to create an independent committee consisting of independent board members David W. Clark, Jr., Joseph H. Fisher, William Curt Hunter, Albert L. Lord and Jonathan M. Schofield, who constituted all the members of our board of directors other than Mr. Stone. The independent committee was given the full authority of our board of directors, including the authority to, among other things, consider, evaluate, negotiate, solicit or reject any offer to purchase all outstanding stock or substantially all assets of the corporation on such terms and conditions as it deemed to be in the best interests of the corporation and its stockholders, authorize certain officers of the corporation to enter into agreements with respect to any such offer and authorize certain officers of the corporation to take any and all actions to consummate such transactions. Mr. Fisher was elected the chairman of the independent committee.
      On June 20, 2005, representatives of our management, Carlyle and America’s Growth Capital held a conference call to discuss due diligence and review Carlyle’s due diligence request list.
      On June 22, 2005, the independent committee held a meeting to which Stephen V. R. Whitman, Senior Vice President and General Counsel of the corporation, and a representative of Wilmer Hale were invited. After a discussion about the obligations of the independent committee, the independent committee determined to retain its own legal and financial advisors. The independent committee authorized Mr. Fisher to interview legal and financial advisors.
      Between June 22 and June 29, 2005, Mr. Fisher had discussions with and received proposals from three investment banks, including SunTrust Robinson Humphrey, and interviewed two law firms, including Morris, Nichols, Arsht & Tunnell, which we refer to as Morris Nichols.
      On June 23, 2005, representatives of Carlyle and its financial and legal advisors met with our management and America’s Growth Capital in Windsor and began conducting an extensive due diligence review of the corporation.
      On June 24, 2005, Carlyle submitted a revised written proposal to Mr. Stone and America’s Growth Capital relating to a potential transaction with the corporation. As part of its revised proposal, which remained at $37 per share in cash, Carlyle agreed to deliver, at or prior to the signing of a merger agreement, executed copies of commitment letters from its lenders to provide the debt financing necessary for the merger. Carlyle also clarified that the proposed voting agreement would terminate if the board of directors withdrew its recommendation in connection with a superior proposal that included a cash purchase price at a 20% or higher premium over Carlyle’s proposed price. In submitting its proposal, Carlyle expressed the desire to complete due diligence and sign a definitive agreement on or about July 22, 2005.
      On June 29, 2005, the independent committee held a meeting attended by representatives of Morris Nichols and SunTrust Robinson Humphrey. Mr. Stone and Mr. Whitman also attended this meeting by invitation of the independent committee. Mr. Stone summarized his prior negotiations with the various private equity firms and outlined the indications of value that had been provided by each firm. After Mr. Stone and Mr. Whitman left the meeting, SunTrust Robinson Humphrey presented a preliminary analysis of the corporation’s valuation and an initial review of potential parties that might have an interest in acquiring the corporation. SunTrust Robinson Humphrey also discussed its participation in an equity offering by the corporation in June 2004. The independent committee subsequently retained Morris Nichols as its legal counsel and SunTrust Robinson Humphrey as its financial advisor. The independent committee elected to defer its discussions with Carlyle until more information regarding the value of the corporation was developed and until other potential purchasers were contacted. The independent committee directed that, when discussions commenced, Morris Nichols should coordinate with Wilmer Hale with respect to negotiations on behalf of the independent committee and the corporation. The independent committee directed SunTrust Robinson Humphrey to develop and refine its list of potential purchasers and initiate a due diligence process that would enable the independent committee better to evaluate the merits of Carlyle’s proposal.
      Following this meeting, SunTrust Robinson Humphrey and Mr. Fisher discussed numerous potential acquirors of the corporation and developed a list of five strategic purchasers and two financial purchasers to approach. The potential acquirors were chosen based on a number of criteria, including the purchaser’s potential strategic interest in the corporation, its ability to finance and consummate an acquisition of the corporation and its competitive position in the corporation’s market. This list was circulated to the other independent committee members on July 6, 2005. None of the potential purchasers on the list had been previously contacted by America’s Growth Capital or Mr. Stone, and a majority of the potential purchasers had been discussed at the meeting of the independent committee on June 29, 2005. SunTrust Robinson Humphrey began contacting these potential purchasers on July 7, 2005. As part of this process Mr. Fisher also asked SunTrust Robinson Humphrey to contact Carlyle and Firm X to confirm the substance of their negotiations with Mr. Stone. SunTrust Robinson Humphrey held such conversations with Carlyle on July 6, 2005 and Firm X on July 7, 2005. As part of its discussion with Firm X, SunTrust Robinson Humphrey confirmed Firm X’s view that it would be unwilling to make an offer to acquire the corporation at a value higher than the mid $30 per share. In addition, based on further discussions with Mr. Fisher regarding additional strategic purchasers that could have an interest in acquiring the corporation, SunTrust Robinson Humphrey contacted a sixth strategic purchaser on July 12, 2005.
      On July 13, 2005, the advisors to the independent committee received from Carlyle’s advisors drafts of a merger agreement, a voting agreement and a contribution and subscription agreement.
      The independent committee had requested a meeting with management to receive a presentation regarding our then-current business plan and projections. On July 14, 2005, the independent committee held a meeting attended by representatives of Morris Nichols and SunTrust Robinson Humphrey. Mr. Whitman and Mr. Pedonti also attended this meeting by invitation of the independent committee. At the meeting, management presented the independent committee with the business plan for 2005 and 2006, which included our then-current projections for 2005, 2006 and 2007. The independent committee relied on management for the accuracy and completeness of the projections. At this meeting, management also answered questions regarding our expected results for the fiscal quarter ended June 30, 2005. Management advised the independent committee that such expected results would be substantially in accord with market expectations and guidance previously provided by management. After Mr. Whitman and Mr. Pedonti left the meeting, SunTrust Robinson Humphrey reported to the independent committee on its discussions with the potential purchasers it had contacted, noting that two potential strategic purchasers had agreed to sign limited non-disclosure agreements, that two had expressed preliminary interest in learning more about the acquisition opportunity, that one strategic purchaser and one financial purchaser had not responded, and that one potential strategic purchaser and one financial purchaser had declined to participate. The independent committee directed its advisors to begin negotiations with Carlyle on all terms except price.
      On July 15, 2005, Carlyle and the corporation entered into an amended and restated mutual non-disclosure agreement to clarify standstill and non-solicitation provisions in the prior agreement.
      At various times from July 14, 2005 through July 28, 2005, representatives of Wilmer Hale, Morris Nichols and SunTrust Robinson Humphrey negotiated the terms and conditions of the merger agreement and related agreements and documents with Latham & Watkins LLP, Carlyle’s legal advisors, and

Wachovia Capital Markets, Carlyle’s financial advisors, and exchanged drafts thereof. During this time, SunTrust Robinson Humphrey continued to communicate with other potential purchasers in order to assess their interest in completing a transaction with the corporation.
      On July 19, 2005, representatives of SunTrust Robinson Humphrey conducted a due diligence review of the corporation’s business and prospects with Mr. Stone and Mr. Pedonti.
      On July 20, 2005, the advisors for the independent committee, Carlyle and the corporation met in New York City. At this meeting the advisors reviewed issues relating to the merger agreement and related documents other than price, including the independent committee’s ability to solicit and respond to a higher proposal after the signing of a definitive agreement, the corporation’s right to terminate the merger agreement in connection with a superior proposal, Carlyle’s obligation to secure financing for the transaction (including whether obtaining financing should be a condition to the purchaser’s obligation to close), the requirement that the affirmative vote of a majority of the stockholders (other than Mr. Stone) should be required for adoption of the merger agreement, and the length of the marketing period that Sunshine Acquisition Corporation could use to complete the sale of senior subordinated notes to finance the transaction. Advisors for the independent committee and the corporation sought protection if Carlyle did not close the transaction by requesting that Carlyle pay the corporation a fee in that event.
      The independent committee met again on July 21, 2005. Representatives from Morris Nichols and SunTrust Robinson Humphrey attended the meeting. A representative of SunTrust Robinson Humphrey reported that three of the potential strategic purchasers contacted by SunTrust Robinson Humphrey who had expressed preliminary interest had decided not to pursue a transaction. SunTrust Robinson Humphrey also reported that the second financial purchaser had signed a mutual non-disclosure agreement and had been provided certain summary forecasted financial information prepared by the corporation and that one potential strategic purchaser had stated that it had signed a limited mutual non-disclosure agreement, in which SunTrust Robinson Humphrey would provide SS&C’s name to the potential purchaser but would not provide additional diligence materials. The sixth potential strategic purchaser had still not responded to SunTrust Robinson Humphrey. The independent committee then discussed the contract negotiations and determined in consultation with its advisors to seek an increase in the transaction price.
      On July 21, 2005, advisors to the independent committee and the corporation requested that Carlyle increase the price to be paid to the corporation’s stockholders.
      During the afternoon of July 21, 2005, an investment banker interviewed by Mr. Fisher but not retained by the independent committee called Mr. Stone and asked about presenting a transaction to two potential strategic purchasers. Mr. Stone listened and informed the banker that this was not Mr. Stone’s decision but was the independent committee’s decision, and that the banker should call Mr. Fisher. On the evening of July 21, the banker called Mr. Fisher and requested permission to make overtures to two potential strategic purchasers to represent such purchasers in a business combination with the corporation. Mr. Fisher discussed these two additional potential purchasers with SunTrust Robinson Humphrey and directed SunTrust Robinson Humphrey to authorize contact with the two additional parties. Subsequently one of the parties executed a mutual non-disclosure agreement and was provided certain information regarding the corporation’s view of its expected financial performance. The second party refused to enter into a mutual non-disclosure agreement so no further action was taken.
      On July 21 and July 22, 2005, Carlyle circulated drafts of its equity and debt commitment letters to SS&C and its advisors for their review and comment.
      On July 22, 2005, Carlyle’s advisors responded to the independent committee’s request to increase the transaction price by stating that Carlyle was unwilling to increase the price of the transaction in light of the significant previous negotiations relating to price but would be willing to consider including in the definitive document provisions that it had previously rejected, such as the independent committee’s right actively to solicit competing acquisition proposals after the signing of a definitive agreement. In addition, Carlyle’s advisors indicated they were willing to consider the independent committee’s request to have the right to terminate the agreement in connection with a superior proposal subject to certain time limitations.

As part of their proposal, Carlyle’s advisors also indicated that they would not accept the independent committee’s previous request that the merger’s approval be contingent upon the affirmative vote of the majority of stockholders unaffiliated with the buying group.
      Between July 22 and July 26, 2005, the independent committee’s advisors continued to negotiate with Carlyle concerning the terms of the merger agreement. These discussions included negotiations concerning the proposed right of the independent committee actively to solicit competing acquisition proposals after the signing of a definitive agreement, the independent committee’s proposal to permit the independent committee to terminate the merger agreement to accept a superior proposal, the independent committee’s proposal to delete the financing contingency proposed by Carlyle and the independent committee’s proposal to shorten the marketing period that Sunshine Acquisition Corporation would have to sell its senior subordinated notes to finance the acquisition. During these negotiations, the parties also discussed the independent committee’s proposal that, in the event that Sunshine Acquisition Corporation’s debt financing for the transaction were available and all other conditions had been met but Carlyle failed to close the transaction in breach of the merger agreement, Sunshine Acquisition Corporation would pay to the corporation a termination fee, the payment of which would be guaranteed by an affiliate of Carlyle.
      After further negotiations, Carlyle’s advisors indicated to the independent committee’s advisors that Carlyle would be willing to include in the merger agreement a provision permitting the independent committee to terminate the merger agreement to accept a superior proposal under certain circumstances upon payment of a $30 million termination fee, shorten the marketing period for the sale of Sunshine Acquisition Corporation’s senior subordinated notes and provide for the payment by Sunshine Acquisition Corporation (guaranteed by affiliates of Carlyle) of a $30 million termination fee if the requisite debt financing were available but Sunshine Acquisition Corporation failed to consummate the merger in breach of the merger agreement. Carlyle’s advisors informed the independent committee’s advisors, however, that Carlyle would not agree to a transaction that included an active post-signing solicitation period, would not agree to permit payment of SS&C’s regular semi-annual cash dividend between signing of the merger agreement and closing of the transaction and would not agree to remove the financing contingency.
      On the evening of July 24, 2005, counsel to the independent committee told counsel to Mr. Stone that he believed that a majority of the key terms of the proposed merger had been resolved with Carlyle and that Mr. Stone could begin to discuss the specifics of his contribution and subscription agreement and employment agreement with Carlyle.
      On July 27, 2005, the independent committee met and received an update on the status of negotiations from representatives of Morris Nichols and SunTrust Robinson Humphrey. During the meeting, a representative of Morris Nichols presented a summary of the terms of the merger agreement and related agreements. SunTrust Robinson Humphrey reviewed a timeline of events leading up to the proposed acquisition by Carlyle and provided a status report on its conversations with potential strategic and financial purchasers of the corporation. As part of this report, SunTrust Robinson Humphrey stated that its communications with the potential strategic and financial purchasers had been unable to secure any assurance that any contacted parties were likely to pursue a transaction at the indicated valuations after being given indications that a prompt response was necessary.
      The independent committee then received a report from SunTrust Robinson Humphrey on July 27, 2005 that Carlyle might agree to an increase in price in return for the independent committee agreeing to exclude the post-signing active solicitation provision from the merger agreement. It was noted that Carlyle was also objecting to a provision permitting the corporation to pay its regular, semi-annual cash dividend between the signing of a definitive agreement and closing. Based upon this update, the independent committee determined to adjourn the meeting to permit SunTrust Robinson Humphrey to continue discussions with Wachovia Capital Markets, Carlyle’s financial advisor. Also at the meeting, in recognition of the services provided to the corporation by America’s Growth Capital during the early solicitation of interest in a sale of the corporation, the independent committee formally approved the engagement of America’s Growth Capital as a financial advisor to the corporation. Pursuant to the engagement letter, the corporation agreed to pay America’s Growth Capital a transaction fee of $250,000 upon execution of the merger agreement and an incremental fee of $2,000,000 upon the closing of the merger or upon the closing of a sale of the corporation to another party. The corporation also agreed to reimburse America’s Growth Capital for its reasonable out-of-pocket expenses, subject to certain limitations. The independent committee then determined to reconvene later in the evening.
      After the adjournment, a representative from SunTrust Robinson Humphrey spoke with a representative from Wachovia Capital Markets and communicated the independent committee’s request for a higher price. In addition, the representative from SunTrust Robinson Humphrey requested that the corporation be permitted to pay its remaining semi-annual cash dividend for 2005.
      On the evening of July 27, 2005, the independent committee reconvened and received an update on the status of negotiations from representatives of Morris Nichols and SunTrust Robinson Humphrey. SunTrust Robinson Humphrey reported that Carlyle had offered to increase the price to $37.25 per share and to permit the corporation to pay its semi-annual cash dividend in return for the independent committee agreeing to exclude the post-signing active solicitation provision from the merger agreement. The independent committee directed its advisors to finalize the agreement with such terms. SunTrust Robinson Humphrey then presented an analysis of the proposed merger to the independent committee.
      On July 28, 2005, the independent committee held a meeting attended by representatives from Morris Nichols and of SunTrust Robinson Humphrey. The independent committee’s advisors reported that the changes to the merger agreement had been agreed upon and were included in the merger agreement that had been distributed to the members of the independent committee prior to the meeting.
      Based upon an updated financial review and analysis that reflected the increased price, SunTrust Robinson Humphrey provided the independent committee with its oral opinion (subsequently confirmed in writing) that, based upon and subject to various assumptions and limitations, the consideration to be received by the holders of our common stock, other than Sunshine Acquisition Corporation, Merger Co or any affiliate of Sunshine Acquisition Corporation, in the acquisition was fair from a financial point of view to those holders. With the benefit of that presentation and advice, the independent committee, having deliberated regarding the terms of the proposed acquisition, unanimously determined that the merger, the merger agreement, the voting agreement and the contribution and subscription agreement are fair to, and in the best interests of, our stockholders other than Mr. Stone and recommended that our board of directors approve the merger agreement and the transactions contemplated thereby, including the merger, and the related agreements and that our board of directors recommend that our stockholders vote to adopt the merger agreement. The independent committee also recommended that our stockholders vote to adopt the merger agreement.
      Our full board of directors then convened a board meeting. Following receipt of the independent committee’s recommendation to our board of directors, our board unanimously determined that the merger and the merger agreement were fair to, and in the best interests of, SS&C and its stockholders who are not affiliated with Carlyle, Sunshine Acquisition Corporation or Merger Co, declared the merger agreement and the merger to be advisable and recommended that our stockholders vote to adopt the merger agreement.
      The merger agreement and related documents were executed on July 28, 2005, with signature pages delivered by the parties on the same day. Before the opening of the market on July 28, 2005, the parties jointly announced the execution and delivery of the merger agreement.
      On August 24, 2005, the independent committee met and approved an amendment to the merger agreement. Our board of directors then convened a meeting and approved the amendment to the merger agreement.
      Following the execution of the merger agreement, Sunshine Acquisition Corporation and Mr. Stone had discussions regarding ways to provide continued incentive to employees of SS&C following the consummation of the merger. Sunshine Acquisition Corporation and Mr. Stone agreed that causing each employee’s options to purchase shares of our common stock outstanding at the time of the merger to be converted into options to purchase shares of Sunshine Acquisition Corporation would provide such incentive. As a result, Carlyle proposed to the representatives of our board and the independent committee that the merger agreement be amended to provide for the assumption by Sunshine Acquisition Corporation of certain employee options that are outstanding at the effective time of the merger, and, after consideration, our board and the independent committee agreed that such an amendment was appropriate. Accordingly, on August 25, 2005 the parties amended the merger agreement to provide that immediately prior to the effective time of the merger, all outstanding options to purchase shares of our common stock will become fully vested and immediately exercisable and that each outstanding option to purchase shares of our common stock (other than any option held by (i) our non-employee directors, (ii) certain individuals identified by us and Sunshine Acquisition Corporation and (iii) individuals who hold options that are, in the aggregate, exercisable for fewer than 100 shares of our common stock) will be assumed by Sunshine Acquisition Corporation and converted at the effective time of the merger into an option to acquire Sunshine Acquisition Corporation common stock. The amendment to the merger agreement also provides that each outstanding option to purchase shares of our common stock held by (i) our non-employee directors, (ii) certain individuals identified by us and Sunshine Acquisition Corporation and (iii) individuals who hold options that are, in the aggregate, exercisable for fewer than 100 shares of our common stock will terminate at the effective time of the merger in exchange for a payment, without interest and less any applicable withholding taxes, equal to the number of shares of our common stock subject to such option multiplied by the amount, if any, by which the cash consideration per share to be paid in the merger exceeds the exercise price of the option. Sunshine Acquisition Corporation is not assuming the outstanding options to purchase shares of our common stock held by individuals who hold options that are, in the aggregate, exercisable for fewer than 100 shares of our common stock because the de minimis number of underlying shares does not justify the costs and expenses associated with administering the options. The amendment to the merger agreement further provides that all outstanding warrants, except for certain scheduled warrants, to acquire SS&C common stock will be cancelled in exchange for an amount in cash (without interest), equal to the product of (1) the total number of shares of SS&C common stock subject to the warrant multiplied by (2) the excess, if any, of $37.25 over the exercise price per share of SS&C common stock under such warrant, less any applicable withholding taxes.
Reasons for the Merger and Recommendation of the Independent Committee and the Board of Directors
      After careful consideration, our independent committee and our board of directors, in each case by unanimous vote of all its members at a meeting duly called, determined that the merger, the merger agreement, the voting agreement and the contribution and subscription agreement are fair to, and in the best interests of, our stockholders (other than Mr. Stone and the executive officers). The independent committee recommended that our stockholders vote “FOR” the adoption of the merger agreement. In the course of reaching its decision to recommend that our stockholders vote “FOR” the adoption of the merger agreement, the independent committee consulted with its financial and legal advisors, and reviewed a significant amount of information and considered a number of factors, including the following:

•	the value of the consideration to be received by our stockholders (other than Mr. Stone and the executive officers) pursuant to the merger agreement, as well as the fact that stockholders will receive the consideration in cash, which provides certainty of value to our stockholders;

•	the $37.25 per share to be paid as the consideration in the merger represents premiums of approximately 31.8% to the average closing price of our common stock for the 90 trading days prior to the announcement of the transaction, approximately 21.4% to the average closing price of our common stock for the 60 trading days prior to announcement, approximately 15.7% to the average closing price of our common stock for the 30 trading days prior to announcement, and approximately 12.9% to the closing price of our common stock on the day immediately prior to announcement;

•	the merger is the result of an active solicitation process, initially by management and subsequently by the independent committee, in which we had contact with over 15 private equity firms and strategic buyers;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, we are permitted to terminate the merger agreement, prior to the adoption of the merger agreement by the stockholders at the meeting, in order to approve an alternative transaction proposed by a third party that is a “superior proposal” as defined in the merger agreement, upon the payment to Sunshine Acquisition Corporation of a $30 million termination fee (representing approximately 3.2% of the total equity value of the transaction) and the independent committee’s belief that the $30 million termination fee payable to Sunshine Acquisition Corporation was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a competing proposal;

•	the cash merger price of $37.25 per share represents a premium of approximately 66.5% over the highest purchase price that we paid in purchases of our common stock during the past two years, as described under “Transactions in Shares of Common Stock”;

•	the independent committee’s belief that the merger was more favorable to our stockholders (other than Mr. Stone and the executive officers) than the alternatives of remaining an independent public company or continuing to seek additional bids;

•	the financial presentation of SunTrust Robinson Humphrey (including the assumptions and methodologies underlying the analysis in connection therewith) and the opinion of SunTrust Robinson Humphrey, which is attached to this proxy statement as Annex B and which you should read carefully in its entirety, that, as of July 28, 2005, the merger consideration of $37.25 in cash per share to be received by our stockholders (other than Sunshine Acquisition Corporation, Merger Co or any affiliate of Sunshine Acquisition Corporation) pursuant to the merger agreement was fair to such stockholders from a financial point of view;

•	the historical market prices and volatility in trading information with respect to our common stock, including the possibility that if we remain as a publicly owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $37.25 per share cash price to be paid in the merger;

•	historical and current information concerning our business, financial performance and condition, operations, management and competitive position, and current industry, economic and market conditions, including our prospects if we were to remain an independent company;

•	the fact that the independent committee was aware of the results for the fiscal quarter ended June 30, 2005 and believed the market prices of our stock reflected the market’s valuation of our business, financial performance and condition, operations, management and competitive position, and current industry, economic and market conditions because such results were substantially in accord with market expectations and guidance previously provided by management;

•	the terms of the equity financing commitment letter obtained by Sunshine Acquisition Corporation and the fact that the letter sets forth the binding obligations of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P.;

•	the terms of the debt financing commitment letter obtained by Sunshine Acquisition Corporation and Merger Co and the fact that the commitment is not subject to a closing condition that will require us to meet specified financial tests and that we are entitled to require Sunshine Acquisition Corporation to enforce its rights under the commitment letter;

•	the fact that, without having to establish damages, we would be entitled to a $30 million termination fee in the event we terminated the merger agreement because of a breach of the agreement by Sunshine Acquisition Corporation or Merger Co (assuming we were not in material breach of any representation, warranty, covenant or agreement) and the fact that Carlyle Partners IV, L.P. absolutely, unconditionally and irrevocably guarantees to us, the due and punctual observance, performance and discharge of Sunshine Acquisition Corporation’s obligation to pay such termination fee;

•	the fact that, during the past two years, no other offer had been made for the merger or consolidation of SS&C, the sale or transfer of all or a substantial portion of the assets of SS&C or a purchase of SS&C’s securities that would enable the holder to exercise control of SS&C; and

•	the efforts made by the independent committee and its advisors to negotiate and execute a merger agreement favorable to us.
      In addition, the independent committee believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the independent committee to represent effectively the interests of our stockholders (other than Mr. Stone and the executive officers). These procedural safeguards include the following:

•	the fact that an independent committee of the board of directors was established and that the independent committee hired its own financial and legal advisors to advise the independent committee with respect to the merger agreement and related transactions;

•	the fact that none of the members of the independent committee will receive any consideration in connection with the closing of the merger that is different from that received by other stockholders (other than Mr. Stone and the executive officers);

•	the fact that the independent committee negotiated the terms of the merger agreement, including the amount of the merger consideration;

•	the fact that the independent committee made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement, independent of Mr. Stone, and with knowledge of the interests of Mr. Stone in the merger;

•	the fact that completion of the merger will require the approval of approximately 28% of the shares not held by holders affiliated with Carlyle or Mr. Stone;

•	the fact that our board of directors has retained its right to change its recommendation of the merger;

•	the fact that the opinion of SunTrust Robinson Humphrey addresses the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock other than Sunshine Acquisition Corporation, Merger Co or any affiliate of Sunshine Acquisition Corporation;

•	the fact that Mr. Stone did not finalize the terms of his participation in the merger with Sunshine Acquisition Corporation until the independent committee and Sunshine Acquisition Corporation had reached a preliminary agreement on the majority of the key terms of the proposed merger;

•	the fact that we are permitted under certain circumstances to respond to inquiries regarding acquisition proposals and to terminate the merger agreement in order to complete a superior proposal upon payment of a $30 million termination fee; and

•	the fact that under Delaware law, our stockholders have the right to demand appraisal of their shares.
      In light of the procedural safeguards discussed above, the independent committee did not consider it necessary to require adoption of the merger agreement by at least a majority of our stockholders (other than Mr. Stone and the executive officers). Also, in light of the procedural safeguards discussed above, the independent committee reached its determination to recommend the merger agreement and the merger without retaining an unaffiliated representative to act solely on behalf of our stockholders (other than Mr. Stone and the executive officers).
      In the course of its deliberations, the independent committee also considered a variety of risks and other countervailing factors concerning the merger agreement and the merger, including the following:

•	the fact that the obligation of Sunshine Acquisition Corporation and Merger Co to complete the merger is conditioned upon the receipt of proceeds of the debt financing on the terms set forth in the commitment letter with Sunshine Acquisition Corporation and Merger Co, as discussed below in “— Financing,” and that Sunshine Acquisition Corporation and Merger Co may not be able to secure financing for a variety of reasons, including reasons beyond the control of Sunshine Acquisition Corporation and Merger Co;

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on our business relationships and clients;

•	the restrictions that the merger agreement imposes on actively soliciting competing bids, and the fact that we would be obligated to pay the $30 million termination fee to Sunshine Acquisition Corporation under certain circumstances;

•	the fact that we would no longer exist as an independent, publicly traded company and our stockholders (other than Mr. Stone and the executive officers) would no longer participate in any of the future earnings or growth of SS&C and would not benefit from any appreciation in value of SS&C;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course and in a manner consistent with past practice, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the interests of our directors and officers in the merger described below under “— Interests of Certain Persons in the Merger”;

•	the fact that we entered into a merger agreement with a newly formed corporation with essentially no assets and, accordingly, that our remedy in connection with the breach of the merger agreement by Sunshine Acquisition Corporation or Merger Co, even a breach that is deliberate or willful, is limited to $30 million, which is the amount of the termination fee payable by Sunshine Acquisition Corporation in such circumstances; and

•	the fact that it is a condition to closing of the merger that the holders of not more than 10% of our shares of common stock outstanding immediately prior to the effective time of the merger are entitled to appraisal of their shares shall have properly demanded, and not withdrawn, demands for appraisal of shares that are eligible for appraisal under Delaware law.
      The independent committee was aware that some of the values generated by the discounted cash flow analysis, as discussed below in “— Opinion of Financial Advisor to the Independent Committee,” were above the cash merger price of $37.25 per share, but the independent committee did not believe that such values, which were based on certain assumed terminal value multiples and discount rates, were countervailing factors. SunTrust Robinson Humphrey had provided the independent committee with the average of our stock prices over various periods of time and a chart depicting the recent stock prices. The independent committee reviewed this information, but did not consider the price on any single date to be a countervailing factor. The independent committee did not believe that such values or prices constituted countervailing factors because they were isolated facts within a large body of data that was analyzed by SunTrust Robinson Humphrey in determining that the cash merger price was fair and because no party contacted by America’s Growth Capital or SunTrust Robinson Humphrey indicated a willingness to pay an amount equal to or greater than the cash merger price of $37.25 per share.
      In analyzing the transaction, the independent committee relied on the valuation and methodologies used by SunTrust Robinson Humphrey, thereby adopting SunTrust Robinson Humphrey’s analyses and conclusions with respect to its methodologies. SunTrust Robinson Humphrey’s valuation and methodologies constituted an analysis of the going concern value of the corporation, but did not include an independent analysis of the liquidation value or book value of the corporation. The independent committee did not consider liquidation value as a factor. The corporation is a viable going concern business and the trading history of the corporation’s common stock is an indication of its value as such. The liquidation value would be significantly lower than the corporation’s value as a viable going concern and, due to the fact that the corporation is being sold as a going concern, the liquidation value of the corporation is irrelevant to a determination as to whether the merger is fair to the corporation and our stockholders (other than Mr. Stone and the executive officers). Further, the independent committee did not consider net book value. The net book value is not a material indicator of the value of the corporation because it understates the value of the corporation as a going concern. Our net book value per share as of June 30, 2005 was $7.52, which is substantially below the $37.25 per share cash merger consideration.
      The foregoing discussion of the factors considered by the independent committee is not intended to be exhaustive, but does set forth the principal factors considered by the independent committee. The independent committee collectively reached the unanimous conclusion to recommend the merger agreement, the voting agreement and the contribution and subscription agreement and the merger in light of the various factors described above and other factors that each member of the independent committee believed were appropriate. In view of the wide variety of factors considered by the independent committee in connection with its evaluation of the merger and the complexity of these matters, the independent committee did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the independent committee. Rather, the independent committee made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.
      After evaluating these factors and consulting with its legal and financial advisors, the independent committee determined that the merger agreement, the voting agreement and the contribution and subscription agreement were advisable, fair to and in the best interests of, our stockholders (other than Mr. Stone and the executive officers). Accordingly, the independent committee unanimously recommended the merger agreement, the voting agreement and the contribution and subscription agreement and the merger. In addition, our entire board of directors, including Mr. Stone, determined that the merger agreement, the voting agreement and the contribution agreement were advisable, fair to and in the best interests of, our stockholders (other than Mr. Stone and the executive officers) and also unanimously approved the merger agreement, the voting agreement and the contribution and subscription agreement and the merger. Our entire board of directors adopted the analyses made and conclusions reached by the independent committee as its own in rendering its fairness determination.
      The independent committee and our board of directors unanimously recommend that you vote “FOR” the adoption of the merger agreement.
Opinion of Financial Advisor to the Independent Committee
      The independent committee has engaged SunTrust Robinson Humphrey as its financial advisor in connection with the merger. At meetings of the independent committee on July 27, 2005 and July 28, 2005, SunTrust Robinson Humphrey reviewed with the independent committee its financial analysis of the merger and delivered its opinion that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received in the merger is fair from a financial point of view to the holders of SS&C’s common stock (other than Sunshine Acquisition Corporation, Merger Co or any affiliate of Sunshine Acquisition Corporation).
      The full text of the opinion of SunTrust Robinson Humphrey, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B and is incorporated herein by reference. The description of the SunTrust Robinson Humphrey opinion set forth herein is qualified in its entirety by reference to the full text of the SunTrust Robinson Humphrey opinion. SS&C stockholders are urged to read the opinion in its entirety.
      SunTrust Robinson Humphrey’s opinion is directed to the independent committee and relates only to the fairness, from a financial point of view, of the consideration to be received by the holders of SS&C’s common stock (other than Sunshine Acquisition Corporation, Merger Co or any affiliate of Sunshine Acquisition Corporation). SunTrust Robinson Humphrey’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the special meeting of stockholders.

      Copies of SunTrust Robinson Humphrey’s written presentations to the independent committee have been attached as exhibits to the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger. The written presentations will be available for any interested stockholder (or any representative of the stockholder who has been so designated in writing) to inspect and copy at our principal executive offices during regular business hours. Alternatively, you may inspect and copy the presentations at the office of, or obtain them by mail from, the Securities and Exchange Commission.

Material and Information Considered with Respect to the Merger
      In arriving at its opinion, SunTrust Robinson Humphrey, among other things:

•	reviewed and analyzed the merger agreement;

•	reviewed certain publicly available information concerning SS&C that SunTrust Robinson Humphrey deemed relevant;

•	reviewed and analyzed certain financial and operating data with respect to the businesses, operations and prospects of SS&C furnished to SunTrust Robinson Humphrey by SS&C;

•	conducted discussions with members of management of SS&C concerning its business, operations, assets, present condition and future prospects;

•	reviewed a trading history of SS&C’s common stock from July 27, 2002 to July 27, 2005 and a comparison of that trading history with those of other publicly traded reference companies that SunTrust Robinson Humphrey deemed relevant;

•	compared the historical and projected financial results and present financial condition of SS&C with those of selected publicly traded reference companies that SunTrust Robinson Humphrey deemed relevant;

•	reviewed and analyzed the financial terms of the merger with financial terms, to the extent publicly available, of selected merger and acquisition reference transactions that SunTrust Robinson Humphrey deemed relevant;

•	reviewed historical data relating to percentage premiums paid in acquisitions of publicly traded companies from January 1, 2004 to July 27, 2005; and

•	reviewed other financial statistics and undertook other analyses and investigations as SunTrust Robinson Humphrey deemed appropriate.
      In arriving at its opinion, SunTrust Robinson Humphrey assumed and relied upon the accuracy and completeness of the financial and other information provided to it by SS&C and without independent verification. With respect to the financial projections of SS&C, SunTrust Robinson Humphrey was advised by the senior management of SS&C that they were reasonably prepared and reflected the best available estimates and judgments of the management of SS&C. In arriving at its opinion, SunTrust Robinson Humphrey did not conduct a physical inspection of the properties and facilities of SS&C. SunTrust Robinson Humphrey has not made or obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of SS&C.
      SunTrust Robinson Humphrey’s opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to SunTrust Robinson Humphrey, as of the date of its opinion. The financial markets in general and the market for the common stock of SS&C, in particular, are subject to volatility, and SunTrust Robinson Humphrey’s opinion did not address potential developments in the financial markets, the underlying valuation, future performance or long-term viability of SS&C or the market for the common stock of SS&C after the date of its opinion.
      For purposes of its opinion, SunTrust Robinson Humphrey assumed that:

•	the merger would be consummated in accordance with the terms of the merger agreement without any waiver of any material terms or conditions by SS&C; and

•	all material governmental, regulatory or other consents or approvals (contractual or otherwise) necessary for the consummation of the merger would be obtained without requiring any restrictions, including any divestiture requirements or amendments or modifications, that would have a material adverse effect on SS&C or the expected benefits of the merger.
      Subsequent developments may affect SunTrust Robinson Humphrey’s opinion and SunTrust Robinson Humphrey has disclaimed any obligation to update, revise or reaffirm its opinion.
      In preparing its opinion, SunTrust Robinson Humphrey performed a variety of financial and comparative analyses, a summary of which are described below. The summary is not a complete description of the analyses underlying SunTrust Robinson Humphrey’s opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Accordingly, SunTrust Robinson Humphrey believes that its analyses must be considered as an integrated whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and SunTrust Robinson Humphrey’s opinion.
      In performing its analyses, SunTrust Robinson Humphrey made numerous assumptions with respect to SS&C, industry performance and general business, economic, market and financial conditions, many of which are beyond the control of SS&C. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.
      SunTrust Robinson Humphrey’s opinion and analyses were only one of many factors considered by the independent committee in its evaluation of the merger and should not be viewed as determinative of the views of the independent committee or the management of SS&C with respect to the merger, the terms or the consideration to be received by the stockholders of SS&C in the merger. The consideration to be received by the stockholders of SS&C in the merger was determined on the basis of negotiations between SS&C and Sunshine Acquisition Corporation. The decision to enter into the merger was made solely by the independent committee and the board of directors of SS&C.
      The following is a summary of the material financial and comparative analyses presented by SunTrust Robinson Humphrey in connection with its opinion to the independent committee.

Analysis of Transaction Price
      SunTrust Robinson Humphrey analyzed the value of the consideration of $37.25 per share to be received pursuant to the merger based on the premium to SS&C’s historical stock prices, including SS&C’s closing stock price on July 27, 2005 (the closing price immediately prior to the date SunTrust Robinson Humphrey rendered its opinion to the independent committee and the public announcement of the merger) and May 10, 2005 (the closing price immediately prior to the date that SS&C began extensive dialogue with Carlyle to solicit an indication of interest with respect to an acquisition or merger); SS&C’s average stock price for the 5-day, 10-day, 30-day, 60-day and 90-day trading periods preceding July 28, 2005; and SS&C’s closing stock price for the 1-day, 5-days, 10-days, 30-days, 60-days and 90-days prior to July 28, 2005, the assumed announcement date of the merger. The results of this analysis are summarized below.

	Stock	Average Stock Price for Last					Average
	Price						Since
	7/27/05	5 Days	10 Days	30 Days	60 Days	90 Days	5/10/05

Merger price premium [1]	12.9%	11.8%	10.7%	15.7%	21.4%	31.8%	20.2%

Historical
	Closing Stock Price Before Announcement[2]						Price	High
							on	Price
	1 Day	5 Days	10 Days	30 Days	60 Days	90 Days	5/10/05	(7/12/05)

Merger price premium	12.9%	11.5%	9.2%	24.1%	39.3%	60.8%	38.5%	6.4%

[1] Premiums based on the merger price of $37.25 per share.
[2] Assumes announcement date of July 28, 2005.

Market Analysis of Selected Publicly Traded Reference Companies
      SunTrust Robinson Humphrey reviewed and compared publicly available financial data, market information and trading multiples for SS&C with other selected publicly traded reference companies that SunTrust Robinson Humphrey deemed relevant to SS&C. These companies are:

Securities Data and Processing	Financial Technology

Advent Software, Inc. (ADVS)	Bisys Group, Inc. (BSG)
DST Systems, Inc. (DST)	CheckFree Corporation (CKFR)
FactSet Research Systems, Inc. (FDS)	Digital Insight Corporation (DGIN)
Interactive Data Corporation (IDC)	Fair Isaac Corporation (FIC)
Investment Technology Group, Inc. (ITG)	Fiserv, Inc. (FISV)
SEI Investments Company (SEIC)	Fundtech, Ltd. (FNDT)
Jack Henry and Associates, Inc. (JKHY)
Online Resources Corporation (ORCC)
Open Solutions, Inc. (OPEN)
      For the selected publicly traded companies, SunTrust Robinson Humphrey analyzed, among other things, firm value (or market capitalization plus debt less cash and cash equivalents) as a multiple of: latest twelve months, which we refer to as LTM, and projected calendar year 2005 and 2006 revenues; and LTM and projected calendar year 2005 and 2006 earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA. SunTrust Robinson Humphrey also compared stock price as a multiple of LTM and projected calendar year 2005 and 2006 earnings per share, which we refer to as EPS. All multiples were based on closing stock prices as of July 27, 2005. Historical revenues, EBITDA and EPS results were based on financial information available in public filings and press releases of the selected companies. Projected revenues and EPS estimates were based on research reports and Bloomberg, I/B/E/S or First Call consensus estimates. Bloomberg, I/B/E/S and First Call are information providers that publish a compilation of estimates of projected financial performance for publicly traded companies produced by equity research analysts at investment banking firms. The following table sets forth the average multiples indicated by the market analysis of selected publicly traded reference companies:

	Securities Data
	and Processing		All Selected
	Reference		Reference
	Companies		Companies

Firm Value to:
LTM Revenues	3.5	x	3.4	x
Calendar 2005E Revenues	3.4		3.2
Calendar 2006E Revenues	3.0		3.0
LTM EBITDA	13.1	x	13.5	x
Calendar 2005E EBITDA	12.7		10.6
Calendar 2006E EBITDA	10.4		9.7

	Securities Data
	and Processing		All Selected
	Reference		Reference
	Companies		Companies

Equity Value to:
LTM EPS	23.4	x	24.4	x
Calendar 2005E EPS	22.0		22.0
Calendar 2006E EPS	19.5		19.4
      Based upon the multiples derived from this analysis, SS&C’s historical results and publicly available research analyst estimates of SS&C’s projected results, SunTrust Robinson Humphrey calculated a range of implied equity values for SS&C between $15.15 and $27.25 per share, with an average equity value of $22.46 per share, based on the group of securities data processing companies, and between $14.36 and $27.17 per share, with an average equity value of $21.65 per share, based on all of the selected publicly traded reference companies.
      Based upon the multiples derived from this analysis, SS&C’s historical results and estimates of SS&C’s projected results provided by SS&C, SunTrust Robinson Humphrey calculated a range of implied equity values for SS&C between $15.15 and $37.15 per share, with an average equity value of $25.40 per share, based on the group of securities data processing companies, and between $14.36 and $37.05 per share, with an average equity value of $24.46 per share, based on all of the selected publicly traded reference companies.
      SunTrust Robinson Humphrey noted that none of the companies used in the market analysis of selected publicly traded reference companies was identical to SS&C and that, accordingly, the analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly traded reference companies.

Analysis of Selected Merger and Acquisition Reference Transactions
      SunTrust Robinson Humphrey reviewed and analyzed the consideration paid and implied transaction multiples in 42 selected completed and pending mergers and acquisitions since December 1999 that SunTrust Robinson Humphrey deemed relevant. SunTrust Robinson Humphrey analyzed transactions it deemed relevant based primarily on the comparability of the industry of the target company to SS&C’s industry.
      For the selected transactions, SunTrust Robinson Humphrey analyzed, among other things, firm value as a multiple of LTM and projected next twelve month, or NTM, revenues; LTM and NTM EBITDA; and LTM and NTM EBIT. SunTrust Robinson Humphrey also analyzed equity value as a multiple of LTM and NTM net income. LTM and NTM revenues, EBITDA, EBIT and net income values were based on historical and projected financial information available in public filings of the acquirer and/or target companies related to the selected transactions. The following table sets forth the multiples indicated by this analysis:

	Average of
	Reference
	Transactions

Firm Value to:
LTM Revenues	2.2	x
NTM Revenues	2.1
LTM EBITDA	11.1	x
NTM EBITDA	9.8
LTM EBIT	15.3	x
NTM EBIT	12.4

	Average of
	Reference
	Transactions

Equity Value to:
LTM Net Income	24.3	x
NTM Net Income	23.8
      Based upon the multiples derived from this analysis, SS&C’s historical results and publicly available research analyst estimates of SS&C’s projected results, SunTrust Robinson Humphrey calculated a range of implied equity values for SS&C between $8.91 and $25.98 per share, with an average equity value of $18.33 per share, based on all of the reference transactions.
      Based upon the multiples derived from this analysis, SS&C’s historical results and estimates of SS&C’s projected results provided by SS&C, SunTrust Robinson Humphrey calculated a range of implied equity values for SS&C between $8.91 and $28.09 per share, with an average equity value of $19.04 per share, based on all of the reference transactions.
      SunTrust Robinson Humphrey noted that no transaction considered in the analysis of selected merger and acquisition reference transactions is identical to the merger. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.

Discounted Cash Flow Analysis
      SunTrust Robinson Humphrey performed a discounted cash flow analysis of SS&C based upon projections provided by SS&C for the years ending December 31, 2005 through 2010 to estimate the net present equity value per share of SS&C. SunTrust Robinson Humphrey calculated a range of net present firm values for SS&C based on its free cash flow (EBITDA minus capital expenditures and increases in working capital plus decreases in working capital) over the projected time period using a weighted average cost of capital for SS&C ranging between 14% to 16% and terminal value multiples of 2010E EBITDA ranging from 9.0x to 12.0x. SunTrust Robinson Humphrey developed its weighted average cost of capital assumptions based on an analysis of SS&C’s weighted average cost of capital prior to the transaction. SunTrust Robinson Humphrey developed its terminal value multiple assumptions based on its analysis of selected mergers and acquisitions reference transactions discussed above. The analysis indicated the following per share equity valuations of SS&C:

	Discounted Present Value of
	Equity per Share

Discount Rate	9.0x	10.0x	11.0x	12.0x

14.0%	$34.56	$37.33	$40.09	$42.86
14.5%	$33.81	$36.51	$39.21	$41.91
15.0%	$33.09	$35.72	$38.36	$40.99
15.5%	$32.38	$34.95	$37.52	$40.09
16.0%	$31.69	$34.20	$36.71	$39.22

Premiums Paid Analysis
      SunTrust Robinson Humphrey analyzed the transaction premiums paid in all merger and acquisition transactions of publicly traded companies in the United States with transaction values between $500 million and $1.5 billion, effected since January 1, 2005, based on the target company’s stock price one day, five days and 30 days prior to public announcement of the transaction. Additionally, SunTrust Robinson Humphrey analyzed the transaction premiums paid in all going private transactions of publicly traded companies in the United States with transaction values in excess of $100 million, effected since January 1, 2004, based on the target company’s stock price one day, seven days and 30 days prior to public announcement of the transaction. SunTrust Robinson Humphrey considered but did not incorporate more restrictive parameters in developing its list of transactions for the premiums paid analysis because more restrictive parameters did not produce a number of data points that SunTrust Robinson Humphrey deemed sufficient. This analysis indicated the following premiums paid in the selected transactions:

	Purchase Price Premium
	Prior to Announcement

	1 Day	5 Days	30 Days

Median Premium for All Transactions	17.0%	17.5%	24.5%

	Purchase Price Premium
	Prior to Announcement

	1 Day	7 Days	30 Days

Median Premium for Going Private Transactions	20.6%	20.4%	24.8%
      Based upon the premiums paid analysis and an announcement date of July 28, 2005, SunTrust Robinson Humphrey calculated a range of implied equity values for SS&C between $37.36 and $39.27 per share, with an average implied equity value of $38.41 per share, based on the median premium paid for all transactions, and $37.44 and $40.92 per share, with an average implied equity value of $39.38 per share, based on the median premium paid for going private transactions.

Summary Valuation Analysis

	Low	Mean	High

Market Analysis of Selected Publicly Traded Reference Companies:
Based on Research Consensus Estimates[1]
Securities Data and Processing Companies	$15.15	$22.46	$27.25
All Companies	$14.36	$21.65	$27.17
Based on SS&C’s Estimates[2]
Securities Data and Processing Companies	$15.15	$25.40	$37.15
All Companies	$14.36	$24.46	$37.05
Analysis of Selected Merger and Acquisition Reference Transactions:
Based on Research Consensus Estimates[1]	$8.91	$18.33	$25.98
Based on SS&C’s Estimates[2]	$8.91	$19.04	$28.09
Discounted Cash Flow Analysis:[2]	$31.69	$37.06	$42.86
Premiums Paid Analysis:
Based on All Public Merger and Acquisition Transactions	$37.36	$38.41	$39.27
Based on Going Private Transactions	$37.44	$39.38	$40.92

[1] Based on publicly available research analyst estimates.
[2] Based on estimates provided by SS&C.

Other Factors and Analyses
      SunTrust Robinson Humphrey took into consideration various other factors and analyses, including: historical market prices and trading volumes for SS&C’s common stock; movements in the common stock of selected publicly traded companies; movements in the S&P 500 Index and the NASDAQ Composite Index; and analysis of the weighted average cost of capital of SS&C.

Information Regarding SunTrust Robinson Humphrey
      The independent committee selected SunTrust Robinson Humphrey to act as its financial advisor and render a fairness opinion regarding the merger because SunTrust Robinson Humphrey is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and because it is familiar with SS&C, its business and its industry. SunTrust Robinson Humphrey has from time to time rendered investment banking, financial advisory and other services to SS&C for which it has received customary compensation. SunTrust Robinson Humphrey is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.
      Pursuant to a letter agreement dated July 7, 2005, SS&C has agreed to pay SunTrust Robinson Humphrey an opinion fee of $400,000, which was payable upon delivery of the fairness opinion. In addition, SS&C has agreed to pay SunTrust Robinson Humphrey a financial advisory fee of $100,000 no later than the closing of the merger with Sunshine Acquisition Co. If a sale occurs to any party other than Sunshine Acquisition Corporation, SS&C has agreed to pay SunTrust Robinson Humphrey a financial advisory fee no later than the closing of the merger, equal to 0.35% of the aggregate consideration to be received pursuant to the merger. The fees paid or payable to SunTrust Robinson Humphrey are not contingent upon the contents of the opinion delivered. In addition, SS&C has agreed to reimburse SunTrust Robinson Humphrey for its reasonable out-of-pocket expenses, subject to certain limitations, and to indemnify SunTrust Robinson Humphrey and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under federal securities laws.
      SunTrust Robinson Humphrey served as a co-manager on SS&C’s public equity offering that priced on June 3, 2004 and received an underwriting discount of approximately $480,000 in connection with such offering. In the ordinary course of its business, SunTrust Robinson Humphrey may actively trade in the securities of SS&C for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, SunTrust Robinson Humphrey and its affiliates (including SunTrust Banks, Inc. and its subsidiaries) may have other financing and business relationships with SS&C in the ordinary course of business.
Position of William C. Stone as to Fairness
      Mr. Stone has interests in the merger different from, and in addition to, the other stockholders of SS&C. These interests are described under “Special Factors — Interests of Certain Persons in the Merger.”
      Mr. Stone did not undertake a formal evaluation of the fairness of the merger or engage a financial advisor for such purposes. However, Mr. Stone believes that the merger agreement and the merger are substantively and procedurally fair to our stockholders (other than Mr. Stone and the executive officers) and has adopted the analyses and conclusions of the independent committee and our board of directors based upon the reasonableness of those analyses and conclusions and his knowledge of SS&C, as well as the factors considered by, and the findings of, the independent committee and our board of directors with respect to the fairness of the merger to the stockholders (other than Mr. Stone and the executive officers) (see “Special Factors — Reasons for the Merger and Recommendation of the Independent Committee and the Board of Directors”). Because of Mr. Stone’s differing interests in the merger, he was not appointed to the independent committee and did not participate in the independent committee’s evaluation of the merger agreement and the merger. For these reasons and because the majority of the key terms of the merger were preliminarily agreed to before he finalized the terms of his participation in the merger with Sunshine Acquisition Corporation, Mr. Stone does not believe that his interests in the merger influenced the decision of the independent committee with respect to the merger agreement or the merger. Although the adoption of the merger agreement does not require the approval of the holders of at least a majority of our shares held by unaffiliated stockholders, Mr. Stone believes the merger agreement and merger are procedurally fair to unaffiliated stockholders primarily due to the establishment of the independent committee and the authorization of the independent committee to negotiate and evaluate, and seek independent legal and financial advice with respect to, the merger agreement and the merger.

      The foregoing discussion of the information and factors considered and given weight by Mr. Stone in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by Mr. Stone. Mr. Stone did not find it practical to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching his position as to the fairness of the merger agreement and the merger. Mr. Stone believes that these factors provide a reasonable basis for his belief that the merger is fair to our stockholders (other than Mr. Stone and the executive officers).
Position of Sunshine Acquisition Corporation and Merger Co as to Fairness
      Under a potential interpretation of the Exchange Act rules governing “going private” transactions, each of Sunshine Acquisition Corporation and Merger Co may be deemed to be an affiliate of SS&C. Sunshine Acquisition Corporation and Merger Co are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The position of Sunshine Acquisition Corporation and Merger Co as to the fairness of the merger is not a recommendation to any stockholder as to how the stockholder should vote on the merger.
      None of Sunshine Acquisition Corporation or Merger Co participated in the deliberations of SS&C’s board of directors or its independent committee regarding, or received advice from SS&C’s legal or financial advisors as to, the substantive and procedural fairness of the merger, nor did Sunshine Acquisition Corporation or Merger Co undertake any independent evaluation of the fairness of the merger or engage a financial advisor for these purposes. However, Sunshine Acquisition Corporation and Merger Co believe that the merger agreement and the merger are substantively and procedurally fair to SS&C’s stockholders (other than Mr. Stone and the executive officers). In particular, Sunshine Acquisition Corporation and Merger Co considered the following material positive factors:

•	the fact that the $37.25 per share price to be paid as the consideration in the merger represents premiums of approximately 31.8% to the average closing price of SS&C’s common stock for the 90 trading days prior to the announcement of the transaction, approximately 21.4% to the average closing price of SS&C’s common stock for the 60 trading days prior to announcement, approximately 15.7% to the average closing price of SS&C’s common stock for the 30 trading days prior to announcement, and approximately 12.9% to the closing price of SS&C’s common stock on the day immediately prior to announcement;

•	the fact that the $37.25 per share merger consideration and other terms and conditions of the merger agreement resulted from extensive negotiations between the parties;

•	the value of the consideration to be received by SS&C’s stockholders (other than Mr. Stone) pursuant to the merger agreement, as well as the fact that the stockholders (other than Mr. Stone and the executive officers) will receive the consideration in cash, which provides certainty of value to SS&C’s stockholders;

•	the fact that SS&C’s board of directors received the opinion of SunTrust Robinson Humphrey to the effect that, as of July 28, 2005, the merger consideration of $37.25 in cash per share to be received by SS&C’s stockholders (other than Sunshine Acquisition Corporation, Merger Co or any affiliate of Sunshine Acquisition Corporation) pursuant to the merger agreement was fair to such stockholders from a financial point of view;

•	the fact that, the cash merger price of $37.25 per share represents a premium of approximately 31.8% over the highest purchase price that SS&C paid in purchases of SS&C’s common stock during the past ten years, as described under “— Transactions in Shares of Common Stock”;

•	the fact that the independent committee unanimously determined that the merger agreement, the voting agreement and the contribution and subscription agreement and the merger are fair to and in the best interests of our stockholders (other than Mr. Stone and the executive officers); and

•	the fact that SS&C’s board of directors unanimously approved and determined the merger agreement, the voting agreement and the contribution and subscription agreement advisable and declared that the merger agreement, the voting agreement and the contribution and subscription agreement and the merger are fair to, and in the best interests of SS&C and the stockholders (other than Mr. Stone and the executive officers).
      In addition, Sunshine Acquisition Corporation and Merger Co considered a variety of risks and other material countervailing factors concerning the merger and the merger agreement, including the following:

•	the risk that the merger might not be completed in a timely manner or at all, including the fact that the obligation of Sunshine Acquisition Corporation and Merger Co to complete the merger is conditioned upon the receipt of proceeds of the debt financing on the terms set forth in the commitment letter with Sunshine Acquisition Corporation and Merger Co, as discussed below in “— Financing,” and that Sunshine Acquisition Corporation and Merger Co may not be able to secure financing for a variety of reasons, including reasons beyond the control of Sunshine Acquisition Corporation and Merger Co;

•	the risks and costs to SS&C if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on SS&C’s business relationships and clients;

•	the fact that SS&C would no longer exist as an independent, publicly traded company and SS&C’s stockholders (other than Mr. Stone and the executive officers) would no longer participate in any of the future earnings or growth of SS&C and would not benefit from any appreciation in value of SS&C;

•	the fact that gains from an all-cash transaction would be taxable to SS&C’s stockholders for U.S. federal income tax purposes; and

•	the interests of SS&C’s directors and executive officers in the merger described below under “— Interests of Certain Persons in the Merger.”
      Based on information provided by SS&C, Sunshine Acquisition Corporation and Merger Co believe that sufficient procedural safeguards were and are present to ensure the fairness of the merger to SS&C’s stockholders (other than Mr. Stone and the executive officers). These procedural safeguards identified by SS&C include the following:

•	the fact that an independent committee of the board of directors was established and that the independent committee hired its own financial and legal advisors to advise the independent committee with respect to the merger agreement and related transactions;

•	the fact that none of the members of the independent committee will receive any consideration in connection with the merger that is different from that received by any other stockholders (other than Mr. Stone and the executive officers);

•	the fact that the independent committee negotiated the terms of the merger agreement, including the amount of the merger consideration;

•	the fact that the independent committee made its evaluation of the merger agreement, the voting agreement, the contribution agreement and the merger based upon the factors discussed in this proxy statement, independent of Mr. Stone, and with knowledge of the interests of Mr. Stone in the merger;

•	the fact that the opinion of SunTrust Robinson Humphrey addresses the fairness, from a financial point of view, of the merger consideration to be received by the holders of SS&C’s common stock other than Sunshine Acquisition Corporation, Merger Co or any affiliate of Sunshine Acquisition Corporation;

•	the fact that SS&C is permitted under certain circumstances to respond to inquiries regarding acquisition proposals and to terminate the merger agreement in order to complete a superior proposal upon payment of a $30 million termination fee; and

•	the fact that under Delaware law, SS&C’s stockholders have the right to demand appraisal of their shares.
      The foregoing discussion of the information and factors considered and given weight by Sunshine Acquisition Corporation and Merger Co in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive. However, neither Sunshine Acquisition Corporation nor Merger Co found it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their respective positions as to the fairness of the merger agreement and the merger. Each of Sunshine Acquisition Corporation and Merger Co believes that these factors provide a reasonable basis for its belief that the merger agreement and the merger are fair to SS&C’s stockholders (other than Mr. Stone and the executive officers). This belief should not, however, be construed in any way as a recommendation to any stockholder of SS&C as to whether such stockholder should vote in favor of the adoption of the merger agreement. Sunshine Acquisition Corporation and Merger Co do not make any recommendation as to how the stockholders of SS&C should vote their shares relating to the merger.
      While Sunshine Acquisition Corporation and Merger Co believe that the merger is substantively and procedurally fair to SS&C’s stockholders (other than Mr. Stone and the executive officers), Sunshine Acquisition Corporation and Merger Co attempted to negotiate the terms of a transaction that would be most favorable to them, and not to SS&C’s stockholders. Accordingly, Sunshine Acquisition Corporation and Merger Co did not negotiate the merger agreement, the voting agreement or the contribution and subscription agreement with the goal of obtaining terms that were fair to SS&C’s stockholders. Instead, Sunshine Acquisition Corporation and Merger Co negotiated the merger agreement, the voting agreement and the contribution and subscription agreement with an objective that is potentially in conflict with the goal of obtaining a transaction that is fair to SS&C’s stockholders.
Purposes, Reasons and Plans for SS&C After the Merger
      The purpose of the merger for SS&C is to enable its stockholders (other than Mr. Stone and the executive officers) to immediately realize the value of their investment in SS&C through their receipt of the per share merger price of $37.25 in cash, representing a 15.7% premium over the average closing price of SS&C’s common stock for the 30 trading days prior to July 28, 2005, the date of announcement of the transaction. In this respect, the independent committee and our board believed that the merger was more favorable to such stockholders than any other alternative reasonably available to SS&C and its stockholders because of the uncertain returns to such stockholders in light of SS&C’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, and general industry, economic and market conditions, both on a historical and on a prospective basis. For these reasons, and the reasons discussed under the section entitled “Reasons for the Merger and Recommendation of the Independent Committee and the Board of Directors,” the independent committee has determined that the merger agreement, the voting agreement and the contribution and subscription agreement and the merger upon the terms and conditions set forth in the merger agreement, are fair to and in the best interests of our stockholders (other than Mr. Stone and the executive officers) and our board of directors has determined that the merger agreement, the voting agreement and the contribution and subscription agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to and in the best interests of SS&C and its stockholders (other than Mr. Stone and the executive officers).
      For Sunshine Acquisition Corporation and Merger Co, the purpose of the merger is to allow their investors to own SS&C and to bear the rewards and risks of such ownership after SS&C’s common stock ceases to be publicly traded. The transaction has been structured as a cash merger in order to provide the stockholders (other than Mr. Stone and the executive officers) of SS&C with cash for all of their shares and to provide a prompt and orderly transfer of ownership of SS&C in a single step, without the necessity of financing separate purchases of SS&C’s common stock in a tender offer or implementing a second-step merger to acquire any shares of SS&C common stock not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.
      It is expected that, upon consummation of the merger, the operations of SS&C will be conducted substantially as they currently are being conducted except that SS&C will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with having publicly traded equity securities, including costs associated with the preparation of proxy statements for filing with the SEC as well as compliance with certain of the provisions of the Sarbanes-Oxley Act of 2002. For example, we incurred approximately $557,000 for certain of our direct costs associated with having publicly traded equity securities for the year ended December 31, 2004, including: accounting fees related to Sarbanes-Oxley compliance; legal fees and expenses; annual meeting fees, including printing costs; earnings releases and related conference calls and web casts; NASDAQ fees; and the costs of our whistleblower reporting service. Sunshine Acquisition Corporation has advised SS&C that it does not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving SS&C’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets, although Sunshine Acquisition Corporation does expect to complete an internal restructuring of SS&C and its subsidiaries, in which SS&C will retain the same ultimate ownership of its operating subsidiaries. We expect, however, that following the merger, SS&C’s management and Sunshine Acquisition Corporation will evaluate and review SS&C’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of SS&C. Sunshine Acquisition Corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.
Certain Effects of the Merger
      If the merger agreement is adopted by SS&C’s stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Co will be merged with and into SS&C, with SS&C being the surviving corporation. Following the merger, the entire equity in SS&C will be held by Sunshine Acquisition Corporation, which will be owned by the Carlyle Funds and Mr. Stone. If the merger is completed, SS&C’s stockholders (other than Mr. Stone and the executive officers) will have no interest in SS&C’s net book value or net earnings.
      When the merger is completed, each share of SS&C common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury, shares owned by Sunshine Acquisition Corporation, Merger Co, any direct or indirect wholly owned subsidiary of SS&C, Merger Co or Sunshine Acquisition Corporation or shares held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $37.25 in cash. The merger agreement provides that immediately prior to the effective time of the merger, all outstanding options to purchase shares of SS&C common stock will become fully vested and immediately exercisable. The merger agreement also provides that all outstanding options to acquire SS&C common stock (other than options held by (i) non-employee directors, (ii) certain individuals identified by us and Sunshine Acquisition Corporation and (iii) individuals who hold options that are, in the aggregate, exercisable for fewer than 100 shares of our common stock) will be assumed by Sunshine Acquisition Corporation and converted into options to acquire Sunshine Acquisition Corporation common stock. Each outstanding option to purchase shares of our common stock held by (i) non-employee directors, (ii) certain individuals identified by us and Sunshine Acquisition Corporation and (iii) individuals who hold options that are, in the aggregate, exercisable for fewer than 100 shares of our common stock will be cancelled in exchange for an amount in cash (without interest), equal to the product of (1) the total number of shares of SS&C common stock subject to the option multiplied by (2) the excess, if any, of $37.25 over the exercise price per share of SS&C common stock under such option, less any applicable withholding taxes.

      The merger agreement further provides that all outstanding warrants, except for certain scheduled warrants, to acquire SS&C common stock will be cancelled in exchange for an amount in cash (without interest) equal to the product of (1) the total number of shares of SS&C common stock subject to the warrant multiplied by (2) the excess, if any, of $37.25 over the exercise price per share of SS&C common stock under such warrant, less any applicable withholding taxes.
      SS&C’s common stock is currently registered under the Exchange Act and is quoted on The NASDAQ National Market under the symbol “SSNC.” As a result of the merger, SS&C will be a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on The NASDAQ National Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to SS&C. After the effective time of the merger, SS&C will also no longer be required to file periodic reports with the SEC on account of its common stock.
      At the effective time of the merger, the directors of Merger Co will become the directors of the surviving corporation and the officers of the surviving corporation will be the current officers of SS&C. The certificate of incorporation of SS&C will be amended to read in its entirety as set forth in Exhibit A to Annex A of this proxy statement. The bylaws of Merger Co in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.
      At the effective time of the merger, current SS&C stockholders (other than Mr. Stone and the executive officers) will cease to have ownership interests in SS&C or rights as SS&C stockholders. Therefore, such current stockholders of SS&C (other than Mr. Stone and the executive officers) will not participate in any future earnings or growth of SS&C and will not benefit from any appreciation in value of SS&C.
      The benefit of the merger to our stockholders (other than Mr. Stone) is the right to receive $37.25 in cash per share, without interest and less any applicable withholding taxes, for their shares of SS&C common stock. The detriments of the merger to our stockholders are that our stockholders, other than Mr. Stone and the executive officers, will cease to participate in our future earnings and growth, if any, and that the receipt of the cash payment by our stockholders for their shares will be a taxable transaction for federal income tax purposes. See the section entitled “Material U.S. Federal Income Tax Consequences.”
      In connection with the merger, Mr. Stone will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of SS&C stockholders generally. These incremental benefits include the right and obligation of Mr. Stone to make an agreed upon equity investment in SS&C by exchanging a portion of his SS&C shares and all of his options to purchase SS&C shares for approximately 31% of the outstanding fully diluted equity of Sunshine Acquisition Corporation. This equity will be illiquid. Additional incremental benefits include the fact that Mr. Stone intends to enter into a new long-term employment agreement with Sunshine Acquisition Corporation, that will become effective at the effective time of the merger, pursuant to which, among other things, Mr. Stone will be continuing as the chief executive officer of the surviving corporation. In addition, Carlyle, Mr. Stone and Sunshine Acquisition Corporation expect to enter a management agreement at or following the closing of the merger, pursuant to which Sunshine Acquisition Corporation will pay (i) Carlyle a fee for certain services provided by Carlyle to Sunshine Acquisition Corporation in connection with the merger and financing of the transaction and (ii) Mr. Stone a fee in consideration of his commitment to contribute equity to Sunshine Acquisition Corporation pursuant to the contribution and subscription agreement and as consideration for Mr. Stone’s agreement to enter into the new long-term employment agreement, including the non-competition provisions therein. These fees will be paid to Mr. Stone and Carlyle on a pro rata basis based on their respective ownership of Sunshine

Acquisition Corporation following the consummation of the merger. See “— Interests of Certain Persons in the Merger.”
      The executive officers, other than Mr. Stone, will, in connection with the merger, receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of SS&C stockholders generally. These incremental benefits include the fact that all options held by the executive officers that are outstanding immediately prior to the effective time of the merger will vest and be assumed by Sunshine Acquisition Corporation and converted into options to purchase shares of common stock of Sunshine Acquisition Corporation. These assumed options and the shares underlying such options will be illiquid. Additional incremental benefits include the fact that the executive officers will be continuing as executive officers of the surviving corporation. In addition, unless amended prior to closing, the employment agreement of Mr. Milne will remain in effect following the merger.
      The detriments to Mr. Stone and the executive officers include the lack of liquidity for Sunshine Acquisition Corporation’s capital stock following the merger, the risk that Sunshine Acquisition Corporation will decrease in value following the merger, the incurrence by it of significant additional debt as described below under the section entitled “— Financing” and the payment by it of approximately $30 million in estimated fees and expenses related to the merger and the related financing transactions.
      The table below sets forth the direct and indirect interests in SS&C’s net book value and net earnings of each of the executive officers prior to and immediately after the merger based upon the net book value and net earnings of SS&C as of and for the year ended December 31, 2004.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)

	Net Book Value		Earnings		Net Book Value		Earnings

	$ in		$ in		$ in		$ in
Name	Thousands	%	Thousands	%	Thousands	%	Thousands	%

William C. Stone	41,302	26.5%	5,030	26.5%	48,545	31.1%	5,912	31.1%
Normand A. Boulanger	1,513	1.0%	184	1.0%	2,810	1.8%	342	1.8%
Patrick J. Pedonti	540	0.3%	66	0.3%	937	0.6%	114	0.6%
Stephen V.R. Whitman	186	0.1%	23	0.1%	468	0.3%	57	0.3%
Kevin Milne	78	0.0%	9	0.0%	156	0.1%	19	0.1%

(1)	Based upon beneficial ownership as of July 31, 2005.

(2)	Assumes no options to purchase our common stock held by the executive officers are exercised prior to the effective time of the merger.
Effects on SS&C if the Merger is Not Completed
      In the event that the merger agreement is not adopted by SS&C’s stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, SS&C will remain an independent public company and its common stock will continue to be listed and traded on The NASDAQ National Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that SS&C stockholders will continue to be subject to the same risks and opportunities as they currently are, and general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your SS&C shares. From time to time, SS&C’s board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of SS&C, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by SS&C’s stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to SS&C will be offered, or that the business, prospects or results of operations of SS&C will not be adversely impacted. If the merger agreement is terminated under certain circumstances, we will be obligated to pay a termination fee of $30 million at the direction of Sunshine Acquisition Corporation.
Delisting and Deregistration of SS&C Common Stock
      If the merger is completed, SS&C common stock will be delisted from The NASDAQ National Market and deregistered under the Exchange Act. After the effective time of the merger, SS&C will also no longer be required to file periodic reports with the SEC on account of its common stock.
Financing

Equity Financing
      Sunshine Acquisition Corporation has received an equity commitment letter dated July 28, 2005 from the Carlyle Funds, pursuant to which the Carlyle Funds have agreed to capitalize Sunshine Acquisition Corporation with an aggregate equity contribution of up to $380 million.
      The commitment of the Carlyle Funds to make the equity contribution is subject to (1) the satisfaction of the obligations of William C. Stone set forth in the contribution and subscription agreement, dated July 28, 2005, by and between Mr. Stone and Sunshine Acquisition Corporation and the receipt by Sunshine Acquisition Corporation of the contribution of Mr. Stone pursuant to the contribution and subscription agreement and (2) the satisfaction of all conditions for the benefit of Sunshine Acquisition Corporation set forth in the merger agreement.

Debt Financing
      Sunshine Acquisition Corporation and Merger Co have received a debt commitment letter, dated as of July 28, 2005, from the Debt Financing Sources to provide the following, subject to the conditions set forth therein:

•	up to $350 million of senior secured credit facilities for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of SS&C and its subsidiaries, paying fees and expenses incurred in connection with the merger and providing ongoing working capital and for other general corporate purposes of the surviving corporation and its subsidiaries;

•	up to $205 million of unsecured senior subordinated loans under a bridge facility, for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of SS&C and its subsidiaries and paying fees and expenses incurred in connection with the merger;
The debt commitments expire on January 31, 2006. The documentation governing the senior secured credit facilities and the bridge facility has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement. Except as described herein, there is no current plan or arrangement to finance or repay the debt financing arrangements.

Conditions Precedent to the Debt Commitments
      The availability of the senior secured credit facilities and the bridge facility are subject to, among other things, the following conditions precedent:

•	the satisfaction of conditions corresponding to the “company material adverse effect” condition in the merger agreement;

•	the consummation of the merger in accordance with the merger agreement (and no provision thereof being waived or modified in a manner material and adverse to the lenders without the consent of the JPMorgan and Wachovia Capital Markets);

•	the refinancing of certain existing indebtedness of SS&C and its subsidiaries concurrently with the funding of the senior secured credit facilities;

•	the borrower having received cash and common equity investments from the Carlyle Funds and one or more other investors and having received the rollover equity of William C. Stone, which together comprise not less than 45% of the pro forma capitalization of the borrower following the merger;

•	the delivery to the arrangers of copies of certain financial statements, including pro forma financial statements and projections;

•	the receipt and effectiveness prior to the funding of the senior secured credit facilities of all material governmental and stockholder approvals and consents necessary to consummate the merger and the financing thereof;

•	the payment of required fees and expenses;

•	the negotiation, execution and delivery of satisfactory definitive documentation and the delivery of certain other customary certificates and documents;

•	in the case of the senior secured credit facilities, the receipt of gross proceeds of at least $205 million from the concurrent funding of the bridge facility or the concurrent issuance of the senior subordinated notes described below, and, in the case of the bridge facility, the receipt of gross proceeds of at least $275 million from the concurrent funding of the senior secured credit facilities; and

•	in the case of the bridge facility, the receipt, by the arrangers, no later than 10 business days prior to the anticipated pricing date for the senior subordinated notes described below, of a complete printed preliminary prospectus or preliminary offering memorandum suitable for use in a customary high-yield road show relating to the issuance of the senior subordinated notes.

Senior Secured Credit Facilities
      General. The borrower under the senior secured credit facilities will be the surviving corporation. The senior secured credit facilities will consist of a $75 million revolving credit facility with a term of six years and a $275 million term loan facility with a term of seven years. If certain potential acquisitions have not been consummated prior to the initial funding of the senior secured credit facilities, the availability under the term loan facility will be reduced. Up to $75 million of the term loan facility and up to $10 million of the revolving credit facility will be available to a Canadian subsidiary of the borrower, in the case of the term loan facility, and to the borrower, in the case of the revolving credit facility, in Canadian dollars. The revolving credit facility will include sublimits for the issuance of letters of credit and swingline loans. In addition, following the closing date, the borrower will be entitled to incur additional term loans under a new term loan facility, which may be included in the senior secured credit facilities, in an amount of up to $100 million, subject to certain conditions, including that no default or event of default shall exist immediately prior or after giving effect to such incurrence and that no lender under the senior secured credit facilities will be required to provide such additional term loans. No alternative financing arrangements or alternative financing plans have been made to provide financing in lieu of the senior secured credit facilities in the event that the senior secured credit facilities are not available as anticipated.
      JPMorgan and Wachovia Capital Markets have been appointed as co-lead arrangers and joint bookrunners for the senior secured credit facilities. JPMCB will be the sole administrative agent, Wachovia Bank will be syndication agent and Bank of America will be documentation agent for the senior secured credit facilities. In addition, additional agents or co-agents for the senior secured credit facilities may be appointed prior to completion of the merger.
      Interest Rate and Fees. At the borrower’s option, loans under the senior secured credit facilities will bear interest based on either LIBOR (the London interbank offered rate) or ABR (a rate equal to the higher of (1) the prime commercial lending rate of JPMCB and (2) the federal funds effective rate plus 0.50%) plus, in each case, an applicable margin. Assuming that the borrower’s senior implied ratings from Moody’s Investors Service or corporate ratings from Standard & Poor’s Ratings Group at the initial funding of the senior secured credit facilities are at least B1 or B+, respectively (in each case with no negative outlook), the applicable margin in respect of the loans under the senior secured credit facilities is expected to be:

•	2.50% in the case of LIBOR loans and

•	1.50% in the case of ABR loans
After the surviving corporation’s delivery of financial statements for the first full fiscal quarter ending after the effective date of the merger, the applicable margins will be subject to decrease pursuant to a leverage-based pricing grid.
      In addition, the borrower will pay customary commitment fees (subject to decreases based on leverage), letter of credit fees and agency fees under the senior secured credit facilities. Upon the initial funding of the senior secured credit facilities, Merger Co has also agreed to pay an underwriting fee to the Debt Financing Sources.
      Prepayments and Amortization. The borrower will be permitted to make voluntary prepayments at any time, without premium or penalty, and will be required to make mandatory prepayments with (1) net cash proceeds of non-ordinary course asset sales (subject to reinvestment rights and other exceptions), (2) issuances of debt (other than permitted debt and other exceptions), (3) the net proceeds from any near-term tax refunds to the extent resulting from the redemption of stock options in connection with the merger (subject to certain limitations), and (4) a percentage of the surviving corporation’s excess cash flow. In the case of non-ordinary course asset sales, the borrower will also be required to reduce the available commitments under the revolving credit facility to the extent all outstanding term loans and revolving loans have been repaid. The term loans are expected to be repaid in equal quarterly installments on the last day of each March, June, September and December, commencing with the first such date to occur after the closing of the senior credit facilities, in an aggregate annual amount equal to 1% of the original principal amount thereof, with the balance payable on the final maturity date of the term loans.
      Guarantors. All obligations under the senior secured credit facilities will be guaranteed by Sunshine Acquisition Corporation and each of the existing and future direct and indirect, wholly owned domestic subsidiaries of the surviving corporation.
      Security. The obligations of the borrower and the guarantors under the senior secured credit facilities will be secured, subject to permitted liens and other agreed upon exceptions, by all the capital stock of the surviving corporation and its subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of such subsidiaries) and substantially all present and future assets of Sunshine Acquisition Corporation, the surviving corporation and each other guarantor except, in the case of any foreign subsidiary, to the extent such pledge or security interest would be prohibited by applicable law, would result in materially adverse tax consequences, or the associated costs of which are excessive in relation to the benefit of such pledge or security interest. The security required to be provided prior to the initial funding of the senior secured credit facilities will be subject to customary exceptions for completion following the closing date of steps not practicable to be completed prior to such time.
      Other Terms. The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, capital expenditures, liens and dividends and other distributions and a minimum interest coverage ratio and a maximum total leverage ratio. The senior secured credit facilities will also include customary events of defaults, including a change of control to be defined.

High-Yield Debt Financing
      The surviving corporation is expected to issue up to $205 million aggregate principal amount of senior subordinated notes. The issuance of the senior subordinated notes will not be registered under the Securities Act of 1933 and may not be offered in the United States absent registration or an applicable exemption from registration requirements. The surviving corporation is expected to offer the notes to

“qualified institutional buyers,” as defined in Rule 144A under the Securities Act and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act.
      Wachovia Capital Markets, JPMorgan and BAS have been appointed as joint bookrunning managers for the offering of the senior subordinated notes.

Bridge Facility
      If the offering of senior subordinated notes by the surviving corporation is not completed on or prior to the closing of the merger, the Debt Financing Sources have committed to provide up to $205 million in loans under an unsecured senior subordinated bridge facility to the surviving corporation. If the bridge loans are not paid in full on or before the first anniversary of the merger, the holders of the outstanding bridge loans may choose to exchange such loans for exchange notes that the surviving corporation could be required to register for public sale under a registration statement in compliance with applicable securities laws. The maturity of any bridge loans that are not exchanged for exchange notes will be automatically extended to the eighth anniversary of the closing of the merger and any exchange notes will mature on the eighth anniversary of the closing date.
      Wachovia Capital Markets, JPMorgan and Banc of America Bridge have been appointed as joint bookrunners for the senior subordinated bridge facility.
Guarantee; Damages
      In connection with the merger agreement, Carlyle Partners IV, L.P., has agreed to guarantee the due and punctual observance, performance and discharge of certain payment obligations of Sunshine Acquisition Corporation, including its termination fee obligation, under the merger agreement. The maximum liability of Carlyle Partners IV, L.P., directly or indirectly, is limited to the express obligation of Carlyle Partners IV, L.P., as specified in the guarantee agreement.
      We have agreed in the merger agreement that, to the extent we incur losses or damages in connection with the merger agreement, the maximum aggregate liability of Sunshine Acquisition Corporation and Merger Co for any such losses or damages is $30 million.
Interests of Certain Persons in the Merger
      In considering the recommendation of the independent committee and our board with respect to the merger agreement, holders of shares of our common stock should be aware that our executive officers and one member of our board (Mr. Stone) have interests in the merger that are different from, and/or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our directors (excluding Mr. Stone) are independent of and have no economic interest or expectancy of an economic interest in Sunshine Acquisition Corporation or its affiliates, and will not retain an economic interest in the surviving corporation following the merger. These directors (excluding Mr. Stone) evaluated the merger agreement and whether the merger is in the best interests of our stockholders (other than Mr. Stone and the executive officers). The independent committee and our board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions including the decision of our board to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.
      Representatives of Carlyle indicated in their discussions regarding the transaction that they would not proceed with the transaction unless Mr. Stone made significant investments in the surviving corporation. Accordingly, Mr. Stone has entered into the contribution and subscription agreement described below. Mr. Stone has agreed, among other things, to contribute to Sunshine Acquisition Corporation shares of common stock of SS&C and options to purchase shares of common stock of SS&C having a value of $165 million in exchange for equity interests in the surviving corporation.

Mr. Stone’s New Employment Agreement
      Sunshine Acquisition Corporation and Mr. Stone intend to enter into an employment agreement that will become effective at the effective time of the merger. The new agreement will supersede his current employment agreement with SS&C and will provide for the employment of Mr. Stone as the chief executive officer of Sunshine Acquisition Corporation and SS&C. The new agreement will have an initial term of three years, and will be automatically renewed for additional one-year terms until terminated either by Mr. Stone or Sunshine Acquisition Corporation. The agreement will provide for an annual base salary of $500,000 and provide that Mr. Stone will be eligible to receive an annual bonus in an amount to be established by the board of directors based on achieving individual and company performance goals mutually determined by the board of directors and Mr. Stone. The employment agreement will provide that, if Mr. Stone is employed at the end of any calendar year, his annual bonus will not be less than $450,000 for that year (subject to proration for the 2005 calendar year). The employment agreement will also entitle Mr. Stone to receive options to purchase shares of common stock of Sunshine Acquisition Corporation representing 2% of the outstanding common stock of Sunshine Acquisition Corporation on the effective date of the employment agreement.
      The employment agreement will also provide for certain severance payments and benefits. If Sunshine Acquisition Corporation terminates Mr. Stone’s employment for cause, if Mr. Stone resigns for good reason (including, under certain circumstances, within three months following a Change of Control (as defined in the employment agreement)) prior to the end of the term, or if Mr. Stone receives a notice of non-renewal of the employment term by Sunshine Acquisition Corporation, Mr. Stone will be entitled to receive (1) an amount equal to 200% of his base salary and 200% of his target annual bonus, (2) vesting acceleration with respect to 50% of his then unvested options and shares of restricted stock, and (3) three years of coverage under SS&C’s medical, dental and vision benefit plans. In the event of Mr. Stone’s death or a termination of Mr. Stone’s employment due to any disability that renders Mr. Stone unable to perform his duties under the agreement for six consecutive months, Mr. Stone or his representative or heirs, as applicable, will be entitled to receive (1) vesting acceleration with respect to 50% of his then unvested options and shares of restricted stock, and (2) a pro-rated amount of his target annual bonus. In the event payments to Mr. Stone in connection with a future change in control involving SS&C cause Mr. Stone to incur a 20% excise tax under Section 4999 of the Internal Revenue Code, Mr. Stone will be entitled to an additional payment sufficient to cover such excise tax and any taxes associated with such payment.
      The employment agreement will also contain a non-competition covenant pursuant to which Mr. Stone will be prohibited from competing with SS&C and its affiliates during his employment and for a period equal to the later of (1) four years following the effective time of the merger, in the case of a termination by Sunshine Acquisition Corporation for cause or a resignation by Mr. Stone without good reason, and (2) two years following Mr. Stone’s termination of employment for any reason.

Management Agreement
      Carlyle, Mr. Stone and Sunshine Acquisition Corporation expect to enter a management agreement at or following the closing of the merger, pursuant to which Sunshine Acquisition Corporation will pay (i) Carlyle a fee for certain services provided by Carlyle to Sunshine Acquisition Corporation in connection with the merger and the financing of the transaction and (ii) Mr. Stone a fee in consideration of his commitment to contribute equity to Sunshine Acquisition Corporation pursuant to the contribution and subscription agreement and as consideration for Mr. Stone’s agreement to enter into a long-term employment agreement with Sunshine Acquisition Corporation, including the non-competition provisions therein. The aggregate amount of these fees is $7,500,000, which will be allocated to Mr. Stone and Carlyle pro rata based on their respective ownership of Sunshine Acquisition Corporation following the consummation of the merger. It is expected that the amount of the fee to be paid to Mr. Stone will be approximately $2,250,000 and the amount of the fee to be paid to the Carlyle affiliate will be approximately $5,250,000. Sunshine Acquisition Corporation will also pay to Carlyle an annual fee of $1 million for certain management services to be performed by Carlyle for Sunshine Acquisition

Corporation following consummation of the merger and reimburse Carlyle for certain out-of pocket expenses incurred in connection with the performance of such services.

Contribution and Subscription Agreement
      On July 28, 2005, Mr. Stone and Sunshine Acquisition Corporation entered into a contribution and subscription agreement, which provides that, immediately prior to the effective time of the merger, Mr. Stone will contribute to Sunshine Acquisition Corporation 4,026,845 shares of our common stock held by him in exchange for the issuance by Sunshine Acquisition Corporation to Mr. Stone of newly issued shares of common stock of Sunshine Acquisition Corporation, representing approximately 28% of the outstanding equity of Sunshine Acquisition Corporation. Mr. Stone and Sunshine Acquisition Corporation have since indicated that Mr. Stone intends to reduce the number of our shares of common stock that he contributes to Sunshine Acquisition Corporation pursuant to the contribution and subscription agreement to 3,921,958 shares, but that Mr. Stone does not intend to exercise any of his outstanding options to purchase shares of our common stock. Accordingly, pursuant to the merger agreement, these options will become vested and immediately exercisable at the effective time of the merger and will be assumed by Sunshine Acquisition Corporation and will be converted into options to acquire Sunshine Acquisition Corporation common stock. The value of these assumed options will be approximately $18.9 million (calculated by multiplying the number of shares subject to each option by the amount, if any, by which $37.25 exceeds the exercise price of the options). The aggregate value of his contributed shares and options will be $165 million and such shares and options will represent approximately 31% of the fully diluted outstanding equity of Sunshine Acquisition Corporation, after giving effect to the anticipated capital contributions by the Carlyle Funds. Such shares will not be registered under the Securities Act and, as such, are subject to certain transfer restrictions. If, after the shares are exchanged, the merger fails to be consummated for any reason and the merger agreement is terminated, then Sunshine Acquisition Corporation would be required to return to Mr. Stone the shares contributed by Mr. Stone to Sunshine Acquisition Corporation and Mr. Stone would be required to return to Sunshine Acquisition Corporation the shares issued to him.

Stockholders Agreement and Registration Rights Agreement
      At the effective time of the merger, Mr. Stone and the other executive officers will become parties to certain stockholders agreements (one in respect of Mr. Stone and another in respect of the other executive officers) and a registration rights agreement with Sunshine Acquisition Corporation and the Carlyle Funds which provide for, among other things, restrictions on the transferability of such executive officers’ equity, tag-along rights, drag-along rights and piggy-back registration rights and, in the case of Mr. Stone, demand registration rights, representation on the board of directors of Sunshine Acquisition Corporation and certain super-majority voting rights.

SS&C Stock Holdings and Stock Options
      The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $37.25 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger. The merger agreement provides that immediately prior to the effective time of the merger, all outstanding options to purchase shares of SS&C common stock will become fully vested and immediately exercisable. The merger agreement also provides that all outstanding options to acquire SS&C common stock (other than options held by (i) non-employee directors, (ii) certain individuals identified by us and Sunshine Acquisition Corporation and (iii) individuals who hold options that are, in the aggregate, exercisable for fewer than 100 shares of our common stock) will be assumed by Sunshine Acquisition Corporation and converted into options to acquire Sunshine Acquisition Corporation common stock. Each outstanding option to purchase shares of our common stock held by (i) non-employee directors, (ii) certain individuals identified by us and Sunshine Acquisition Corporation and (iii) individuals who hold options that are, in the aggregate, exercisable for fewer than 100 shares of our common stock will be cancelled in exchange for an amount in cash (without interest), equal to the product of (1) the total number of shares of SS&C common stock subject to the option multiplied by (2) the excess, if any, of $37.25 over the exercise price per share of SS&C common stock under such option, less any applicable withholding taxes.
      The table below sets forth, as of July 31, 2005, for each of our executive officers and directors:

•	the number of shares of our common stock currently held;

•	the amount of cash that will be paid (or, in the case of Mr. Stone, the value of the consideration that will be received) in respect of such shares upon consummation of the merger, calculated by multiplying (i) $37.25 by (ii) the number of shares currently held;

•	the number of shares subject to vested options for our common stock;

•	the value of such options upon consummation of the merger;

•	the number of additional options that will vest upon effectiveness of the merger;

•	the value of such additional options upon consummation of the merger; and

•	the total value of such shares and options upon consummation of the merger.
All dollar amounts are gross amounts and do not reflect deductions for any applicable withholding taxes. In each case with respect to options, the value is calculated by multiplying the number of shares subject to each option by the amount, if any, by which $37.25 exceeds the exercise price of the option.

					Options that will Vest as
	Common Stock		Options Vested		a Result of the Merger
							Total
Name	Shares	Consideration	Shares	Value	Shares	Value	Value

Non-Employee Directors:
David W. Clark, Jr.	75,000	$2,793,750.00	87,500	$2,439,952.50	—	$—	$5,233,702.50
Joseph H. Fisher	20,350	758,037.50	87,500	2,439,952.50	—	—	3,197,990.00
William C. (Curt) Hunter	—	—	5,000	36,000.00	—	—	36,000.00
Albert L. Lord	84,300	3,140,175.00	50,000	1,284,322.50	—	—	4,424,497.50
Jonathan M. Schofield	24,900	927,525.00	50,000	1,165,275.00	—	—	2,092,800.00
Executive Officers:
Normand A. Boulanger	7,500	279,375.00	213,433	6,836,721.63	114,062	2,894,647.19	10,010,743.81
Kevin Milne	—	—	10,156	171,433.28	27,344	461,556.72	633,000.00
Patrick J. Pedonti	1,500	55,875.00	76,091	2,204,505.44	28,907	855,994.57	3,116,375.01
William C. Stone	5,872,020	218,732,745.00	468,750	15,067,068.75	131,250	3,839,981.25	237,639,795.00
Stephen V. R. Whitman	1,650	61,462.50	23,580	691,191.97	21,719	697,984.79	1,450,639.26
All directors and executive officers as a group (10 persons)	6,087,220	$226,748,945.00	1,072,010	$32,336,423.57	323,282	$8,750,174.51	$267,835,543.08
      All non-employee directors will receive cash in respect of their options in the amounts set forth above, less applicable withholding taxes. Executive officers will also be able to receive cash in respect of their options in the amounts set forth above (less applicable withholding taxes) by exercising their options prior to closing. Options held by executive officers and other employees of SS&C (other than de minimis holders) that are not exercised prior to the effective time of the merger will be assumed by Sunshine Acquisition Corporation and converted into options to purchase shares of common stock of Sunshine Acquisition Corporation.

      The table below sets forth, on a fully diluted basis, the percentage of the outstanding equity of Sunshine Acquisition Corporation that will be held by each executive officer, assuming that none of the options to purchase shares of our common stock held by such executive officer are exercised prior to the effective time of the merger:

Percentage of Fully-Diluted
Outstanding Equity of Sunshine
Acquisition Corporation

Normand A. Boulanger	1.8%
Kevin Milne	0.1%
Patrick J. Pedonti	0.6%
William C. Stone	31.1%
Stephen V.R. Whitman	0.3%
All directors and executive officers as a group(1)	33.9%

(1)	None of the non-employee directors has or will have an equity interest in Sunshine Acquisition Corporation.

Option Awards in Sunshine Acquisition Corporation
      In connection with the merger, Sunshine Acquisition Corporation expects to adopt an option plan under which employees (including executive officers), consultants and directors will be eligible to receive awards of options to purchase shares of common stock of Sunshine Acquisition Corporation. The aggregate number of shares issuable pursuant to the grants under that plan are expected to be approximately 15% of the fully diluted equity of Sunshine Acquisition Corporation immediately after consummation of the merger.
      Of the contemplated 15% of such shares, it is expected that 5% of such shares will be subject to awards of options that will vest solely upon the continued performance of services by the option holder over time, with 25% of the award vesting on the first anniversary of the grant date and monthly vesting thereafter for the next three years, and 10% of such shares will be subject to awards of options that will vest upon the achievement of predetermined performance targets, subject to the option holder’s continued performance of services.
      Options granted at the time of the merger are expected to have a per share exercise price based on the fair market value of the underlying common shares of Sunshine Acquisition Corporation at the time of closing. Options granted after the completion of the merger will have a per share exercise price based on the fair market value of Sunshine Acquisition Corporation at the time of grant.

Option Awards in Sunshine Acquisition Corporation Granted to Executive Officers of SS&C
      It is expected that each of Messrs. Boulanger, Milne, Pedonti, Stone and Whitman will be granted options to purchase shares of Sunshine Acquisition Corporation under the terms of Sunshine Acquisition Corporation’s stock option plan and their respective stock option agreements. In the aggregate, these options are expected to represent approximately 4.9% of the outstanding equity of Sunshine Acquisition Corporation on a fully diluted basis. Specifically, it is expected that Mr. Boulanger will be granted options to purchase equity representing approximately 1.5%, Mr. Milne will be granted options to purchase equity representing approximately 0.25%, Mr. Pedonti will be granted options to purchase equity representing approximately 0.75%, Mr. Stone will be granted options to purchase equity representing approximately 2.0%, and Mr. Whitman will be granted options to purchase equity representing approximately 0.40%, in each case of the equity of Sunshine Acquisition Corporation on a fully diluted basis.

Indemnification of Officers and Directors and Insurance
      The merger agreement provides that, for a period of six years after the effective time of the merger (unless otherwise required by applicable laws) the organizational documents of the surviving corporation will contain provisions no less favorable with respect to the indemnification of, and advancement of expenses to, directors and officers than are set forth in our organizational documents as in effect on July 28, 2005.
      Sunshine Acquisition Corporation has agreed that it will, and will cause the surviving corporation in the merger to, indemnify and advance expenses to SS&C’s present and former directors and officers for all acts or omissions at or prior to the effective time of the merger of to the fullest extent permitted by law. The merger agreement also requires the surviving corporation to either (1) cause to be obtained a “tail” insurance policy with a claims period of at least six years from the effective time of the merger, in amount and scope at least as favorable as SS&C’s existing policies for claims arising from facts or events that occurred prior to the effective time of the merger, or (2) maintain the existing directors’ and officers’ liability insurance (or substitute insurance of at least the same coverage on terms and conditions that are not less favorable to the indemnified parties) for at least six years after the effective time of the merger. Sunshine Acquisition Corporation would not, however, be required to pay premiums that on an annual basis exceed 200% of the last annual premium paid by SS&C prior to July 28, 2005. If the existing directors’ and officers’ liability insurance policies expire or are cancelled during such six-year period, or require an annual premium in excess of 200% of the premium paid by SS&C for such insurance as of July 28, 2005, SS&C will obtain as much coverage as it can for a premium not in excess of 200% of such premium.
Fees and Expenses of the Merger
      We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, HSR Act filing fees, fees and expenses of attorneys and accountants and other related charges, totaling approximately $4.7 million. This amount consists of the following estimated fees and expenses:

Description	Amount

Financial advisory fees and expenses	$2,800,000
Legal, accounting and tax advisory fees and expenses	$1,375,000
SEC filing fees	$110,751
Printing, proxy solicitation and mailing costs	$200,000
Miscellaneous	$200,000
      In addition, if the merger agreement is terminated under certain circumstances, SS&C will be obligated to pay a termination fee of $30 million as directed by Sunshine Acquisition Corporation. See “The Merger Agreement (Proposal 1) — Termination Fees.”
Litigation Related to the Merger
      SS&C is aware of two purported class action lawsuits related to the merger, both filed against SS&C, each of its directors and, with respect to the first matter described below, Sunshine Acquisition Corporation, in the Court of Chancery of the State of Delaware, in and for New Castle County.
      The first lawsuit is Paulena Partners, LLC v. SS&C Technologies, Inc., et al., C.A. No. 1525-N (filed July 28, 2005). The complaint purports to state claims for breach of fiduciary duty against all of our directors. The complaint alleges, among other things, that the merger will benefit SS&C’s management at the expense of the public stockholders and that the merger consideration to be paid to stockholders is inadequate and does not represent the best price available in the marketplace for SS&C, and the directors breached their fiduciary duties to the stockholders in negotiating and approving the merger. The complaint seeks, among other relief, class certification of the lawsuit, an injunction preventing the completion of the merger (or rescinding the merger if it is completed prior to the receipt of such relief), compensatory and/or rescissory damages to the class, attorneys’ fees and expenses, along with such other relief as the court might find just and proper.

      The second lawsuit is Stephen Landen v. SS&C Technologies, Inc., et al., C.A. No. 1541-N (filed August 3, 2005). The complaint purports to state claims for breach of fiduciary duty against all of our directors. The complaint alleges, among other things, that the merger will benefit Mr. Stone and Carlyle at the expense of the public stockholders, that the merger consideration to be paid to stockholders is unfair and that the process by which the merger was approved was unfair and that the directors breached their fiduciary duties to the stockholders in negotiating and approving the merger. The complaint seeks, among other relief, class certification of the lawsuit, an injunction preventing the consummation of the merger (or rescinding the merger if it is consummated prior to the receipt of such relief), compensatory and/or rescissory damages to the class, costs and disbursements of the lawsuit, including attorneys’ and experts’ fees, along with such other relief as the court might find just and proper.
      The two lawsuits were consolidated by order dated August 31, 2005. SS&C believes the consolidated lawsuit is without merit and plans to defend it vigorously.
      Additional lawsuits pertaining to the merger could be filed in the future.
Certain Projections
      In connection with Sunshine Acquisition Corporation’s review of SS&C and in the course of the negotiations between SS&C and Sunshine Acquisition Corporation described in “Special Factors — Background of the Merger,” SS&C provided Sunshine Acquisition Corporation with SS&C’s budget plan for 2005. Additionally, SS&C provided SunTrust Robinson Humphrey with projections for fiscal years 2005 through 2007 for use by in its fairness analyses as summaries under “Special Factors — Opinion of Financial Advisor to the Independent Committee.” The non-public information SS&C provided to Sunshine Acquisition Corporation included projections of SS&C’s operating performance for fiscal years 2005 through 2007 (the “projections”), which do not give effect to the merger or the financing of the merger.
      SS&C does, as a matter of course, publicly disclose limited projections of future revenues and earnings ranges. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to Sunshine Acquisition Corporation in connection with its due diligence investigations of SS&C and to SunTrust Robinson Humphrey for use by it in its fairness analyses. The projections were not prepared with a view to compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections included in this proxy statement have been prepared by, and are the responsibility of, SS&C’s management. PricewaterhouseCoopers LLP has neither examined nor compiled the projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to SS&C’s historical financial information. It does not extend to the projections and should not be read to do so. In compiling the projections, SS&C’s management took into account historical performance, combined with estimates regarding revenues, operating income, EBITDA and capital spending. The projections were developed in a manner consistent with management’s historical development of budgets and were not developed for public disclosure. Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by SS&C’s management that SS&C’s management believed were reasonable at the time the projections were prepared. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of SS&C’s management, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information should not be regarded as an indication that Sunshine Acquisition Corporation, SunTrust Robinson Humphrey or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

      SS&C does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.
      SS&C provided SunTrust Robinson Humphrey and Sunshine Acquisition Corporation with projections for fiscal years 2005 through 2007, as shown below.

	Projections(1)

	2005	2006	2007

	(In millions)
Consolidated
Revenue	$162.9	$209.3	$239.6
Operating Income	46.6	68.1	85.3
EBITDA	57.4	83.1	100.9

(1)	Includes acquisitions closed through June 2005, including Financial Interactive, Inc. In addition, the independent committee, SunTrust Robinson Humphrey and Sunshine Acquisition Corporation were also provided with projections with respect to a potential future acquisition. This potential future acquisition was expected to contribute revenues of $3.1 million, $10.5 million and $17.6 million in 2005, 2006 and 2007, respectively, operating income of $1.3 million, $4.8 million and $8.3 million in 2005, 2006 and 2007, respectively, and EBITDA of $1.8 million, $6.0 million and $9.5 million in 2005, 2006 and 2007, respectively. These amounts do not reflect the expected cost of capital with respect to the potential future acquisition and there is no assurance that this potential future acquisition will be consummated or what the ultimate purchase price in respect of this future acquisition will be.
      The material assumptions made by SS&C in developing the 2005 through 2007 projections were as follows:

•	Organic growth rates for SS&C’s core business (businesses acquired prior to fiscal year 2005) are projected at between 11% and 14%.

•	Operating income margins for SS&C of between 27% and 36%. From 2005 to 2007, costs of acquired businesses are expected to be reduced as redundant costs are eliminated and margins are expected to increase as revenues grow faster than expenses.
Voting Agreement
      On July 28, 2005, Mr. Stone, SS&C, Sunshine Acquisition Corporation and Merger Co entered into a voting agreement, which provides that Mr. Stone will vote all his shares of our common stock that he is entitled to vote in favor of the adoption of the merger agreement. In addition, Mr. Stone agreed not to vote in favor of any acquisition proposal, reorganization or liquidation of us, any other extraordinary transaction involving us or any corporate action the consummation of which would prevent or delay the consummation of the transactions contemplated by the merger agreement.
      In addition, the voting agreement provides that Mr. Stone will not, and will use his reasonable best efforts to cause his representatives not to, (1) take any action to solicit or initiate any acquisition proposal or (2) engage in negotiations with, or disclose any nonpublic information relating to us or facilitate any efforts to implement an acquisition proposal or enter into any agreement with respect to an acquisition proposal. Mr. Stone agreed not to exercise his appraisal rights with respect to the merger.
      The voting agreement terminates upon the earliest of (1) the effective time of the merger, (2) the termination of the merger agreement and (3) written notice of termination by Sunshine Acquisition Corporation to Mr. Stone.

REGULATORY MATTERS
      Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and Sunshine Acquisition Corporation filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act effective August 15, 2005 and were granted early termination effective August 19, 2005.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
      The following discussion summarizes the material U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations promulgated under the Code, and judicial and administrative decisions and rulings in effect as of the date of this proxy statement, all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.
      This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of common stock in light of the stockholder’s particular circumstances, nor does it discuss the special considerations applicable to those holders of common stock subject to special rules, such as stockholders whose functional currency is not the United States dollar, stockholders subject to the alternative minimum tax, stockholders who are financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark to market method of accounting, controlled foreign corporations, passive foreign investment companies, expatriates, stockholders who acquired their common stock through the exercise of options or similar derivative securities or stockholders who hold their common stock as part of a straddle, constructive sale or conversion transaction. This discussion also does not address the U.S. federal income tax consequences to holders of our common stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements, nor does it address the income tax consequences to William C. Stone of the merger and the contribution of rollover shares under the contribution and subscription agreement. This discussion assumes that holders of our common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). No party to the merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.
      The following discussion summarizes only the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We also do not address foreign, state or local tax consequences of the merger. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights, in light of your individual circumstances.

      If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.
      For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on all of its income regardless of source.
A non-U.S. holder is a person (other than a partnership) that is not a U.S. holder.

U.S. Holders
      The receipt of cash for shares of common stock pursuant to the merger or upon the exercise of appraisal rights in connection with the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis for the shares surrendered. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that are surrendered for cash pursuant to, or in connection with, the merger.
      Capital gain recognized from the disposition of common stock held for more than one year will be long-term capital gain and, in the case of U.S. holders who are individuals, will be subject to tax at a maximum U.S. federal income tax rate of 15%. Capital gain recognized from the disposition of common stock held for one year or less will be short-term capital gain subject to tax at ordinary income tax rates. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are permitted to offset a limited amount of net capital losses annually against ordinary income, and unused net capital losses may be carried forward to subsequent tax years.
      Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger or upon the exercise of appraisal rights in connection with the merger unless such U.S. holder is a corporation or other exempt recipient. In addition, the paying agent generally is required to and will withhold 28% of all payments to which a stockholder or other payee is entitled, unless the stockholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each U.S. holder should complete, sign and return to the paying agent the substitute Form W-9 that each stockholder will receive with the letter of transmittal following completion of the merger to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders
      Any gain realized on the receipt of cash in the merger or upon the exercise of appraisal rights in connection with the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax or U.S. withholding tax unless:

•	the gain is effectively connected with a U.S. trade or business (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed like a U.S. holder (as discussed above under “U.S. Holders”). In addition, if the non-U.S. holder is a foreign corporation, the branch profits tax (which is imposed at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) may apply;

•	the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of our common stock at any time during the five years preceding the merger, in which case the purchaser of our stock may withhold 10% of the cash payable to the non-U.S. holder in connection with the merger and the non-U.S. holder generally will be taxed like a U.S. holder (as discussed above under “U.S. Holders”). We do not believe that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.
      Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger or upon the exercise of appraisal rights in connection with the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. Each non-U.S. holder should complete, sign and return to the paying agent a certification of foreign status on the applicable Form W-8 in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the paying agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	the ability to consummate the proposed transaction due to the failure to obtain stockholder approval;

•	the failure to consummate the necessary debt financing arrangements set forth in a commitment letter received by Sunshine Acquisition Corporation and Merger Co or the failure to satisfy other conditions to the closing of the proposed transaction;

•	the ability to recognize the benefits of the transaction;

•	intense competition in SS&C’s industry;

•	changes in government regulation;

•	receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding that has been or may be instituted against us and others following the announcement of the merger agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our client relationships, operating results and business generally, including the ability to retain key employees;

•	failure to manage the integration of acquired companies; and

•	other factors described in SS&C’s annual report on Form 10-K for the year ended December 31, 2004 and its most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission, which we refer to as the SEC.
      See “Where You Can Find More Information” on page 84. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law. The safe harbor protections afforded to forward-looking statements pursuant to Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933 do not apply to forward-looking statements made in connection with a going private transaction. We thus disclaim for purposes of this going private transaction any references to Sections 21E and 27A contained in the documents incorporated by reference into this proxy statement.
THE SPECIAL MEETING OF SS&C STOCKHOLDERS
      We are furnishing this proxy statement to you, as a stockholder of SS&C, as part of the solicitation of proxies by our board for use at the special meeting of stockholders.
Date, Time, Place and Purpose of the Special Meeting
      This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors for use at the special meeting to be held on November 22, 2005, beginning at 10:00 a.m. local time at the offices of SS&C Technologies, Inc., 80 Lamberton Road, Windsor, Connecticut 06095. The purpose of the special meeting is:

•	to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of July 28, 2005, as amended on August 25, 2005, by and among Sunshine Acquisition Corporation, SS&C and Merger Co;

•	to approve adjournments or postponements of the meeting, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      The independent committee has by unanimous vote determined that the merger agreement and the merger are fair to and in the best interests of our stockholders (other than Mr. Stone and the executive officers). In addition, our board of directors has by unanimous vote determined that the merger agreement and the merger are advisable, fair to and in the best interests of SS&C and its stockholders (other than Mr. Stone and the executive officers). Accordingly, our board of directors has unanimously approved the merger agreement and the merger. The independent committee and our board of directors unanimously recommend that our stockholders vote “FOR” adoption of the merger agreement.
Record Date; Quorum
      The holders of record of shares of our common stock as of the close of business on October 14, 2005, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.
      On the record date, there were 23,573,638 shares of our common stock outstanding held by approximately 45 stockholders of record. Holders of a majority of the shares of our common stock issued and outstanding as of the record date must be present in person or represented by proxy at the special meeting to constitute a quorum to transact business at the special meeting. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the meeting to solicit additional proxies.
Vote Required
      Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote. Adoption of the merger agreement does not require the affirmative vote of the holders of at least a majority of our shares of common stock held by non-affiliates of SS&C. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit the further solicitation of proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the special meeting and voting on the matter. At the request of Sunshine Acquisition Corporation, Mr. Stone has entered into a voting agreement pursuant to which he has agreed to vote his shares of SS&C common stock “FOR” adoption of the merger agreement.
      Each holder of a share of our common stock is entitled to one vote per share. Failure to vote your proxy (by returning a properly executed proxy card) or to vote in person will not count as votes cast or shares voting on the proposals. Abstentions, however, will count for the purpose of determining whether a quorum is present. If you abstain, it has the same effect as a vote “AGAINST” the adoption of the merger agreement, but will have no effect on the vote to adjourn or postpone the meeting, which requires the vote of the holders of a majority of the shares present or represented by proxy at the special meeting and voting on the matter.
      Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock, or broker non-votes, will be counted for the purpose of determining whether a quorum is present, but will not be counted as votes cast or shares voting. Accordingly, broker non-votes will have the same effect as votes “AGAINST” adoption of the merger agreement, but will not affect the outcome of the vote to adjourn or postpone the meeting to solicit additional proxies.

Voting by Directors and Executive Officers
      As of October 14, 2005, the record date for the special meeting, the directors and executive officers of SS&C, including Mr. Stone, held and are entitled to vote, in the aggregate, 6,087,220 shares of our common stock, representing approximately 25.8% of the outstanding shares of our common stock. The directors and executive officers have informed SS&C that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies. Mr. Stone has entered into a Voting Agreement with SS&C, Sunshine Acquisition Corporation and Merger Co, which provides that Mr. Stone will vote all his shares of our common stock that he is entitled to vote “FOR” the adoption of the merger agreement.
Voting
      Stockholders may vote their shares by attending the special meeting and voting their shares of our common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” the adoption of the merger agreement and “FOR” adjournment or postponement of the meeting, if necessary, to permit the further solicitation of proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.
      Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact Georgeson Shareholder Communications, Inc., our proxy solicitor, toll-free at 1-800-491-3132.
      Stockholders who hold their shares of SS&C common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.
Revocability of Proxies
      You can revoke your proxy at any time before it is voted at the special meeting by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to any of the persons named as proxies or to the Secretary of SS&C; or

•	voting in person at the special meeting.
      If your shares of our common stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy.
Solicitation of Proxies
      In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, facsimile, or in person. There are no current plans to solicit proxies via the Internet. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners.

      On September 29, 2005, we entered into a letter of agreement with Georgeson Shareholder Communications, Inc. to retain Georgeson to assist in the solicitation of proxies by mail, telephone and facsimile, for a base fee of $9,000, due within five business days of the execution of the letter of agreement, plus additional per-call telephone fees and expenses relating to the solicitation, which are estimated to be approximately $15,000 in the aggregate and are due upon completion of the solicitation. The term of the letter of agreement is the term of the solicitation. In addition, the letter of agreement contains customary indemnification, exclusivity and confidentiality provisions.
Other Business
      We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of adoption of the merger agreement.
THE MERGER AGREEMENT (PROPOSAL 1)
      This section of the proxy statement describes the material provisions of the merger agreement, as amended, which we collectively refer to herein as the merger agreement, but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.
Form of the Merger
      If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Co, a wholly owned subsidiary of Sunshine Acquisition Corporation created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into SS&C. The separate corporate existence of Merger Co will cease, and SS&C will survive the merger and will become a wholly owned subsidiary of Sunshine Acquisition Corporation. We sometimes refer to SS&C after the merger as the surviving corporation.
Structure
      At the effective time of the merger, Merger Co will merge with and into SS&C. Upon completion of the merger, Merger Co will cease to exist as a separate entity and SS&C will continue as the surviving corporation. All of SS&C’s and Merger Co’s properties, assets, rights, privileges, immunities, powers and purposes, and all of their liabilities, obligations and penalties, will become those of the surviving corporation. Following the completion of the merger, SS&C’s common stock will be delisted from The NASDAQ National Market, deregistered under the Exchange Act and no longer publicly traded.

Effective Time
      The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger) on the closing date of the merger. The closing date will occur no later than the last day of the first period of ten consecutive business days following the affirmative vote of the holders of a majority of our outstanding common stock. We intend to complete the merger as promptly as practicable, subject to receipt of stockholder approval and all requisite regulatory approvals. We refer to the time at which the merger is completed as the effective time. Although we expect to complete the merger by the fourth quarter of 2005, we cannot specify when, or assure you that, we and Sunshine Acquisition Corporation will satisfy or waive all conditions to the merger.
Certificate of Incorporation and Bylaws
      The certificate of incorporation of the surviving corporation will be amended as of the effective time of the merger in the form of Exhibit A to Annex A to this proxy statement. In addition, the bylaws of Merger Co, as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation.
Board of Directors and Officers of the Surviving Corporation
      The directors of Merger Co immediately prior to the merger will become the directors of the surviving corporation following the merger. Our officers will continue to be the officers of the surviving corporation following the merger.
Consideration to be Received in the Merger
      At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $37.25 in cash, without interest and less any applicable withholding taxes, other than shares of common stock:

•	owned by us as treasury stock immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•	owned by Sunshine Acquisition Corporation or Merger Co or any other wholly owned subsidiary of Sunshine Acquisition Corporation or Merger Co immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•	owned by any of our wholly owned subsidiaries immediately prior to the effective time of the merger, all of which will be cancelled without any payment; and

•	held by a stockholder who is entitled to demand and has made a demand for appraisal of such shares in accordance with the General Corporation Law of the State of Delaware and has not voted in favor of adoption of the merger agreement, until such time as such holder withdraws, fails to perfect or otherwise loses such holder’s appraisal rights under the General Corporation Laws of the State of Delaware.
      The paying agent and the surviving corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock any applicable withholding taxes that it is required to deduct and withhold with respect to making such payment under the Code, or any other applicable state, local or foreign tax law. Our stockholders are entitled to assert appraisal rights instead of receiving the merger consideration. For a description of these appraisal rights, please see “Appraisal Rights.”
      You should not send your SS&C stock certificates to the paying agent until you have received transmittal materials from the paying agent. Do not return your SS&C stock certificates with the enclosed proxy.

      If any of your certificates representing common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make any affidavit of that fact and, if required by the surviving corporation, post a bond as the surviving corporation may direct as indemnity against any claim that may be made against the surviving corporation with respect to your lost, stolen or destroyed stock certificates.
Payment Procedures
      Prior to the effective time of the merger, Sunshine Acquisition Corporation will appoint a paying agent that will make payment of the merger consideration in exchange for certificates representing shares of our common stock. The surviving corporation will deposit sufficient cash with the paying agent simultaneously with the effective time of the merger in order to permit the payment of the merger consideration. As promptly as practicable following the effective time of the merger, but in any event within four business days following the effective time of the merger, the surviving corporation will cause the paying agent to mail to each stockholder who was, immediately prior to the effective time of the merger, a holder of record of shares entitled to receive the merger consideration, a letter of transmittal and instructions explaining how to send his, her or its stock certificates to the paying agent. The paying agent will pay the merger consideration, less any applicable withholding taxes, to our stockholders promptly following the paying agent’s receipt of the stock certificates and properly completed letter of transmittal. No interest will be paid or accrued on the cash payable upon the surrender or any such stock certificate. The surviving corporation will be entitled to cause the paying agent to deliver to it any funds that have not been distributed within one year after the effective time of the merger. After that date, holders of certificates who have not complied with the instructions to exchange their certificates will be entitled to look only to the surviving corporation for payment of the applicable merger consideration, without interest.
Stock Options and Warrants
      The merger agreement provides that immediately prior to the effective time of the merger, all outstanding options to purchase shares of SS&C common stock will become fully vested and immediately exercisable. The merger agreement also provides that all outstanding options to acquire SS&C common stock (other than options held by (i) non-employee directors, (ii) certain individuals identified by us and Sunshine Acquisition Corporation and (iii) individuals who hold options that are, in the aggregate, exercisable for fewer than 100 shares of our common stock) will be assumed by Sunshine Acquisition Corporation and converted into options to acquire Sunshine Acquisition Corporation common stock. Each outstanding option to purchase shares of our common stock held by (i) non-employee directors, (ii) certain individuals identified by us and Sunshine Acquisition Corporation and (iii) individuals who hold options that are, in the aggregate, exercisable for fewer than 100 shares of our common stock will be cancelled in exchange for an amount in cash (without interest), equal to the product of (1) the total number of shares of SS&C common stock subject to the option multiplied by (2) the excess, if any, of $37.25 over the exercise price per share of SS&C common stock under such option, less any applicable withholding taxes.
      Prior to the effective time of the merger, the merger agreement provides that SS&C will take all necessary actions to provide that all warrants, except for certain scheduled warrants, to purchase shares of our common stock shall be cancelled. In consideration for the cancellation, the holders of such warrants will be entitled to receive a cash payment (less any applicable withholding taxes) equal to the product of the number of shares of common stock subject to the warrant, whether or not then exercisable, and the excess, if any, of $37.25 over the exercise price per share of SS&C common stock subject to the warrant.
Representations and Warranties
      The merger agreement contains representations and warranties made by us to Sunshine Acquisition Corporation and Merger Co and representations and warranties made by Sunshine Acquisition Corporation and Merger Co to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations.

Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to shareholders or used for the purpose of allocating risk between the parties to the merger agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.
      The merger agreement contains customary representations and warranties that we made to Sunshine Acquisition Corporation regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	our certificate of incorporation and bylaws;

•	our capitalization;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the consummation of the transactions contemplated by the merger agreement;

•	identification of required governmental filings and consents;

•	possession of permits and compliance with law;

•	filing of all certifications required by the applicable provisions of the Sarbanes-Oxley Act of 2002;

•	establishment and maintenance of disclosure controls and procedures required under applicable federal securities law;

•	accuracy of information contained in registration statements, reports and other documents that we file with the SEC, the compliance of our filings with the SEC with applicable federal securities law requirements and, with respect to financial statements therein, generally accepted accounting principles;

•	absence of liabilities, other than (1) as set forth on our March 31, 2005 balance sheet, (2) liabilities incurred in connection with the transactions contemplated by the merger agreement, (3) ordinary course liabilities, (4) liabilities listed on our disclosure schedule to the merger agreement, or (5) liabilities that have not had, and would not reasonably be expected to have, a material adverse effect on us;

•	except as set forth in our filings with the SEC or contemplated by the merger agreement, absence of transactions with affiliates;

•	absence of a material adverse effect on us or absence of changes or events reasonably expected to have a material adverse effect on us, each from March 31, 2005 to July 28, 2005;

•	litigation matters;

•	employee benefits plans;

•	labor and employment matters;

•	owned and leased property;

•	intellectual property;

•	tax matters;

•	environmental matters;

•	our material contracts and key customer relationships;

•	insurance;

•	board approval and requisite stockholder vote;

•	receipt of a fairness opinion from our financial advisor; and

•	brokers’ fees.
      In addition, each of Sunshine Acquisition Corporation and Merger Co, jointly and severally, made representations and warranties to us regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	certificate of incorporation and bylaws;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the transactions contemplated by the merger agreement;

•	litigation matters;

•	operations of Merger Co;

•	the debt and equity commitment letters received by Sunshine Acquisition Corporation, including that the equity commitment and, to the knowledge of Sunshine Acquisition Corporation, the debt commitment letter, are in full force and effect;

•	delivery of the guarantee;

•	brokers’ fees; and

•	ownership of our common stock.
      Many of our representations and warranties are qualified by a material adverse effect standard. A “material adverse effect” means, with respect to us, any event, circumstance, development, change or effect that is, individually or in the aggregate with all other events, circumstances, developments, changes and effects, materially adverse to the business, condition (financial or otherwise) or results of operation of SS&C and its subsidiaries, taken as a whole, except that the following will not be considered to constitute a material adverse effect:

•	the announcement of the execution of the merger agreement, or the pendency of consummation of the merger;

•	changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which we and our subsidiaries conduct our business, so long as such conditions do not adversely affect us or our subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which we operate;

•	any change in any applicable law, rule or regulation or generally accepted accounting principles or interpretation thereof after July 28, 2005;

•	any failure by us to meet any published or internally prepared estimates of revenues or earnings for any period ending on or after July 28, 2005 and prior to the closing (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute and may be taken into account in determining whether there has been a material adverse effect to us if such facts and circumstances are not otherwise included in the first three bullet points); and

•	a decline in the price of our common stock on The NASDAQ National Market (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a material adverse effect to us if such facts and circumstances are not otherwise included in the first three bullet points).

Covenants Relating to the Conduct of Our Business
      From the date of the merger agreement through the effective time of the merger, we have agreed, and have agreed to cause our subsidiaries, to operate our business and the businesses of our subsidiaries in the ordinary course consistent with past practice and use our reasonable best efforts to preserve substantially intact our business organizations and relationships with third parties, to preserve our and our subsidiaries’ assets and properties in good repair and to keep available the services of our present officers and employees.
      During the same period, we have also agreed that, subject to certain exceptions, we will not do any of the following without the prior written consent of Sunshine Acquisition Corporation:

•	amend our certificate of incorporation or bylaws;

•	issue or otherwise dispose of or encumber any shares of our capital stock or other securities, or grant any right or option to acquire any shares of our capital stock or other securities, other than the issuance of shares of common stock pursuant to the exercise of outstanding options and warrants or pursuant to our employee stock purchase plan and other than the award of shares or options to newly hired or promoted employees (other than executive officers) pursuant to our stock option plans in the ordinary course of business, provided that such options have an exercise price equal to or greater than $37.25 per share;

•	declare or pay any dividend or other distribution;

•	reclassify, redeem or repurchase any of our securities, other than cashless exercises in accordance with the terms of certain stock options;

•	acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation or business organization or any division or business unit thereof, with an exception carved out for certain acquisition transactions described in our disclosure schedule attached to the merger agreement;

•	incur, guarantee or modify any indebtedness (other than under our $75,000,000 revolving credit facility with Fleet National Bank);

•	authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $500,000, or capital expenditures which are, in the aggregate, in excess of $2,000,000, except as reflected in our 2005 operating budget provided to Sunshine Acquisition Corporation and Merger Co;

•	enter into any new line of business;

•	make any loan, advance or capital contribution to, or investment in, persons other than wholly owned subsidiaries, other than in the ordinary course of business;

•	sell, lease, license or otherwise dispose of any material assets, other than in the ordinary course of business and consistent with past practice;

•	adopt a plan of liquidation, dissolution, restructuring or reorganization;

•	increase the compensation of current or former directors, officers or employees, except for increases required under employment agreements already in existence and disclosed to Sunshine Acquisition Corporation and except in the ordinary course of business, consistent with past practice, with respect to employees who are not officers or directors;

•	enter into any employment agreement with, or enter into or amend any benefit plan for the benefit of, any current or former director, officer or employee, except in the ordinary course of business, consistent with past practice, with respect to employees who are not officers or directors;

•	exercise discretion to accelerate the vesting or payment of any benefit under any benefit plan;

•	take any action to fund the payment of compensation or benefits under any benefit plan, subject to certain exceptions;

•	change any material tax elections;

•	make any change in accounting method;

•	change the book value of any assets, except as may be required by generally accepted accounting principles and other than in the ordinary course of business and consistent with past practice;

•	waive, settle or satisfy any material claim other than in the ordinary course of business and consistent with past practice;

•	enter into any agreement that restricts our ability to compete in any line of business material to our business;

•	enter into, renew or amend in any material respect any material contract other than in the ordinary course of business and consistent with past practice;

•	enter into, renew or amend any transaction between us or any of our subsidiaries on the one hand, and any affiliate of ours on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

•	assign, transfer, license or sublicense, mortgage or encumber any material intellectual property, except for non-exclusive licenses in the ordinary course of business;

•	fail to pay any fee or take any action reasonably necessary to maintain our ownership of the material intellectual property owned by us;

•	take any action that would reasonably be likely to prevent satisfaction of certain conditions to the merger;

•	take any action that would have or would reasonably be expected to have a material adverse effect on us; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.
No Solicitation
      The merger agreement provides that, until the effective time of the merger or the earlier termination of the merger agreement, we will not, nor will we permit any of our subsidiaries or ours or their officers, directors, employees, representatives or agents to, directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•	have any discussions or participate in any negotiations regarding an acquisition proposal, or execute or enter into any agreement, understanding or arrangement with respect to an acquisition proposal, or approve or recommend or propose to approve or recommend an acquisition proposal or any agreement, understanding or arrangement relating to an acquisition proposal; or

•	take any action to exempt any person from the restrictions on business combinations contained in Section 203 of the General Corporation Law of the State of Delaware or otherwise cause such restrictions not to apply.

      However, prior to the adoption of the merger agreement by our stockholders, we would be permitted to respond to a bona fide, written acquisition proposal that is made after the date of the merger agreement and that did not result from a breach on our part by furnishing nonpublic information to, and negotiating with, any third party making such a proposal, if our board of directors or the independent committee determines in good faith (1) after consulting with our financial advisor, that the proposal is or could reasonably be expected to lead to a superior proposal, and (2) after consulting with our outside legal counsel, that the failure to take the following actions with respect to such acquisition proposal would constitute a breach of its fiduciary obligations under applicable law:

•	after giving notice to Sunshine Acquisition Corporation, furnishing information with respect to SS&C to the third party who made the acquisition proposal pursuant to a confidentiality agreement on terms no more favorable to the third party than those contained in the confidentiality agreement entered into with Carlyle; provided that all such information has previously been provided to Sunshine Acquisition Corporation or is provided to Sunshine Acquisition Corporation substantially concurrently with the time it is provided to such third party; and

•	participating in discussions and negotiations regarding such acquisition proposal.
      We have agreed to advise Sunshine Acquisition Corporation orally and in writing of the receipt of any acquisition proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any acquisition proposal (in each case within one business day of receipt thereof), specifying the material terms and conditions thereof and the identity of the party making such acquisition proposal or inquiry, and we will provide to Sunshine Acquisition Corporation (within such timeframe), a copy of all written materials provided to us or to any of our subsidiaries in connection with any such acquisition proposal or inquiry. We have agreed that we and our subsidiaries will not enter into any confidentiality agreement with any third party subsequent to July 28, 2005 that prohibits us from providing such information to Sunshine Acquisition Corporation. We have also agreed that we will notify Sunshine Acquisition Corporation (within one business day) orally and in writing of any material modifications to the financial or other material terms of such acquisition proposal or inquiry and shall provide to Sunshine Acquisition Corporation, within such timeframe, a copy of all written materials subsequently provided to or by us or any of our subsidiaries in connection with any such acquisition proposal or inquiry.
      We have further agreed that neither our board of directors nor the independent committee will, directly or indirectly:

•	withdraw or modify, or propose publicly to withdraw or modify, or resolve to withdraw or modify, in a manner adverse to Sunshine Acquisition Corporation, its approval or recommendation of the merger, the merger agreement, the voting agreement, the contribution and subscription agreement or other transactions contemplated by the merger agreement;

•	approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any acquisition proposal;

•	approve or recommend or allow us or any of our subsidiaries to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (1) constituting or related to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal or (2) requiring us to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the merger agreement; or

•	effect any transaction contemplated by any acquisition proposal.
      However, until such time as our stockholders adopt the merger agreement, our board of directors or the independent committee may, only in response to a superior proposal received by our board of directors or the independent committee after July 28, 2005, terminate the merger agreement to enter into an agreement with respect to such superior proposal, but only if:

•	the superior proposal did not result from a breach by us of the no solicitation provisions of the merger agreement;

•	our board or the independent committee provides prior written notice to Sunshine Acquisition Corporation that we are prepared to terminate the merger agreement to enter into an agreement with respect to a superior proposal, which attaches the most current version of any written agreement relating to the transaction that constitutes a superior proposal, the identity of the party making the proposal and any other material terms and conditions thereof;

•	Sunshine Acquisition Corporation did not make, within two business days after the receipt of such notice, a binding, written and complete proposal that our board or the independent committee determined in good faith, after consultation with its financial advisor, was at least as favorable from a financial point of view to our stockholders as the acquisition proposal that constituted a superior proposal and which, by its terms, may be accepted at any time within such two business day period (or such subsequent two business day period, as the case may be); and

•	in the event of any termination by us of the merger agreement pursuant to these terms, we pay the applicable termination fees concurrently with and as a condition of such termination.
      We have agreed that, during the period of two business days prior to terminating the merger agreement to enter into an agreement with respect to a superior proposal (or such subsequent two business day period, as the case may be), our board of directors or the independent committee will consider in good faith any revisions to the terms of the transaction contemplated by the merger agreement that are proposed by Sunshine Acquisition Corporation.
      However, at any time prior to the adoption by our stockholders of the merger agreement, if our board of directors or the independent committee has concluded in good faith, following consultation with outside legal counsel, that the failure of our board of directors or the independent committee to make a change in board recommendation by either (1) withdrawing or modifying or proposing publicly to withdraw or modify, or resolving to withdraw or modify, in a manner adverse to Sunshine Acquisition Corporation, its approval or recommendation of the merger, the merger agreement, the voting agreement, the contribution and subscription agreement or other transactions contemplated by the merger agreement, or (2) approving or recommending, or proposing publicly to approve or recommend, any acquisition proposal, would constitute a breach of its fiduciary obligations under applicable law, then our board of directors or the independent committee may make a change in board recommendation.
      Nothing in the merger agreement prohibits us from complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act if, in the good faith judgment of our board of directors or the independent committee, after consultation with outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable law or is otherwise required under applicable law. Nonetheless, our board may not recommend that our stockholders tender or exchange their shares of our common stock in connection with any such tender or exchange offer (or otherwise approve or recommend an acquisition proposal) or withdraw or modify in a manner adverse to Sunshine Acquisition Corporation its recommendation with respect to the merger or the adoption of the merger agreement by our stockholders, in each case unless the requirements of the no solicitation provisions of the merger agreement have been satisfied.
      An “acquisition proposal” means any proposal or offer from any third party relating to any direct or indirect acquisition or purchase of 20% or more of our assets and our subsidiaries’ assets, taken as a whole, or 20% or more of any class of our equity securities then outstanding, any tender offer or exchange offer that if consummated would result in any third party beneficially owning 20% or more of any class of our equity securities then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us, other than the transactions contemplated by the merger agreement.

      A “superior proposal” means any bona fide written acquisition proposal (not solicited or initiated in violation of the no solicitation provisions of the merger agreement) made by a third party that (1) relates to an acquisition of either:

•	more than 50% of our equity securities pursuant to a tender offer, merger or otherwise; or

•	more than 50% of our assets and our subsidiaries’ assets, taken as a whole,
(2) that our board or the independent committee determines in its good faith judgment (after consultation with our financial advisor) to be more favorable to our stockholders from a financial point of view than the merger agreement (taking into account any alterations to the merger agreement agreed to by Sunshine Acquisition Corporation or Merger Co in response thereto), and (3) which our board or the independent committee determines in good faith (after consultation with our financial advisor and our outside legal counsel) is reasonably capable of being consummated, taking into account all financing contingencies in connection with such proposal.
Stockholders Meeting
      We have agreed that unless the merger agreement has been terminated in accordance with its terms, we will be obligated to hold a meeting of our stockholders to vote on the proposal to adopt the merger agreement. We are required to hold the meeting regardless of whether our board or the independent committee determines to withdraw or modify its recommendation that stockholders adopt the merger agreement or our board or the independent committee determines to approve or recommend a superior proposal.
Indemnification and Insurance
      Sunshine Acquisition Corporation has agreed that, for a period of six years following the effective time of the merger, it and the surviving corporation will indemnify our current and former directors and officers against losses arising out of or pertaining to the fact that those persons were directors or officers of SS&C. Sunshine Acquisition Corporation has also agreed to cause the surviving corporation to maintain in effect for six years after the merger a directors’ and officers’ liability insurance policy covering the current and former officers and directors with respect to matters existing or occurring at or prior to the effective time of the merger. Sunshine Acquisition Corporation is not required to pay an annual premium for the insurance in excess of 200% of the last annual premium we paid prior to the date of the merger agreement. For more information, please refer to “SPECIAL FACTORS — Interests of Certain Persons in the Merger — Indemnification of Officers and Directors.”
Benefit Arrangements
      Sunshine Acquisition Corporation has agreed that, for a period of one year following the effective time of the merger, it will, or it will cause the surviving corporation to, provide our employees and employees of our subsidiaries as of the effective time of the merger, with salary, employee benefits and incentive compensation opportunities (other than equity-based compensation) that are substantially comparable in the aggregate to those provided to such employees immediately prior to the effective time. Sunshine Acquisition Corporation has agreed to give employees full credit for prior service with us for purposes of eligibility, vesting, benefit accrual and eligibility to receive benefits (excluding accruals under any defined benefit pension plan) under Sunshine Acquisition Corporation’s employee benefits plans; provided, however, that such crediting of service may not duplicate any benefit or the funding of any such benefit.
      With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Sunshine Acquisition Corporation or the surviving corporation in which an active employee may become eligible to participate in the one-year period following the effective time of the merger, Sunshine Acquisition Corporation has agreed to (1) waive, or use reasonable best efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each active employee under any such welfare benefit plan and (2) use reasonable best efforts to cause any eligible expenses incurred by any employee and his or her covered dependents under comparable plans during the plan year to be taken into account under the welfare benefit plans of Sunshine Acquisition Corporation for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her dependents as if such amounts had been paid in accordance with the welfare benefit plans of Sunshine Acquisition Corporation.
      We agreed that, as of July 28, 2005, no future offering periods would be commenced under our employee stock purchase plan. We have also agreed to terminate the employee stock purchase plan immediately prior to the effective date of the merger. All contributions accumulated prior to the termination of the plan will be applied to the purchase of SS&C common stock in accordance with the plan’s terms no later than immediately prior to the effective date of the merger.
Conditions to the Merger
      Our and Sunshine Acquisition Corporation’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	our stockholders must have adopted the merger agreement;

•	the applicable waiting periods under the HSR Act for which we were granted early termination effective August 19, 2005, and any applicable foreign antitrust or competition laws must have expired or been terminated;

•	no court or governmental agency shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling that is in effect and that has the effect of making consummation of the merger illegal or otherwise prohibiting the merger; and

•	any other approval of any court or governmental agency or waiting periods under any applicable law or regulation of any court or governmental agency shall have been obtained or have expired (without the imposition of any material condition) if the failure to obtain any such approval or the failure of any such waiting period to expire would constitute a material violation of law or subject any party to any material fine or other material adverse consequences.
      In addition, the obligation of Sunshine Acquisition Corporation and Merger Co to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	our representations and warranties in the merger agreement as to capitalization and corporate authorization relative to the merger agreement must be true and correct in all material respects at the effective time of the merger as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•	our other representations and warranties in the merger agreement must be true and correct at the effective time of the merger (ignoring any materiality or similar qualifiers) as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct (ignoring any materiality or similar qualifiers) as of such earlier date), provided, however, that this condition will be deemed to have been satisfied even if our representations and warranties are not so true and correct, unless the failure of such of our representations and warranties to be so true and correct, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on us;

•	we must have performed, in all material respects, all obligations required to be performed by us under the merger agreement;

•	there must not have occurred any event, circumstance, development, change or effect since July 28, 2005 that has had, or could reasonably be expected to have, a material adverse effect on us;

•	we, Sunshine Acquisition Corporation or Merger Co shall have received the proceeds of the debt financing on the terms and conditions set forth in the debt commitment letter with the Debt Financing Sources, or the receipt of proceeds of alternate debt financing in the same amount and on terms and conditions no less favorable to Sunshine Acquisition Corporation and Merger Co than those included in the debt commitment letter;

•	the holders of no more than ten percent of the shares of our common stock outstanding immediately prior to the effective time of the merger that are entitled to appraisal of their shares shall have properly demanded, and not withdrawn, demands for the appraisal of shares that are eligible for appraisal under Delaware law; and

•	all necessary third-party consents shall have been obtained.
      In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Sunshine Acquisition Corporation and Merger Co set forth in the merger agreement must be true and correct at the effective time of the merger (ignoring any materiality or similar qualifiers) as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that this condition will be deemed to have been satisfied even if any representations and warranties of Sunshine Acquisition Corporation and Merger Co are not so true and correct, unless the failure of such representations and warranties of Sunshine Acquisition Corporation and Merger Co to be so true and correct, individually or in the aggregate, would prevent the consummation of the merger or prevent Sunshine Acquisition Corporation or Merger Co from performing its obligations under the merger agreement; and

•	Merger Co must have performed, in all material respects, all obligations required to be performed by it under the merger agreement.
Termination of the Merger Agreement
      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time by action taken or authorized by the board of directors of the terminating party or parties or, in the case of SS&C, the independent committee, notwithstanding any requisite adoption of the merger agreement by our stockholders, and whether before or after our stockholders have adopted the merger agreement (other than termination by SS&C in connection with a superior proposal, which such termination may only be effected prior to the adoption of the merger agreement by our stockholders), as follows:

•	by mutual written consent of Sunshine Acquisition Corporation and us;

•	by either Sunshine Acquisition Corporation or us if the effective time shall not have occurred on or before January 31, 2006; provided, however, that the right to terminate the merger agreement shall not be available to the party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the effective time to occur on or before such date;

•	by either Sunshine Acquisition Corporation or us if any court or governmental agency enacts, issues, promulgates, enforces or enters any injunction, order, decree or ruling or takes any other action (including the failure to take an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger;

•	by Sunshine Acquisition Corporation if (1) any of our representations and warranties in the merger agreement are or become untrue or inaccurate, or (2) we breach any of our covenants or agreements in the merger agreement, and, in either such case, we cannot satisfy the applicable condition to close and such breach has not been, or cannot be, cured within 30 days after notice to us;

•	by us if (1) any of the representations and warranties of either Sunshine Acquisition Corporation or Merger Co in the merger agreement are or become untrue or inaccurate, or (2) Sunshine Acquisition Corporation or Merger Co breach any of their respective covenants or agreements in the merger agreement, and, in either such case, Sunshine Acquisition Corporation or Merger Co cannot satisfy the applicable condition to close and such breach has not been, or cannot be, cured within 30 days after notice to Sunshine Acquisition Corporation or Merger Co, as applicable;

•	by either Sunshine Acquisition Corporation or us if the stockholders fail to adopt the merger agreement at the special meeting;

•	by Sunshine Acquisition Corporation if our board of directors or the independent committee (1) changes its recommendation concerning the merger, (2) takes any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any acquisition proposal other than recommending rejection of such acquisition proposal, or (3) fails to include in this proxy statement its recommendation that stockholders adopt and approve the merger agreement and the merger;

•	by us, if our board or the independent committee approves a superior proposal or recommends a superior proposal to our stockholders, provided that:

•	the superior proposal did not result from a breach by us of the no solicitation provisions of the merger agreement;

•	our board or the independent committee provides prior written notice to Sunshine Acquisition Corporation that we are prepared to terminate the merger agreement to enter into an agreement with respect to a superior proposal, which shall attach the most current version of any written agreement relating to the transaction that constitutes a superior proposal, the identity of the party making the proposal and any other material terms and conditions thereof;

•	Sunshine Acquisition Corporation does not make, within two business days after the receipt of such notice, a binding, written and complete proposal that our board or the independent committee determines in good faith, after consultation with its financial advisor, is at least as favorable from a financial point of view to our stockholders as the acquisition proposal that constituted a superior proposal and which, by its terms, may be accepted at any time within such two business day period (or such subsequent two business day period, as the case may be); and

•	we pay Sunshine Acquisition Corporation a termination fee of $30 million.
Termination Fees
      We will be required to pay Sunshine Acquisition Corporation a termination fee of $30 million as of the termination date if any of the following occur in connection with the termination of the merger agreement:

•	If (1) at or prior to the termination date, a person or group makes an acquisition proposal to us or our stockholders or an acquisition proposal is otherwise publicly announced, and (2) no later than 12 months after the termination date, we enter into, or submit to our stockholders for adoption, an agreement with respect to an acquisition proposal, or an acquisition proposal (which in each case need not be the same acquisition proposal as the acquisition proposal described in clause (1)) is consummated, provided that for this purpose the reference in the definition of acquisition proposal to 20% will be replaced by 50%, and:

•	Sunshine Acquisition Corporation or we terminate the merger agreement because the effective time shall not have occurred on or before January 31, 2006;

•	Sunshine Acquisition Corporation or we terminate the merger agreement because the merger agreement fails to receive stockholder approval; or

•	Sunshine Acquisition Corporation terminates the merger agreement because (1) any of our representations and warranties in the merger agreement are or become untrue or inaccurate, or (2) we breach any of our covenants or agreements in the merger agreement, and, in either such case, we cannot satisfy the applicable condition to close and such breach has not been, or cannot be, cured within 30 days after notice to us.

•	Sunshine Acquisition Corporation terminates the merger agreement because our board of directors or the independent committee (1) changes its recommendation concerning the merger, (2) takes any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any acquisition proposal, other than recommending rejection of such acquisition proposal, or (3) fails to include in this proxy statement its recommendation that stockholders adopt and approve the merger agreement and the merger; or

•	We terminate the merger agreement because our board or the independent committee approves a superior proposal or recommends a superior proposal to our stockholders in accordance with the provisions discussed in “— Termination of the Merger Agreement.”
      Sunshine Acquisition Corporation will be required to pay us a termination fee of $30 million no later than two business days following termination if the following occurs:

•	We terminate the merger agreement because (1) any of the representations and warranties of either Sunshine Acquisition Corporation or Merger Co in the merger agreement are or become untrue or inaccurate, or (2) Sunshine Acquisition Corporation or Merger Co breaches any of their respective covenants or agreements in the merger agreement, and, in either such case, Sunshine Acquisition Corporation or Merger Co cannot satisfy the applicable condition to close and such breach has not been, or cannot be, cured within 30 days after notice to Sunshine Acquisition Corporation or Merger Co, as applicable; and

•	At the time of such termination, we are not in material breach of any representation, warranty, covenant or agreement contained in the merger agreement and none of our representations or warranties has become untrue such that we would not be able to satisfy Sunshine Acquisition Corporation’s condition to close.
Amendment
      The parties may amend the merger agreement at any time before the effective time of the merger, provided, however, after stockholder approval has been obtained, the parties may not amend the merger agreement in a manner that by law requires further approval by our stockholders without obtaining such further approval.
APPRAISAL RIGHTS
      Delaware law entitles the holders of shares of our common stock who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware to have their shares appraised by the Delaware Court of Chancery, which we refer to as the Chancery Court, and to receive “fair value” of these shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as of completion of the merger in place of the merger consideration, as determined by the Chancery Court.

      In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262. If you fail to comply with the specific requirements of Section 262, you will be entitled to receive the cash payment for your shares as provided in the merger agreement, but you will have no appraisal rights with respect to your shares.
      The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the General Corporation Law of the State of Delaware, the full text of which appears in Annex C to this proxy statement. This summary does not constitute legal advice, nor does it constitute a recommendation that you exercise your rights to appraisal under Section 262.
      Section 262 requires that, where a merger agreement is to be submitted for adoption at a stockholders’ meeting, stockholders on the record date for the meeting be notified not less than 20 days before the meeting that appraisal rights will be available. A copy of Section 262 must be included with the notice. This proxy statement constitutes our notice to the holders of shares of our common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement, since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.
      If you elect to demand appraisal of your shares, you must:

•	be a holder of record of shares of our common stock on the date that the written demand for appraisal is made, and you must continue to hold the shares of record through the effective date of the merger;

•	deliver to us a written demand for appraisal of your shares of SS&C common stock before the vote of stockholders with respect to the adoption of the merger agreement is taken; and

•	not vote in favor of the adoption of the merger agreement.
      If you vote for the adoption of the merger agreement, you will not be eligible to exercise appraisal rights in respect of the shares so voted and such a vote will nullify any demand for appraisal you may have made. Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the General Corporation Law of the State of Delaware. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, failure to vote against the proposal to adopt the merger agreement (i.e., abstaining) will not operate as a waiver of the stockholder’s appraisal rights.
      Only a holder of record of shares of our common stock who continuously holds such shares through the date of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares of our common stock in connection with the merger. If the shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as an agent for such owner or owners. A record holder, such as a broker who holds shares of our common stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of our common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of our common stock as to which appraisal is sought, and where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock which are held in the name of the record owner. A beneficial owner who does not hold the shares of record may not make an appraisal demand but must have the record holder submit such demand.
      Stockholders who hold their shares of our common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
      All demands for appraisal should be made in writing and addressed to the Secretary of SS&C at 80 Lamberton Road, Windsor, Connecticut, 06095, before the stockholder vote on the adoption of the merger agreement is taken at the special meeting. The demand must reasonably inform us of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of common stock. If your shares of our common stock are held through a broker, bank, nominee or other third party, and you wish to demand appraisal rights, you must act promptly to instruct the applicable broker, bank, nominee or other third party to follow the steps summarized in this section.
      Within ten days after the effective date of the merger, the surviving corporation must give written notice of the date the merger became effective to each holder who has properly filed a written demand for appraisal and has not voted in favor of the adoption of the merger agreement. At any time within 60 days after the effective date of the merger, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of our common stock. Within 120 days after the effective date of the merger, either the surviving corporation or any holder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all holders entitled to appraisal. Neither Sunshine Acquisition Corporation nor we have any intention or obligation to file such a petition. Accordingly, the failure of a holder to file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective date of the merger could nullify the holder’s previously written demand for appraisal. Within 120 days after the effective date of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights under Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within ten days after a written request for the statement has been received by the surviving corporation.
      If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached by the surviving corporation. After notice to dissenting holders of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct such a hearing. At the hearing, the Chancery Court will determine those holders who have complied with Section 262 and who have become entitled to appraisal rights. The Chancery Court may require the holders who have demanded an appraisal for their shares of our common stock to submit their stock certificates to the Register in Chancery of the Chancery Court for notation of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.
      After determination of the holders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the fair value is determined, the Chancery Court will direct the payment of the value, with interest accrued during the pendency of the proceeding, if determined by the Chancery Court, to the holders entitled to receive payment, upon surrender by such holders of the certificates representing the applicable shares of our common stock.
      In determining fair value and the fair rate of interest, if any, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares of SS&C common stock as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.
      Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting holder is responsible for his, her or its attorneys’ and expert witness expenses, although, upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of our common stock entitled to appraisal.
      Any holder who has demanded appraisal rights will not, from and after the effective date of the merger, be entitled to vote shares of SS&C common stock subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distributions payable to our stockholders of record at a date prior to the effective date; however, if a holder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that holder to appraisal will cease and that holder will be entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court will be dismissed without the approval of the Chancery Court and such approval may be subject to conditions the Chancery Court deems just. If no petition for appraisal is filed with the Chancery Court within 120 days after the effective date of the merger, holders’ rights to appraisal shall cease, and all holders of shares of SS&C common stock will be entitled to receive the consideration offered pursuant to the merger agreement.
      In view of the complexity of Section 262, holders of shares of our common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.

MARKET PRICE AND DIVIDEND DATA
      Our common stock is traded on The NASDAQ National Market under the symbol “SSNC.” The table below shows, for the periods indicated, the high and low sales prices for shares of our common stock as reported by The NASDAQ National Market.

	SS&C Common
	Stock

	High	Low

Fiscal Year Ended December 31, 2003
First Quarter	$8.37	$5.83
Second Quarter	11.39	7.74
Third Quarter	14.08	10.40
Fourth Quarter	21.95	12.40
Fiscal Year Ended December 31, 2004
First Quarter	34.23	18.15
Second Quarter	30.88	17.26
Third Quarter	21.74	15.05
Fourth Quarter	24.53	17.80
Fiscal Year Ending December 31, 2005
First Quarter	$25.20	$19.08
Second Quarter	32.52	21.30
Third Quarter	36.90	31.44
Fourth Quarter (through October 14, 2005)	36.55	34.42
      The following table sets forth the closing sales prices per share of our common stock, as reported on The NASDAQ National Market on July 27, 2005, the last full trading day before the public announcement of the proposed merger, and on October      , 2005, the latest practicable date before the printing of this proxy statement:

July 27, 2005		$33.00
October , 2005	$
      If the merger is consummated, our common stock will be delisted from The NASDAQ National Market, there will be no further public market for shares of our common stock and each share of our common stock will be converted into the right to receive $37.25 in cash, without interest and less any applicable withholding taxes.
      In July 2003, our board of directors declared its first semi-annual cash dividend of $0.067 per share of common stock, which was paid in September 2003. On February 5, 2004, our board of directors declared a $0.07 cash dividend per share of common stock, which was paid in March 2004. On August 4, 2004, our board of directors declared a $0.07 cash dividend per share of common stock, which was paid in September 2004. On November 30, 2004, our board of directors declared an $0.08 cash dividend per share of common stock, which was paid in March 2005. On August 3, 2005, our board of directors declared an $.08 cash dividend per share of common stock, which was paid on September 13, 2005 to stockholders of record as of August 23, 2005. Although we may declare cash dividends in the future (subject to the restrictions contained in the merger agreement), various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion and the terms of our indebtedness, will affect our decision-making process. Under our credit agreement with Fleet National Bank, we are prohibited from declaring dividends unless such dividends are approved by our board and are consistent with past practices.

SELECTED FINANCIAL INFORMATION

	Six Months Ended		Year Ended
	June 30,		December 31,

	2005	2004	2004	2003	2002	2001	2000

	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$68,129	$43,673	$95,888	$65,531	$62,434	$56,369	$61,406
Gross profit	41,694	28,493	62,118	45,105	41,445	36,118	36,986
Income before income taxes	20,140	13,549	31,040	19,337	12,300	6,487	3,333
Net income	12,558	8,183	19,010	11,796	7,305	4,022	2,172
Net income per share(1)
Basic earnings per share	$0.54	$0.43	$0.90	$0.63	$0.38	$0.18	$0.09
Shares used in basic per share calculation	23,078	19,229	21,185	18,617	19,473	22,506	23,877
Diluted earnings per share	$0.52	$0.40	$0.84	$0.59	$0.36	$0.18	$0.09
Shares used in diluted per share calculation	24,230	20,672	22,499	19,832	20,531	22,752	23,943
Cash dividends declared per share	$—	$0.07	$0.22	$0.067	$—	$—	$—
Balance Sheet Data (at period end):
Cash and cash equivalents	$16,417	$41,926	$28,913	$15,261	$18,336	$28,425	$20,690
Investments in marketable securities	8,754	73,991	101,922	37,120	23,383	31,077	35,840
Current assets	57,794	134,824	145,987	63,006	54,909	72,115	72,529
Working capital (deficit)	(4,250)	105,455	116,418	42,009	36,699	56,284	54,330
Non-current assets	239,155	41,466	39,676	19,579	20,571	16,664	18,329
Total assets	296,949	176,290	185,663	82,585	75,480	88,779	90,858
Current liabilities	62,044	29,369	29,569	20,997	18,210	15,831	18,199
Non-current liabilities	58,233	—	—	—	—	—	5
Stockholders’ equity	176,672	146,921	156,094	61,588	57,270	72,948	72,654

(1)	Earnings per share have been restated for all periods presented to reflect a three-for-two common stock split in the form of a common stock dividend effective on March 5, 2004.
      Our net book value per share as of June 30, 2005 was $7.52, which is substantially below the $37.25 per share cash merger consideration.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended		Year Ended
	June 30,		December 31,

	2005	2004	2004	2003

	(dollars in thousands)
Income before income taxes	$20,140	$13,549	$31,040	$19,337
Interest expense and amortization of deferred financing costs	700	5	9	2
Portion of rentals deemed to be a reasonable approximation of the interest factor	926	496	1,052	1,046

Income available for fixed charges	$21,766	$14,050	$32,101	$20,385

Fixed Charges:
Interest expense and amortization of deferred financing costs	$700	$5	$9	$2
Portion of rentals deemed to be a reasonable approximation of the interest factor	926	496	1,052	1,046

Total fixed charges	$1,626	$501	$1,061	$1,048

Ratio of earnings to fixed charges	13.4	28.0	30.3	19.5
      For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges include: (1) interest expense; (2) amortization of premiums, discounts and capitalized expenses related to indebtedness; and (3) the estimate of the interest within rental expense.
INFORMATION REGARDING TRANSACTION PARTICIPANTS
      We are a Delaware corporation with our principal executive offices at 80 Lamberton Road, Windsor, Connecticut 06095. Our telephone number is (860) 298-4500. We deliver investment and financial management software and related services focused exclusively on the financial services industry. By leveraging expertise in common investment business functions, we cost-effectively serve clients in different industry segments, including hedge funds and family offices, institutional asset management, insurance entities and pension funds, financial institutions, municipal finance, commercial lending, and real estate property management. Our common stock trades on The NASDAQ National Market under the symbol “SSNC.” We maintain a website at http://www.ssctech.com.
      Mr. Stone founded SS&C in 1986 and has served as Chairman of the Board of Directors and Chief Executive Officer since our inception. He also has served as our President from inception through April 1997 and again from March 1999 until October 2004. The business address for Mr. Stone is c/o SS&C Technologies, Inc., 80 Lamberton Road, Windsor, Connecticut 06095 and his business telephone number is (860) 298-4500. Mr. Stone is a U.S. citizen.
      During the last five years, none of SS&C, its executive officers or directors has been (1) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (2) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
      Sunshine Acquisition Corporation, a corporation organized under the laws of the State of Delaware, was formed on July 26, 2005 for the sole purpose of completing the merger with SS&C and arranging the related financing transactions. Sunshine Acquisition Corporation’s owners currently consist of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P., investment funds affiliated with the private equity investment firm of The Carlyle Group. Sunshine Acquisition Corporation has not engaged in any business except in anticipation of the merger. Sunshine Acquisition Corporation may assign its rights and obligations under the merger agreement to an affiliate so long as it remains liable for its obligations under the merger agreement if such affiliate does not perform its obligations.
      Merger Co, a corporation organized under the laws of the State of Delaware, is a direct wholly owned subsidiary of Sunshine Acquisition Corporation. Merger Co was formed exclusively for the purpose of effecting the merger. This is the only business of Merger Co.
      The following is a list of the executive officers and directors of Sunshine Acquisition Corporation and Merger Co. Each individual holds the same director and executive officer positions in both Sunshine Acquisition Corporation and Merger Co.

Name	Title

Claudius E. Watts IV	Director, President
Todd Newnam	Vice President
Campbell R. Dyer	Secretary and Treasurer
      The material occupations, positions and offices of employment during the past five years of each of Mr. Watts, Mr. Newnam and Mr. Dyer are set forth below. The business address and telephone number of each individual is 101 South Tryon Street, 25th Floor, Charlotte, NC 28280, c/o The Carlyle Group; (704) 632-0200. Each individual is a U.S. citizen.

•	Claudius E. Watts, IV, 43, is a managing director of The Carlyle Group and has been associated with The Carlyle Group since 2000. Prior to joining The Carlyle Group, Mr. Watts was a managing director in the First Union Securities, Inc. mergers and acquisitions group.

•	Todd Newnam, 34, is a principal of The Carlyle Group and has been associated with The Carlyle Group since 2000. Prior to joining The Carlyle Group, Mr. Newnam was a vice president in the First Union Securities, Inc. mergers and acquisitions group.

•	Campbell R. Dyer, 31, is a vice president of The Carlyle Group and has been associated with The Carlyle Group since 2002. Immediately prior to becoming associated with the Carlyle Group, Mr. Dyer attended Harvard Business School. Prior to attending business school, Mr. Dyer was an associate with the private equity firm William Blair Capital Partners. Mr. Dyer’s prior work experience also includes serving as an investment banking analyst in the mergers and acquisitions group of Bowles Hollowell Conner & Co.(now Wachovia Securities).
      TC Group IV, L.P. is the general partner of Carlyle Partners IV, L.P. and CP IV Coinvestment IV, L.P.; TC Group IV, L.L.C. is the general partner of TC Group IV, L.P.; TC Group, L.L.C. is the managing member of TC Group IV, L.L.C.; and TCG Holdings, L.L.C. is the managing member of TC Group, L.L.C. The business address of each of TCG Holdings, L.L.C., TC Group, L.L.C., TC Group IV, L.L.C., TC Group IV, L.P., Carlyle Partners IV, L.P. and CP IV Coinvestment L.P. is 1001 Pennsylvania Avenue, NW Washington, DC 20004-2505, and their telephone number is (202) 729-5626. The business address of Sunshine Acquisition Corporation and Merger Co is 101 South Tryon Street, 25th Floor, Charlotte, NC 28280, c/o The Carlyle Group, and their telephone number is (704) 632-0200.
      None of TCG Holdings, L.L.C., TC Group, L.L.C., TC Group IV, L.L.C., TC Group IV, L.P., Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., Sunshine Acquisition Corporation or Merger Co will be affiliated with the Company, its affiliates or its board of directors prior to the merger.
      During the last five years, none of TCG Holdings, L.L.C., TC Group, L.L.C., TC Group IV, L.L.C., TC Group IV, L.P., Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., Sunshine Acquisition Corporation or Merger Co or any of their respective officers, directors or general partners, as the case may be, has been (1) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (2) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information, as of July 31, 2005, with respect to the beneficial ownership of shares of our common stock, by:

•	each person known to SS&C to beneficially own more than 5% of the outstanding shares of our common stock,

•	each of our directors,

•	our chief executive officer and each of our four other executive officers, and

•	all executive officers and directors as a group.
      Unless otherwise indicated, the address of each of the stockholders listed below is c/o SS&C Technologies, Inc., 80 Lamberton Road, Windsor, Connecticut 06095.

	Amount and Nature of
	Beneficial Ownership(1)

	Number of	Percent of
Name of Beneficial Owner	Shares	Class

5% Stockholders:
William C. Stone(2)	6,353,270	26.5%
Barclays Global Investors, N.A. and affiliates(3)	2,159,031	9.2%
Other Directors:
David W. Clark, Jr.(4)	162,500	*
Joseph H. Fisher(5)	107,850	*
William C. (Curt) Hunter	5,000	*
Albert L. Lord(6)	134,300	*
Jonathan M. Schofield(7)	74,900	*
Other Named Executive Officers:
Normand A. Boulanger(8)	230,308	*
Patrick J. Pedonti(9)	81,654	*
Stephen V.R. Whitman(10)	28,042	*
Kevin Milne(11)	11,718	*
All executive officers and directors as a group (10 persons)(12)	7,189,542	29.2%

*	Less than 1%

(1)	The number of shares beneficially owned by each stockholder, named executive officer and director is determined under rules promulgated by the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire either currently or at any time within the 60-day period following July 31, 2005 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(2)	Includes 481,250 shares subject to outstanding stock options exercisable on or within the 60-day period following July 31, 2005.

(3)	The Schedule 13G filed with the Securities and Exchange Commission by Barclays Global Investors, N.A. and affiliates on February 14, 2005 indicates that Barclays Global Investors, N.A. beneficially owns 1,372,865 shares, Barclays Global Fund Advisors beneficially owns 146,206 shares, Barclays Bank PLC beneficially owns 54,900 shares and Palomino Limited owns 4 shares. All information in the Schedule 13G is as of December 31, 2004. The address of Barclays Global Investors, N.A. and its affiliates is 45 Fremont Street, San Francisco, CA 94105.

(4)	Consists of 50,000 shares held directly by Mr. Clark, 30,000 shares held by the David and Anna Clark Family Limited Partnership, of which Mr. Clark is a general partner, and 87,500 shares subject to outstanding stock options exercisable on or within the 60-day period following July 31, 2005. Mr. Clark disclaims beneficial ownership of the shares held by the David and Anna Clark Family Limited Partnership except to the extent of his proportionate pecuniary interest therein.

(5)	Consists of 18,100 shares held directly by Mr. Fisher, 2,250 shares held by Linda L. Luchs, Mr. Fisher’s spouse, and 87,500 shares subject to outstanding stock options exercisable on or within the 60-day period following July 31, 2005.

(6)	Includes 50,000 shares subject to outstanding stock options exercisable on or within the 60-day period following July 31, 2005.

(7)	Includes 45,000 shares subject to outstanding stock options exercisable on or within the 60-day period following July 31, 2005.

(8)	Includes 222,808 shares subject to outstanding stock options exercisable on or within the 60-day period following July 31, 2005.

(9)	Includes 80,154 shares subject to outstanding stock options exercisable on or within the 60-day period following July 31, 2005.

(10)	Includes 26,392 shares subject to outstanding stock options exercisable on or within the 60-day period following July 31, 2005 and 150 shares owned by the estate of Alexander H. Whitman, Mr. Whitman’s father, of which Mr. Whitman is co-executor. Mr. Whitman disclaims beneficial ownership of the shares held by his father’s estate.

(11)	Consists of 11,718 shares subject to outstanding options exercisable on or within the 60-day period following July 31, 2005.

(12)	Includes an aggregate of 1,102,322 shares subject to outstanding stock options exercisable on or within the 60-day period following July 31, 2005.

TRANSACTIONS IN SHARES OF COMMON STOCK
Purchases by SS&C
      The following table summarizes repurchases of SS&C common stock by SS&C during the past two years (in thousands, except per share data)
SS&C Repurchases of Common Stock

	Total Number of	Range of Prices	Average Price
Period	Shares Purchased	Paid per Share	Paid per Share

2005
Third Quarter (through September 29, 2005)	0	—	—
Second Quarter	0	—	—
First Quarter	259,050	$21.04 - $22.42	$21.56
2004
Fourth Quarter	0	—	—
Third Quarter	0	—	—
Second Quarter	0	—	—
First Quarter	0	—	—
2003
Fourth Quarter	199,215	$14.89 - $19.39	$17.50
Third Quarter	384,150	$10.95 - $13.73	$12.47

Total	842,415	$10.95 - $22.42	$16.45
Purchases by William C. Stone
      Mr. Stone has not purchased shares of our common stock at any time within the past two years.
Purchases by Sunshine Acquisition Corporation and Merger Co
      Neither Sunshine Acquisition Corporation or Merger Co or any of their respective directors, principal executive officers or general partners, or persons or entities controlling their respective general partners, has purchased any shares of our common stock during the past two years or currently holds any shares of our common stock.
Prior Public Offerings
      On June 9 and 14, 2004, SS&C sold an aggregate of 4,050,000 shares of our common stock pursuant to an underwritten public offering at a public offering price of $19.50 per share. SS&C received proceeds, before expenses, of $75,224,700. In connection with the public offering, Mr. Stone sold 855,000 shares of our common stock and received proceeds, before expenses, of $15,880,770.
      Neither SS&C nor, to its knowledge, any of its directors or executive officers engaged in any transaction in SS&C common stock during the 60-day period prior to the date of this proxy statement.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      During 2004 and the first quarter of 2005, RLI Insurance Company paid an aggregate of $133,825 to SS&C for maintenance of CAMRA and Finesse products. Michael J. Stone, President of RLI Insurance, is the brother of William C. Stone.
      In March 1996, SS&C and William C. Stone entered into an employment agreement providing for the employment of Mr. Stone as its President, Chief Executive Officer and Chairman of the Board of

Directors. The agreement had an initial term of three years, which ended in March 1999. The agreement is automatically renewed for additional one-year terms until terminated either by Mr. Stone or us. Originally, the agreement provided for an annual base salary of $250,000 and annual incentive compensation in an amount to be determined by the board of directors or the compensation committee in their respective discretion. In May 1999, the compensation committee increased Mr. Stone’s base salary under the agreement to $400,000 per year, and, in February 2004, the compensation committee increased Mr. Stone’s base salary under the agreement to $500,000 per year. If SS&C refuses to renew Mr. Stone’s employment agreement at the conclusion of any one-year term, Mr. Stone will be entitled to receive an amount equal to his annual base salary at the time of non-renewal, payable without interest in twelve equal monthly installments. In the event of any disability that renders Mr. Stone unable to perform his duties under the agreement for six consecutive months, the agreement will terminate and Mr. Stone or his representative will be entitled to receive his base salary and incentive compensation prorated to the last day of the calendar month in which the termination occurs. The employment agreement will also terminate upon Mr. Stone’s death, whereupon Mr. Stone’s representative will be entitled to receive Mr. Stone’s base salary and incentive compensation prorated for six months following Mr. Stone’s death. The agreement contains a non-competition covenant pursuant to which Mr. Stone is prohibited from competing with us during his employment with us, and (1) for a period of two years after his termination, if Mr. Stone’s employment is terminated for cause by us or voluntarily by Mr. Stone, or (2) for a period of one year if we refuse to renew Mr. Stone’s employment agreement pursuant to its terms.
      On March 11, 2005, the compensation committee approved the following 2005 salary arrangements for its executive officers:

		Base
		Compensation
Name	Title	(Annual Rate) ($)

William C. Stone	Chairman of the Board and Chief Executive Officer	$500,000
Normand A. Boulanger	President and Chief Operating Officer	350,000
Patrick J. Pedonti	Senior Vice President and Chief Financial Officer	200,000
Stephen V.R. Whitman	Senior Vice President and General Counsel	190,000
Kevin Milne	Senior Vice President — International	383,178	*

*	The base compensation figure for Mr. Milne is based on the pound-dollar exchange rate as of March 8, 2005.
DIRECTORS AND EXECUTIVE OFFICERS OF SS&C
      William C. Stone, age 50, founded SS&C Technologies, Inc. in 1986 and has served as chairman of SS&C’s board of directors and chief executive officer since SS&C’s inception. Mr. Stone also served as president from SS&C’s inception through April 1997 and from March 1999 through October 2004. Prior to founding SS&C, Mr. Stone directed the financial services consulting practice of KPMG LLP, an accounting firm, in Hartford, Connecticut and served as vice president of administration and special investment services at Advest, Inc., a financial services company.
      Normand A. Boulanger, age 43, has served as our President and Chief Operating Officer since October 2004. Prior to that, Mr. Boulanger served as our Executive Vice President and Chief Operating Officer from October 2001 to October 2004, Senior Vice President, SS&C Direct from March 2000 to September 2001, Vice President, SS&C Direct from April 1999 to February 2000, Vice President of Professional Services for the Americas, from July 1996 to April 1999, and Director of Consulting from March 1994 to July 1996. Prior to joining SS&C, Mr. Boulanger served as Director of Investment Operations for The Travelers, now a Citigroup organization, from September 1986 to March 1994.

      Patrick J. Pedonti, age 53, has served as our Senior Vice President and Chief Financial Officer since August 2002. Prior to that, Mr. Pedonti served as our Vice President and Treasurer from May 1999 to August 2002. Prior to joining SS&C, Mr. Pedonti served as Vice President and Chief Financial Officer for Accent Color Sciences, Inc., a company specializing in high-speed color printing, from January 1997 to May 1999.
      Stephen V. R. Whitman, age 58, has served as our Senior Vice President and General Counsel since June 2002. Prior to joining SS&C, Mr. Whitman served as an attorney for PA Consulting Group, an international management consulting company headquartered in the United Kingdom, located at 1730 Wilson Boulevard, Rosslyn, Virginia and 1750 Pennsylvania Avenue, NW, Washington, D.C., from November 2000 to December 2001. Prior to that, Mr. Whitman served as Senior Vice President and General Counsel of Hagler Bailly, Inc., a publicly-traded international consulting company to the energy and network industries, located at 1730 Wilson Boulevard, Rosslyn, Virginia and 1776 I Street, NW, Washington, D.C., from October 1998 to October 2000 and as Vice President and General Counsel from July 1997 to October 1998.
      Kevin Milne, age 42, has served as our Senior Vice President of International since June 2004. Prior to joining SS&C, Mr. Milne served as Executive Vice President for Macgregor, a company specializing in investment technology, located at Cleary Court, 21-23 St. Swithins Lane, London, United Kingdom, from March 2002 to May 2004. Prior to that, Mr. Milne served as Executive Managing Director for Omgeo, a company specializing in global trade management and workflow, located at Aldgate House, 33 Aldgate High Street, London, United Kingdom, from 1993 to the end of 2001.
      David W. Clark, Jr., age 67, has served on our board of directors since November 1992. Since 1991, Mr. Clark has served as the managing director of Pryor & Clark Company, a private investment and venture capital company, located at 80 Lamberton Road, Windsor, Connecticut. Mr. Clark previously served as president, chief operating officer and treasurer of Corcap, Inc., an elastomer and molded rubber manufacturer, president and chief executive officer of CompuDyne Corporation, a supplier of software systems for public safety and justice applications and a manufacturer of products used to protect federal buildings and installations, and president and chief operating officer of Lydall, Inc., a diversified manufacturer of industrial products. Mr. Clark currently serves as a member of the boards of directors of Checkpoint Systems Inc., a manufacturer of retail security systems and specialty labels, and of CompuDyne.
      Joseph H. Fisher, age 62, has served on our board of directors since January 1992. Mr. Fisher has been retired since May 1991. From 1983 through 1991, Mr. Fisher served as the managing partner of the Hartford, Connecticut office of KPMG LLP. Mr. Fisher currently serves as a member of the boards of directors of Curtis Corporation, a privately held packaging company, and the Connecticut Housing Finance Authority.
      William C. (Curt) Hunter, age 57, has served on our board of directors since May 2005. Since June 2003, Dr. Hunter has served as Dean and Distinguished Professor of Finance at the School of Business at the University of Connecticut, located at 2100 Fairfield Road, Storrs, Connecticut. From March 1995 through August 2003, Dr. Hunter served as Senior Vice President and Director of Research at the Federal Reserve Bank of Chicago, located at 230 S. LaSalle Street, Chicago, Illinois, where he was a member of the bank’s management committee, served as the bank’s chief economic advisor and was an associate economist on the Federal Open Market Committee. Dr. Hunter currently serves as a member of the boards of directors of Xerox Corporation, a global provider of office solutions, and Nuveen Investments, an investment management firm.
      Albert L. Lord, age 59, has served on our board of directors since July 2001. Since March 2005, Mr. Lord has served as the chairman and chief executive officer of SLM Holding Corp. (Sallie Mae), a provider of funding and financial services for higher education, located at 12061 Bluemont Way, Reston, Virginia. From July 1997 through March 2005, Mr. Lord served as vice chairman and chief executive officer of Sallie Mae. From December 1993 through August 1997, he served as chief executive officer of

LCL, Ltd., a financial management-consulting firm. Mr. Lord currently serves as a member of the boards of directors of SLM Holding Corp. and BearingPoint, Inc., a consulting company.
      Jonathan M. Schofield, age 64, has served on our board of directors since April 1997. Mr. Schofield has been retired since March 2001. From December 1992 through March 2001, Mr. Schofield served as chairman of the board of Airbus Industrie of North America, Inc., a subsidiary of Airbus Industrie, a manufacturer of large civil aircraft, located at 198 Vanburen Street, Herndon, Virginia. From December 1992 through February 2000, he also served as chief executive officer of Airbus Industrie of North America. From 1989 through 1992, Mr. Schofield served as president of United Technologies International, a wholly owned subsidiary of United Technologies Corporation, a diversified manufacturer of industrial products. Mr. Schofield currently serves as a member of the board of directors of Aviall, Inc., an aviation parts and supplies distribution company, and of B/E Aerospace, Inc., a manufacturer of numerous aircraft products, and as a Trustee of Lease Investment Flight Trust (LIFT). Mr. Schofield was awarded the Legion of Honor from the French Republic in 2002.
      All of the directors and executive officers listed above are U.S. citizens with the exception of Mr. Milne, who is a U.K. citizen.
DESCRIPTION OF SS&C TECHNOLOGIES, INC.
      SS&C delivers investment and financial management software and related services focused exclusively on the financial services industry. By leveraging expertise in common investment business functions, SS&C cost-effectively serves clients in different industry segments, including hedge funds and family offices, institutional asset management, insurance entities and pension funds, financial institutions, municipal finance, commercial lending, and real estate property management. SS&C is publicly traded on The NASDAQ National Market under the symbol “SSNC.”
DESCRIPTION OF SUNSHINE ACQUISITION CORPORATION
      Sunshine Acquisition Corporation, a corporation organized under the laws of the State of Delaware, was formed on July 26, 2005 for the sole purpose of completing the merger with SS&C and arranging the related financing transactions. Sunshine Acquisition Corporation’s owners currently consist of investment funds affiliated with the private equity investment firm of The Carlyle Group. Sunshine Acquisition Corporation has not engaged in any business except in anticipation of the merger. Sunshine Acquisition Corporation may assign its rights and obligations under the merger agreement to an affiliate so long as it remains liable for its obligations under the merger agreement if such affiliate does not perform its obligations.
DESCRIPTION OF SUNSHINE MERGER CORPORATION
      Merger Co, a corporation organized under the laws of the State of Delaware, is a direct wholly owned subsidiary of Sunshine Acquisition Corporation. Merger Co was formed exclusively for the purpose of effecting the merger. This is the only business of Merger Co.
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING (PROPOSAL 2)
      If there are insufficient votes at the time of the special meeting to adopt the merger agreement, we may propose to adjourn or postpone our special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment or postponement at our special meeting if there are sufficient votes to adopt the merger agreement. If approval of the proposal to adjourn or postpone our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and voting on the matter.

FUTURE STOCKHOLDER PROPOSALS
      If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we expect to hold our 2006 annual meeting of stockholders. If such meeting is held, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2006 annual meeting should be sent to us at SS&C Technologies, Inc., 80 Lamberton Road, Windsor, Connecticut, 06095, Attention: Secretary, and we must receive such proposals no later than December 30, 2005. All stockholder proposals must also meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in our proxy statement for our 2006 annual meeting of stockholders.
      If a stockholder of SS&C wishes to present a proposal before the 2006 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy, such stockholder must also give written notice to the secretary of SS&C at the address noted above. The secretary must receive such notice not less than 60 days nor more than 90 days prior to the 2006 annual meeting; provided that, in the event that less than 70 days’ notice or prior public disclosure of the date of the 2006 annual meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2006 annual meeting, the proxies designated by the board of directors will have discretionary authority to vote on any such proposal.
HOUSEHOLDING OF SPECIAL MEETING MATERIALS
      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the proxy statement or annual report to you if you write or call us at the following address or phone number: SS&C Technologies, Inc., 80 Lamberton Road, Windsor, Connecticut, 06095, Attention: Investor Relations, (860) 298-4500. If you would like to receive separate copies of annual reports or proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address and phone number.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.
      Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.
Incorporation by Reference
      The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the SEC, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

      We incorporate by reference into this proxy statement the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2004;

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2005;

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2005; and

•	Our Current Reports on Form 8-K filed on March 2, 2005, March 3, 2005, March 9, 2005, April 15, 2005, April 25, 2005, as amended June 30, 2005, May 20 2005, as amended June 7, 2005, June 2, 2005, July 7, 2005, July 28, 2005 (with respect to Items 1.01, 2.03, 8.01 and 9.01) and August 30, 2005.
      Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at SS&C Technologies, Inc., 80 Lamberton Road, Windsor, Connecticut, 06095, Attention: Secretary. If you would like to request documents, please do so by November      , 2005, in order to receive them before the special meeting.
      No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated October      , 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.
      This proxy statement contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in contracts and other documents, including the merger agreement, that are attached or filed as annexes to this proxy or are incorporated by reference into this document. These representations and warranties were made only for the purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important limitations and qualifications agreed to by the contracting parties (including SS&C, Sunshine Acquisition Corporation and Merger Co), and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties contained in this proxy statement or the actual representations and warranties contained in such contracts and other documents, including the merger agreement, as statements of factual information.
      The safe harbor protections afforded to forward-looking statements pursuant to Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933 do not apply to forward-looking statements made in connection with a going private transaction. We thus disclaim for purposes of this going private transaction any references to Sections 21E and 27A contained in the documents incorporated by reference into this proxy statement.
      YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.
      If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact Georgeson Shareholder Communications, Inc., our proxy solicitor, toll-free at 1-800-491-3132.

Annex A
AGREEMENT AND PLAN OF MERGER
by and among
SUNSHINE ACQUISITION CORPORATION,
SUNSHINE MERGER CORPORATION
and
SS&C TECHNOLOGIES, INC.
Dated as of
July 28, 2005

      AGREEMENT AND PLAN OF MERGER, dated as of July 28, 2005 (this “Agreement”), between SUNSHINE ACQUISITION CORPORATION, a Delaware corporation (“Parent”), SUNSHINE MERGER CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Co”), and SS&C Technologies, Inc., a Delaware corporation (the “Company”).
      WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Co deem it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Merger Co with and into the Company, and such Boards of Directors have approved this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company (the “Company Board”), recommended that this Agreement be adopted by the Company’s stockholders);
      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent’s and Merger Co’s willingness to enter into this Agreement, William C. Stone (the “Principal Stockholder”), the Company, Parent and Merger Co will enter into a voting agreement (the “Voting Agreement”), pursuant to which, among other things, the Principal Stockholder will agree to vote his Shares (as defined herein) in favor of approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger), upon the terms and subject to the conditions set forth in the Voting Agreement; and
      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Merger Co to enter into this Agreement, the Principal Stockholder is entering into a Contribution and Subscription Agreement with Parent (the “Contribution Agreement”), pursuant to which the Principal Stockholder will exchange a portion of his Shares for shares of capital stock of Parent immediately prior to the Effective Time (as defined herein).
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Co and the Company hereby agree as follows:
ARTICLE I.
THE MERGER
      Section 1.01     The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Co shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Co shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
      Section 1.02     Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 11:00 a.m., New York time, on a date no later than the last day of the first period of ten consecutive business days following the Stockholder Approval, which date shall be specified by Parent on no less than three business days’ notice to the Company, at the offices of Latham & Watkins LLP, 885 Third Avenue, Suite 1000, New York, NY, 10022-4834, unless another time, date and/or place is agreed to in writing by Parent and the Company (the date on which the Closing occurs, the “Closing Date”).
      Section 1.03     Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Merger Co and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

      Section 1.04     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.
      Section 1.05     Certificate of Incorporation; Bylaws. (a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to read in its entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.
      (b) At the Effective Time, the Bylaws of Merger Co, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.
      Section 1.06     Directors and Officers. The directors of Merger Co immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.
ARTICLE II.
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
      Section 2.01     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Co, the Company or the holders of any of the following securities:
      (a) Conversion of Company Common Stock. Each share of common stock, par value $.01 per share, of the Company (the “Company Common Stock”; all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.01(b) and any Dissenting Shares) shall be cancelled and shall be converted automatically into the right to receive $37.25 in cash, without interest (the “Merger Consideration”), payable upon surrender in the manner provided in Section 2.02 of the certificate that formerly evidenced such Share.
      (b) Cancellation of Treasury Stock and Parent and Merger Co-Owned Stock. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent, Merger Co or any direct or indirect wholly owned subsidiary of Parent or Merger Co or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.
      (c) Capital Stock of Merger Co. Each share of common stock, par value $.01 per share, of Merger Co issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Co common stock shall evidence ownership of such shares of the Surviving Corporation.
      (d) Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares, the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.
      Section 2.02     Exchange of Certificates.
      (a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. Simultaneously with the Effective Time, the Surviving Corporation shall deposit with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation.
      (b) Exchange Procedures. As promptly as practicable after the Effective Time, but in any event within four business days following the Effective Time, the Company shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefore the amount of cash that such holder has the right to receive in respect of the Shares formerly represented by such Certificate pursuant to Section 2.01(a), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate representing such Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.
      (c) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, other than the right to receive any dividend or distribution with respect to the Shares evidenced by such certificates with a record date prior to the Effective Time, and except as otherwise provided herein or by Law.
      (d) Exchange Fund for Dissenting Shares. Any portion of the Exchange Fund deposited with the Paying Agent pursuant to Section 2.02(a) to pay for Shares that become Dissenting Shares shall be delivered to the Surviving Corporation upon demand following the filing of a petition for appraisal of the Shares with the Delaware Court of Chancery; provided, however, that Parent and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder’s rights to appraisal of such Shares under Section 262 of the DGCL (“Section 262”).
      (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration.
      (f) No Liability. None of the Paying Agent, Parent, Merger Co or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.
      (g) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Merger Co shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax laws and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Merger Co, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Merger Co, as the case may be.
      (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).
      Section 2.03     Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Merger Co for any reason shall be cancelled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).
      Section 2.04     Options and Warrants. (a) Except as otherwise agreed by Parent and the Company prior to the Effective Time, immediately prior to the Effective Time, all options to purchase shares of Company Common Stock (the “Company Stock Options”) granted under any plan, arrangement or agreement (the “Company Stock Option Plans”) set forth in Section 3.03(a)(i) of the disclosure schedule delivered by the Company to Parent and Merger Co concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), whether or not then exercisable, shall be cancelled by the Company and shall no longer be outstanding thereafter. In consideration for such cancellation, the holder thereof shall thereupon be entitled to receive, as soon as reasonably practicable after the Effective Time (but in no event later than five business days following the Closing Date), a cash payment from the Company in respect of such cancellation in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option, whether or not then exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, minus (ii) all applicable federal, state and local Taxes required to be withheld by the Company. The Company agrees to take any and all actions necessary (including any action reasonably requested by Parent) to effectuate immediately prior to the Effective Time the cancellation of all Company Stock Options.
      (b) Prior to the Effective Time, the Company shall take all actions necessary to ensure that, at the Effective Time, each warrant then outstanding to purchase shares of Company Common Stock (the “Company Warrants”), whether or not then exercisable, shall be cancelled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive as soon as reasonably practicable after the Effective Time, a cash payment from the Company in respect of such cancellation in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Warrant, whether or not then exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Warrant, minus (ii) all applicable federal, state and local Taxes required to be withheld by the Company. The Company shall take any and all actions reasonably requested by Parent to effectuate the cancellation of all Company Warrants at the Effective Time.
      Section 2.05     Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by any stockholder who is entitled to demand and properly demands (and does not timely withdraw such demand) appraisal of such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 shall not be converted into, or represent the right to receive, the Merger Consideration. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder’s Dissenting Shares in accordance with the provisions of Section 262; provided, however, that all Dissenting Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn, in accordance with Section 262, or lost such stockholder’s rights to appraisal of such Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such Shares in the manner provided in Section 2.02(b).
      (b) The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      The Company represents and warrants to Parent and Merger Co that the statements contained in this Article III are true and correct, except as set forth in the SEC Reports (as defined below) filed after December 31, 2004 but before the date hereof (other than disclosures set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Certain Factors That May Affect Future Operating Results” section of the Form 10-K filed by the Company for the fiscal period ended December 31, 2004) and in the Company Disclosure Schedule. The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this Article III and (b) the other sections and paragraphs in this Article III to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.
      Section 3.01     Organization and Qualification. Each of the Company and each subsidiary of the Company (each, a “Subsidiary”) is a corporation, limited company, limited partnership, limited liability company or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, limited company, partnership, limited liability company or other business entity (as the case may be) power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each Subsidiary set forth on Section 3.01 of the Company Disclosure Schedule (each, a “Material Subsidiary”) is duly qualified or licensed as a foreign corporation to do business and is in good standing (in each instance where such concepts are legally applicable) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

      Section 3.02     Certificate of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws (or similar organizational documents), each as amended to date, of the Company and each Material Subsidiary. Such Certificates of Incorporation and Bylaws (or similar organizational documents) are in full force and effect.
      Section 3.03     Capitalization. (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). As of June 30, 2005 (the “Capitalization Date”), (i) 23,485,566 shares of Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 8,445,525 shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Common Stock were held by the Subsidiaries, (iv) 5,845,822 shares of Company Common Stock were reserved for future issuance in connection with the Company Stock Option Plans (including shares reserved pursuant to outstanding Company Stock Options), (v) 347,629 shares of Company Common Stock were reserved for issuance under the Company’s Employee Stock Purchase Plan (the “ESPP” and, together with the Company Stock Option Plans, the “Company Stock Plans”), and (vi) 140,000 shares of Company Common Stock were reserved for issuance under the Company Warrants. Since the Capitalization Date through the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options and Company Warrants outstanding as of the Capitalization Date and set forth in Section 3.03(a)(i) of the Company Disclosure Schedule, there has been no change in the number of Shares of outstanding or reserved capital stock of the Company or the number of outstanding Company Stock Options or Company Warrants. Section 3.03(a)(i) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, each Company Stock Option and other right to purchase or receive Shares under the Company Stock Plans, each Company Warrant, the expiration date and the exercise price of each such Company Stock Option, Company Warrant or right (including whether the exercise price was less than the fair market value of the underlying Shares on the date of grant) and the number of Shares issuable under each Company Stock Option, Company Warrant or right. Section 3.03(a)(ii) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, the amount of contributions made to the ESPP through such date and the total amount of contributions that are permitted to be made to the ESPP through September 30, 2005.
      (b) Except as set forth in Section 3.03(a), there are no (i) subscriptions, calls, contracts, options, warrants or other rights, agreements, arrangements, understandings, restrictions or commitments of any character to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound relating to the issued or unissued capital stock or equity interests of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company or any Subsidiary, (ii) securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or equity interests of the Company or any Subsidiary, or (iii) equity equivalents, stock appreciation rights or phantom stock, ownership interests in the Company or any Subsidiary or similar rights. All shares of Company Common Stock subject to issuance as set forth in Section 3.03(a) are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations or rights of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or any Subsidiary or to vote or to dispose of any shares of capital stock or equity interests of the Company or any Subsidiary. Except for the Voting Agreement and except as set forth in Section 3.03(b) of the Company Disclosure Schedule, none of the Company or any Subsidiary is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities or equity interests of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities or equity interests of the Company or of any Subsidiary. No dividends on the Company Common Stock have been declared or paid from March 4, 2005 through the date of this Agreement. All of the Shares have been issued by the Company in compliance with applicable federal securities Laws. There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote.

      (c) Each outstanding share of capital stock (or other unit of equity interest) of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable (where such concepts are legally applicable) and was issued free of preemptive (or similar) rights, and each such share or unit (other than directors’ qualifying shares, in the case of non-United States Subsidiaries that are not Material Subsidiaries or Significant Subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X of the Securities Act), that total no more than 1% of the outstanding shares of any such Subsidiary) is owned by the Company, by one or more wholly owned Subsidiaries, or by the Company and one or more wholly owned Subsidiaries, free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, is set forth in Section 3.03(c) of the Company Disclosure Schedule.
      (d) Section 3.03(d) of the Company Disclosure Schedule also lists any and all Persons of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of greater than 1% but less than 50% (collectively, the “Investments”). The Company or a Subsidiary, as the case may be, owns all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or requiring the Company or any Subsidiary to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any Investment.
      Section 3.04     Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by the Company (the “Other Transactions”). Assuming the accuracy of Parent’s representations and warranties in Section 4.10, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or such Other Transactions (other than the adoption of this Agreement by the affirmative vote of the holders of a majority of the then-outstanding shares of Company Common Stock entitled to vote thereon and the filing of the Certificate of Merger). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Co, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity.
      Section 3.05     No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions will not, (i) conflict with, violate or result in a breach of the Certificate of Incorporation or Bylaws of the Company (or similar organizational documents of any Subsidiary), (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, conflict with or violate any U.S. federal, state or local or foreign statute, law, ordinance, regulation, rule, code, executive order, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) except as set forth in Section 3.05(a)(iii) of the Company Disclosure Schedule, result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a loss of a material benefit under, give rise to a material obligation under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a “Contract”) to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
      (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, provincial, federal, state or local or government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the competition or merger control Laws of any other applicable jurisdiction, (iii) the notification requirements of the Investment Canada Act (R.S. 1985, c. 28 (1st Supp.), as amended (the “ICA”), (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and a Schedule 13E-3 of the Company relating to the Merger (the “Schedule 13E-3”), (v) any filings required by, and any approvals required under, the rules and regulations of the NASDAQ National Market, (vi) the filing of appropriate merger documents as required by the DGCL and (vii) such consents, approvals, authorizations or permits, or such filings or notifications, the failure of which to obtain or make has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
      Section 3.06     Permits; Compliance. (a) Each of the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”) and no default has occurred under any such Company Permit, and, to the knowledge of the Company, no written notice of violation has been received from any Governmental Authority, except where the failure to have, or the suspension or cancellation of, or defaults under, or violations of, any Company Permit have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. As of the date hereof, to the knowledge of the Company, neither it nor any Subsidiary has received any written notification from any Governmental Authority threatening to revoke any such Person’s Company Permit, the revocation of which Company Permit would have, or would reasonably be expected to have, a Company Material Adverse Effect.
      (b) Each of the Company and each Subsidiary is, and at all times since January 1, 2000, has been, in compliance with any Law applicable to such entity or by which any property or asset of such entity is bound or affected, and has not received written notice of any violation of any such Law, except such instances of non-compliance and such violations as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
      (c) The Company has made all certifications and statements required by the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company’s filings pursuant to the Exchange Act. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.
      (d) The Company has established and maintains a system of internal accounting control sufficient to comply, in all material respects, with all legal and accounting requirements applicable to the Company. The Company has disclosed, based on its most recent evaluation of internal controls, to the Company’s auditors and its audit committee (A) any significant deficiencies and material weaknesses within the knowledge of the Company in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any material fraud known to the Company that involves management or other employees who have a significant role in internal control over financial reporting. To the knowledge of the Company, the Company has not received a complaint, allegation, assertion or claim in writing regarding the accounting practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation assertion or claim that the Company has engaged in questionable accounting or auditing practices.
      Section 3.07     SEC Filings; Financial Statements; Undisclosed Liabilities. (a) The Company has filed all forms, reports, statements, schedules, certifications and other documents required to be filed by it with the SEC since January 1, 2002 (collectively, the “SEC Reports”). The SEC Reports (including any documents or information incorporated by reference therein and including any financial statements or schedules included therein) (i) at the time they were filed complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is or has been required to file any form, report, statement, schedule, certification or other document with the SEC.
      (b) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and the requirements of Regulation S-X under the Securities Act) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and, in the case of pro forma financial statements, to the qualifications stated therein). All of the Subsidiaries are consolidated for accounting purposes.
      (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries as at March 31, 2005, included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) of a type that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries or the notes thereto, except for liabilities and obligations (i) contemplated by this Agreement, (ii) incurred in the ordinary course of business and in a manner consistent with past practice since March 31, 2005, (iii) set forth in Section 3.07(c) of the Company Disclosure Schedule or (iv) that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. As of the date hereof, the aggregate amount of all Indebtedness of the Company and its Subsidiaries (other than any Indebtedness owed by the Company to any Subsidiary or any Subsidiary to the Company or another Subsidiary) does not exceed $75,000,000.
      Section 3.08     Affiliate Transactions. Except as set forth in the SEC Reports or contemplated by this Agreement, there are no transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than any of its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
      Section 3.09     Absence of Certain Changes or Events. From March 31, 2005 through the date of this Agreement, there has not occurred any Company Material Adverse Effect or any event, circumstance, development, change or effect that would reasonably be expected to have a Company Material Adverse Effect. Since March 31, 2005, and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice and (b) except as set forth in Section 3.09(b) of the

Company Disclosure Schedule, neither the Company nor any Subsidiary has taken any action or agreed to take any action that would be prohibited by clauses (a) through (q) of Section 5.01 if taken after the date hereof.
      Section 3.10     Absence of Litigation. There is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an “Action”) pending or, to the knowledge of the Company, overtly threatened, against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority or arbitrator except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award of, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
      Section 3.11     Employee Benefit Plans. (a) Section 3.11(a) of the Company Disclosure Schedule lists (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements; and (ii) all material employment, termination, severance or other contracts, agreements or commitments to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has or may reasonably be expected to have any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary (collectively, the “Plans”). The Company has made available to Merger Co a true and complete copy (where applicable) of (i) each Plan (or, where a Plan has not been reduced to writing, a summary of all material Plan terms of such Plan), (ii) each trust or funding arrangement prepared in connection with each such Plan, (iii) the most recently filed annual report on Internal Revenue Service (“IRS”) Form 5500 or any other annual report required by applicable Law, (iv) the most recently received IRS determination letter for each such Plan, (v) the most recently prepared actuarial report and financial statement in connection with each such Plan, (vi) the most recent summary plan description, any summaries of material modification, any employee handbooks, and any material written communications (or a description of any material oral communications) by the Company or the Subsidiaries to any current or former employees, consultants, or directors of the Company or any Subsidiary concerning the extent of the benefits provided under a Plan. Neither the Company nor any Subsidiary has any plan or commitment to establish any new material Plan or to materially modify any Plan.
      (b) None of the Company or any Subsidiary or any other Person or entity that, together with the Company or any Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any Subsidiary, an “ERISA Affiliate”), has now or at any time within the past six years (and in the case of any such other Person or entity, only during the period within the past six years that such other Person or entity was an ERISA Affiliate) contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or the comparable provisions of any other applicable Law) (a “Multiemployer Plan”); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). No Plan exists that would reasonably be expected to result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee, director or consultant of the Company or any Subsidiary as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event). No payment or other benefit that has been or may be made to any current or former employee or independent contractor of the Company or any Subsidiary under any employment, severance or termination agreement, other compensation arrangement or employee benefit plan or arrangement with the Company or any Subsidiary may be characterized as an “excess parachute payment,” as such term is defined in Section 280G of the United States Internal Revenue Code of 1986, as amended (the “Code”).
      (c) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of the Company, no fact or circumstance exists that would reasonably be expected to result in the revocation of such letter.
      (d) (i) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and (ii) except as set forth on Section 3.11(d) of the Company Disclosure Schedule, no Plan provides post-termination benefits, and neither the Company nor any Subsidiary has any obligation to provide any post-termination benefits other than for health care continuation as required by Section 4980B of the Code or any similar statute.
      (e) With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, except for those that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of the Company, threatened, except for those that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
      (f) Without limiting the representations set forth in Section 3.11(a) through (e), with respect to each Plan that is not subject to United States Law (a “Foreign Benefit Plan”), except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with applicable accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used and consistent with applicable Law to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations; (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; (iv) each Foreign Benefit Plan is in compliance with all applicable Laws; and (v) no Foreign Benefit Plan is a registered pension plan for purposes of applicable Canadian Law.
      Section 3.12     Labor and Employment Matters. Neither the Company nor any Subsidiary is, or at any time has been, a party to any collective bargaining agreement or other labor union agreements applicable to Persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any such employees represented by a works council or a labor organization or activities or proceedings of any labor union to organize any such employees. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, no work stoppage, slowdown or labor strike against the Company or any Subsidiary is pending or, to the knowledge of the Company, threatened in writing. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries (a) have no direct or indirect liability with respect to any misclassification of any Persons as an independent contractor rather than as an employee and (b) are in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees.
      Section 3.13     Real Property. (a) Neither the Company nor any Subsidiary owns any parcel of real property.
      (b) Section 3.13(b) of the Company Disclosure Schedule lists by address each parcel of real property leased or subleased by the Company or any Subsidiary that is currently used in and material to the conduct of the business of the Company and the Subsidiaries, taken as a whole (the “Leased Properties”), with any guaranty given by the Company or any Subsidiary in connection therewith. The Company or one of its Subsidiaries has a valid leasehold interest in all of the Leased Properties, free and clear of all Liens, except (i) Liens for current taxes and assessments not yet past due, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (iv) all Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere with the conduct of the business of the Company and the Subsidiaries, taken as a whole, or as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect (collectively, “Permitted Liens”). True and complete copies of all agreements under which the Company or any of its Subsidiaries leases or subleases the Leased Properties (the “Leases”) have been made available to Parent and Merger Co. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company or one of its Subsidiaries has the right to the use and occupancy of the Leased Properties, subject to the terms of the applicable Lease relating thereto and Permitted Liens.
      Section 3.14     Intellectual Property. (a) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, to the knowledge of the Company (i) the Company and its Subsidiaries own or have the valid right to use all the Intellectual Property (as defined below) used in, or necessary in, the conduct of the business of the Company and the Subsidiaries, and (ii) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or violate (“Infringe”) any copyrights, trademarks, service marks, trade names, confidential and proprietary information or patents of any third party. Except as has not had, and would not reasonably be expected to, have a Company Material Adverse Effect, no claim or demand has been given in writing to the Company or any Subsidiary that the conduct of the business of the Company or any Subsidiary Infringes upon or may Infringe upon the Intellectual Property rights of any third party (including any demand that the Company or a Subsidiary must license or refrain from using any Intellectual Property of a third party).
      (b) Section 3.14(b) of the Company Disclosure Schedule sets forth a true and complete list of all registered trademarks and registered service marks, trademark and service mark applications, copyright registrations and applications, and patents and patent applications currently owned by the Company and its Subsidiaries that are material to the business of the Company and its Subsidiaries, taken as a whole (collectively, “Scheduled Intellectual Property”). Each item listed on Section 3.14(b) of the Company Disclosure Schedule has been duly registered or application filed with the U.S. Patent and Trademark Office, Canadian Patent Office, or such other governmental or organizational authority. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all patent, copyright and trademark applications, renewals and other similar fees have been properly paid and are current, and all patent, copyright and trademark registrations and filings remain in full force and effect. There are no actual or, to the knowledge of the Company, threatened opposition proceedings, reexamination proceedings, cancellation proceedings, interference proceedings or other similar actions challenging the validity, existence or ownership of any portion of the Scheduled Intellectual Property. None of the Scheduled Intellectual Property has been previously adjudged to be invalid or unenforceable in whole or in part.
      (c) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, with respect to the Intellectual Property rights that are owned by the Company or any of its Subsidiaries (except for portions thereof that consist of embedded third-party products licensed from others) that are material to the business of the Company and its Subsidiaries, taken as a whole (collectively, “Owned Intellectual Property”), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property and is entitled to make, use, offer for sale, sell, import, license and transfer products made in accordance with the Owned Intellectual Property and otherwise to exploit such Owned Intellectual Property in the continued operation of its respective business consistent with past practice. To the knowledge of the Company, no Person has or is engaged in any activity that has Infringed upon the Owned Intellectual Property in any material respect. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any Subsidiary has exclusively licensed any Owned Intellectual Property to any Person.
      (d) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, to the knowledge of the Company, the Company and its Subsidiaries use the Intellectual Property of third parties only pursuant to valid, effective written license agreements (collectively, the “Third Party Licenses”) that will allow the continued operation of the Company’s business consistent with past practice. Section 3.14(d) of the Company Disclosure Schedule sets forth a true and complete list of all third party software contained or embedded in the Owned Software (as defined below) that, if the Company or any of its Subsidiaries did not have the right to make, use, offer for sale, sell, import, license, transfer, sublicense, or otherwise exploit, would have, or could reasonably be expected to have, a Company Material Adverse Effect.
      (e) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable actions to protect, preserve and maintain the Owned Intellectual Property and to maintain the confidentiality and secrecy of and restrict the improper use of confidential information, trade secrets and proprietary information under applicable Law. Without limitation, such reasonable actions have included requiring employees and consultants to enter into non-disclosure and intellectual property assignment agreements and, with respect to copyrights, waivers of moral rights to the extent that such employees or consultants have worked with or have developed any part of the Owned Intellectual Property. To the knowledge of the Company, (i) there has been no unauthorized disclosure of any material confidential information, trade secrets or proprietary information of the Company or any Subsidiary, and (ii) there has been no material breach of the Company’s or any Subsidiary’s security procedures wherein any material Company or Subsidiary confidential information, trade secrets or proprietary information has been disclosed to a third Person.
      (f) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, with respect to each item of Computer Software which is included in Owned Intellectual Property (“Owned Software”), the Company or a Subsidiary is in actual possession and control of the applicable source code, object code, code writes, notes, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of the Owned Software. Other than pursuant to agreements entered into in the ordinary course of business, and except as set forth in Section 3.14(f) of the Company Disclosure Schedule, no Person other than the Company and its Subsidiaries has any rights to make, use, offer for sale, sell, import, export, license, transfer, reproduce, prepare derivative works based upon, distribute copies of, perform, display, or otherwise exploit all or a portion of the Owned Software (except for portions thereof that may consist of embedded third-party products licensed from others) material to the business of the Company and its Subsidiaries. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries have disclosed Owned Software source code to any other Person only pursuant to written confidentiality terms that reasonably protect the Company’s or Subsidiary’s rights in the Owned Software. To the knowledge of the Company, except as disclosed in accordance with agreements containing such confidentiality terms or escrow agents pursuant to valid source code escrow agreements, no Person other than the Company and the Subsidiaries is in possession of, or has rights in, any source code for Owned Software. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any Subsidiary is obligated to operate in accordance with any outsourcing agreement or to support or maintain any of the Owned Software except pursuant to agreements that provide for periodic payments to the Company or a Subsidiary for such services or pursuant to warranty obligations.
      (g) For purposes of this Agreement, “Intellectual Property” means the following and all rights pertaining thereto: (i) patents, patent applications, provisional patent applications and statutory invention registrations (including all utility models and other patent rights under the laws of all countries), (ii) trademarks, service marks, trade dress, distinguishing guises, logos, trade names, service names, corporate names, domain names and other brand identifiers, registrations and applications for registration thereof, (iii) copyrights, proprietary designs, Computer Software (as defined below), mask works, databases, and registrations and applications for registration thereof, (iv) confidential and proprietary information, trade secrets, know-how and show-how, and (v) all similar rights, however denominated, throughout the world. For purposes of this Agreement, “Computer Software” means computer software and includes all source code, object code, executable or binary code.
      (h) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect (i) the Company and its Subsidiaries have complied with all applicable contractual and legal requirements pertaining to information privacy and security, and (ii) no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made against the Company or any Subsidiary.
      Section 3.15     Taxes. (a) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect and except as set forth in Section 3.15(a) of the Company Disclosure Schedule, (i) the Company and the Subsidiaries have timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by them, and any such filed Tax Returns are true, correct and complete, (ii) the Company and the Subsidiaries have timely paid or will timely pay any Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP, (iii) without taking into account any transactions contemplated by this Agreement and based upon activities to date, adequate reserves in accordance with GAAP have been established by the Company and the Subsidiaries for all Taxes not yet due and payable in respect of taxable periods ending on the date hereof and (iv) all amounts of Tax required to be withheld by the Company and its Subsidiaries have been or will be timely withheld and paid over to the appropriate Tax authority.
      (b) No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any Subsidiary (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and are Taxes for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no liens for a material amount of any Taxes, other than liens for current Taxes and assessments not yet past due or which are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP, on the assets of the Company or any Subsidiary.
      (c) (i) Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of a material amount of Taxes of the Company or any Subsidiary with respect to which the Company or a Subsidiary has been notified in writing and (ii) neither the Company nor any Subsidiary has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).
      (d) Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a material payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial lending agreements).

      (e) Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service with respect to a “reportable transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.
      (f) Neither the Company nor any Subsidiary (i) has, except as set forth in Section 3.15(f) of the Company Disclosure Schedule, been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise.
      (g) Neither the Company nor any Subsidiary has distributed the stock of another company in a transaction that was purported or intended to be governed by section 355 or section 361 of the Code.
      Section 3.16     Environmental Matters. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) to the knowledge of the Company, there is and has been no release of Materials of Environmental Concern that requires response action under applicable Environmental Law at, on or under any of the properties currently owned, leased or operated by the Company or any of the Subsidiaries or, during the period of the Company’s or the Subsidiaries’ ownership, lease or operation thereof, formerly owned, leased or operated by the Company or any of the Subsidiaries; and (ii) there are no written claims or notices pending or, to the knowledge of the Company, issued to or threatened against the Company or any of the Subsidiaries alleging violations of or liability under any Environmental Law or otherwise concerning the release or management of Materials of Environmental Concern.
      Section 3.17     Specified Contracts. (a) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) each Specified Contract is a legal, valid and binding obligation of the Company or a Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, (ii) to the knowledge of the Company, each Specified Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, (iii) neither the Company nor any of its Subsidiaries is and, to the Company’s knowledge, no counterparty is, in breach or violation of, or in default under, any Specified Contract, (iv) none of the Company or any of the Subsidiaries has received any claim of default under any Specified Contract or any written notice of an intention to terminate, not renew or challenge the validity or enforceability of any Specified Contract and (v) to the Company’s knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Specified Contract (in each case, with or without notice or lapse of time or both).
      (b) For purposes of this Agreement, the term “Specified Contract” means any of the following Contracts (together with all exhibits and schedules thereto) to which the Company or any Subsidiary is a party:

(i) any limited liability company agreement, joint venture or other similar agreement or arrangement with respect to any material business of the Company and the Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a wholly-owned Subsidiary;

(ii) any Contract or Contracts relating to or evidencing Indebtedness in an amount in excess of $1,000,000, individually or in the aggregate, other than equipment leases entered into in the ordinary course of business that do not exceed $5,000,000 in the aggregate;

(iii) any Contract filed or required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed or required to be disclosed by the Company in a Current Report on Form 8-K, other than Plans disclosed in Section 3.11(a) of the Company Disclosure Schedule;

(iv) any material Contract that purports to limit the right of the Company or the Subsidiaries or any Affiliate of the Company (A) to engage or compete in any line of business or (B) to compete with any Person or operate in any location;

(v) any Contract that (A) contains most favored customer pricing provisions with any third party (other than Contracts entered into in the ordinary course of business consistent with past practice) or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person, in the case of each of (A) and (B) in a manner which is material to the business of the Company and its Subsidiaries, taken as a whole;

(vi) any Contract entered into after January 1, 2002, or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person for aggregate consideration under such Contract in excess of $5,000,000 individually, or $10,000,000 in the aggregate;

(vii) any Contract of the type specified in Section 5.01(n) or between or among the Company or a Subsidiary, on the one hand, and any of their respective Affiliates (other than the Company or any Subsidiary), on the other hand, that involves amounts of more than $60,000;

(viii) any acquisition Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations;

(ix) any Contract that, individually or in the aggregate, would, or would reasonably be expected to, prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement;

(x) any Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Subsidiary would be required to purchase or sell, as applicable, any ownership interests of any Person;

(xi) any Contract with any customer of the Company or any Subsidiary providing for annual payments to the Company and its Subsidiaries in excess of $1,000,000 during the Company’s 2004 fiscal year or the Company’s 2005 fiscal year;

(xii) any Contract with any supplier of the Company or any Subsidiary providing for annual payments from the Company and its Subsidiaries in excess of $250,000 during the Company’s 2004 fiscal year or the Company’s 2005 fiscal year;

(xiii) any annual software maintenance contract or agreement (an “Annual Maintenance Agreement”) providing for payments to the Company and its Subsidiaries of $250,000 or more during the Company’s 2004 fiscal year or the Company’s 2005 fiscal year;

(xiv) any Contract providing for payments to the Company and its Subsidiaries of $250,000 or more during the Company’s 2004 fiscal year or the Company’s 2005 fiscal year in which the Company or any Subsidiary performs any processing services for a third party, including, but not limited to, receipt and reconciliation of third-party data and/or reporting reconciliation of data to a third party;

(xv) any Lease; and

(xvi) any Third Party Licenses related to the Company’s or any Subsidiary’s use of third party Computer Software that, if the Company or any of its Subsidiaries did not have the right to make, use, offer for sale, sell, import, license, transfer, sublicense or otherwise exploit, would have, or would reasonably be expected to have, a Company Material Adverse Effect.

      A true and complete list of the Specified Contracts referred to in subsections (i) through (xvi) above is set forth in Section 3.17(b) of the Company Disclosure Schedule, except for Specified Contracts filed prior to the date hereof as exhibits to SEC Reports. The Company has made available to Parent true and correct copies of each Specified Contract. Neither the Company nor any Subsidiary has been notified in writing by any party to any Annual Maintenance Agreement that such party intends to terminate any Annual Maintenance Agreement or fail to renew any Annual Maintenance Agreement at the end of its current term, and the Company does not otherwise have any reason to believe that any such party intends to so terminate or fail to renew any such Annual Maintenance Agreement, other than in respect of Annual Maintenance Agreements that, in the aggregate, represent less than 10% of the expected aggregate revenues of the Company and its Subsidiaries derived from Annual Maintenance Agreements during the Company’s 2005 fiscal year.
      Section 3.18     Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Subsidiary. With respect to each such insurance policy, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) to the knowledge of the Company, no notice of cancellation or termination has been received other than in connection with ordinary renewals.
      Section 3.19     Board Approval; Vote Required. (a) The Company Board and the Independent Committee of the Board of Directors (the “Independent Committee”), by resolutions duly adopted at a meeting duly called and held, which resolutions, subject to Section 6.04, have not been subsequently rescinded, modified or withdrawn in any way, has by unanimous vote of those directors present (who constituted 100% of the directors then in office, other than the Principal Stockholder) duly (i) determined that this Agreement, the Voting Agreement, the Contribution Agreement and the Merger and the Other Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Voting Agreement, the Contribution Agreement, the Merger and the Other Transactions and declared their advisability, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting. Assuming the accuracy of Parent’s representations and warranties in Section 4.10, the approval of this Agreement, the Voting Agreement and the Contribution Agreement by the Company Board and the Independent Committee constitutes approval of this Agreement, the Voting Agreement, the Contribution Agreement and the Merger for purposes of Section 203 of the DGCL (“Section 203”) and represents the only action necessary to ensure that the restrictions of Section 203 do not apply to the execution and delivery of this Agreement, the Voting Agreement or the Contribution Agreement or the consummation of the Merger and the Other Transactions. No “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203) applicable to the Company is applicable to the transactions contemplated by this Agreement.
      (b) Assuming the accuracy of Parent’s representations and warranties in Section 4.10, the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement or consummate the Other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Stockholder Approval”).
      Section 3.20     Opinions of Financial Advisors. The Company has received the opinion of SunTrust Capital Markets, Inc. to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than the Principal Stockholder) is fair, from a financial point of view, to such holders. An executed copy of such opinion has been delivered to Parent and Merger Co.
      Section 3.21     Brokers. No broker, finder or investment banker (other than America’s Growth Capital LLC and SunTrust Capital Markets, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all agreements under which any fees or expenses are or may be payable to SunTrust Capital Markets, Inc. and America’s Growth Capital LLC.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER CO
      Each of Parent and Merger Co, jointly and severally, hereby represents and warrants to the Company that:
      Section 4.01     Corporate Organization. Each of Parent and Merger Co is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay either Parent or Merger Co from performing its obligations under this Agreement.
      Section 4.02     Certificate of Incorporation and Bylaws. Each of Parent and Merger Co has heretofore furnished to the Company a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date. Such Certificates of Incorporation and Bylaws are in full force and effect.
      Section 4.03     Authority Relative to This Agreement. Each of Parent and Merger Co has all necessary corporate or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance of this Agreement by each of Parent and Merger Co and the consummation by each of Parent and Merger Co of the Merger have been duly and validly authorized by all necessary corporate or other action, and no other corporate or other proceedings on the part of Parent or Merger Co are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Co and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Co, enforceable against each of Parent and Merger Co in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity.
      Section 4.04     No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of Parent and Merger Co do not, and the performance of this Agreement by each of Parent and Merger Co and the consummation by each of Parent and Merger Co of the Merger will not, (i) conflict with or violate the respective Certificates of Incorporation or Bylaws of Parent or Merger Co, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to either Parent or Merger Co or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of either Parent or Merger Co pursuant to any Contract to which either Parent or Merger Co is a party or by which either Parent or Merger Co or any of their respective properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Parent or Merger Co from performing their material obligations under this Agreement.
      (b) The execution and delivery of this Agreement by each of Parent and Merger Co do not, and the performance of this Agreement by each of Parent and Merger Co and the consummation by each of Parent and Merger Co of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act and the competition or merger control Laws of any other applicable jurisdiction, (iii) the notification requirements of the ICA, (iv) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay either Parent or Merger Co from performing its material obligations under this Agreement.
      Section 4.05     Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Parent and Merger Co, threatened, against either Parent or Merger Co or any of their Affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger. As of the date of this Agreement, neither Parent nor Merger Co nor any of their Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Parent and Merger Co, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger.
      Section 4.06     Operations of Merger Co. Merger Co was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
      Section 4.07     Financing. Parent has delivered to the Company true and complete copies of (a) an executed commitment letter from Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. to provide equity financing in an aggregate amount set forth therein (the “Equity Funding Letter”) and (b) an executed commitment letter (the “Commitment Letter”) from JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Wachovia Bank, National Association, Wachovia Investment Holdings, LLC, Wachovia Capital Markets, LLC, Bank of America, N.A., Banc of America Bridge LLC and Banc of America Securities LLC to provide debt financing in an aggregate amount set forth therein (being collectively referred to as the “Debt Financing,” and together with the financing referred to in clause (a) being collectively referred to as the “Financing”). None of the Equity Funding Letter or Commitment Letter has been amended or modified except as permitted by this Agreement, and the respective commitments contained in the Equity Funding Letter and, to the knowledge of Parent as of the date of this Agreement, the Commitment Letter, have not been withdrawn or rescinded in any respect. The Equity Funding Letter and, to the knowledge of Parent as of the date of this Agreement, the Commitment Letter, are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Equity Funding Letter or the Commitment Letter. The aggregate proceeds contemplated by the Equity Funding Letter and the Commitment Letter will be sufficient for Merger Co to pay the aggregate Merger Consideration and any other repayment or refinancing of debt contemplated by the Commitment Letter and to pay all related fees and expenses.
      Section 4.08     Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the guarantee (the “Guarantee”) of Carlyle Partners IV, L.P. (the “Guarantor”).

      Section 4.09     Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker (other than Wachovia Capital Markets, LLC and TC Group, L.L.C.) in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of either Parent or Merger Co.
      Section 4.10     Ownership of Company Common Stock. Neither Parent nor any of Parent’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times since July 1, 2002, neither Parent nor any of Parent’s Affiliates directly or indirectly has “owned,” beneficially or otherwise, 15% or more of the outstanding Company Common Stock, as those terms are defined in Section 203.
ARTICLE V.
CONDUCT OF BUSINESS PENDING THE MERGER
      Section 5.01     Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and the Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts consistent with past practice to preserve substantially intact the business organization of the Company and the Subsidiaries, to preserve the assets and properties of the Company and the Subsidiaries in good repair and condition, to keep available the services of its present officers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other Persons with which the Company or any Subsidiary has material business relations, in each case in the ordinary course of business and in a manner consistent with past practice. Without limiting the generality of the foregoing, except as contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company agrees that neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(a) amend or otherwise change the Certificate of Incorporation or Bylaws of the Company;

(b) issue, deliver, sell, transfer, dispose of, pledge or encumber any shares of its capital stock or equity interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock or equity interests, voting securities or convertible securities, other than (i) the issuance of shares of Company Common Stock issuable pursuant to Company Stock Options and Company Warrants outstanding on the date hereof and set forth in Section 3.03(a)(i) of the Company Disclosure Schedule, (ii) the issuance of shares of Company Common Stock upon exercise of rights to purchase shares of Company Common Stock outstanding under the ESPP as of the date hereof and set forth in Section 3.03(a)(i) of the Disclosure Schedule or (iii) the issuance of shares of Company Common Stock or options therefor to newly hired or promoted employees of the Company or any Subsidiary (other than executive officers of the Company) pursuant to the Company Stock Plans in the ordinary course of business consistent with past practice; provided, that such options have a per share exercise price equal to or greater than the Merger Consideration;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or equity interests, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other wholly owned Subsidiary;

(d) other than in the case of wholly-owned Subsidiaries and other than cashless exercises of Company Stock Options in accordance with their terms, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock or equity interests of the Company or any Subsidiary;

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business or business organization or any division or business unit thereof; provided that, the Company may consummate the acquisition transactions described in Section 5.01(e) of the Company Disclosure Schedule on the terms described therein; provided that, the Company shall provide to Parent, immediately upon the signing of the definitive documentation in respect of any such acquisition, all financial information that the Company would be required to file with the SEC on Form 8-K following the consummation of such acquisition transaction as a result of the consummation of such acquisition transaction; (ii) incur, guarantee or modify any Indebtedness, other than the incurrence of Indebtedness under the Company’s $75,000,000 senior unsecured revolving credit facility, dated as of April 13, 2005, as amended, among the Company, Fleet National Bank, and the other lenders and agents named therein, in the ordinary course of business; (iii) except to the extent the amount is reflected in the 2005 operating budget of the Company provided to Parent and Merger Co prior to the date hereof, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $500,000 or capital expenditures which are, in the aggregate, in excess of $2,000,000; (iv) enter into any new line of business; (v) other than in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, Persons other than wholly owned Subsidiaries or (vi) other than in the ordinary course of business and consistent with past practice, sell, lease, license, encumber or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) any of its material assets;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger);

(g) (i) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to its current or former directors, officers or employees, except for increases required under employment agreements existing on the date hereof and disclosed to Parent; (ii) enter into any employment, change of control or severance agreement with, or establish, adopt, enter into or amend any Plan, bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, welfare, deferred compensation, employment, change of control, termination, severance or other benefit plan, agreement, policy or arrangement for the benefit of, any current or former director, officer or employee; (iii) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Plan; (iv) grant any new awards under any Plan or (v) take any action to fund the payment of compensation or benefits under any Plan except, in the case of clauses (i), (ii) and (v), in the ordinary course of business, consistent with past practices with respect to employees that are not officers or directors, or as may be required by the terms of any such plan, agreement, policy or arrangement in effect on the date hereof or to comply with applicable law;

(h) (i) except as required by Law or the Treasury Regulations promulgated under the Code, make any change (or file any such change) in any method of Tax accounting for a material amount of Taxes or (ii) make, change or rescind any material Tax election, settle or compromise any material Tax liability, file any amended Tax Return involving a material amount of additional Taxes (except as required by Law), enter into any closing agreement relating to a material amount of Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), other than, in each case, in the ordinary course of business and consistent with past practice;

(i) make any change to its methods of accounting in effect as of June 30, 2005, except (i) as required by changes in GAAP or (ii) as may be required by a change in applicable Law;

(j) write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP;

(k) waive, settle or satisfy any material claim (which shall include, but not be limited to, any pending or threatened material Action), other than in the ordinary course of business and consistent with past practice;

(l) enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business in any respect material to the business of the Company and the Subsidiaries, taken as a whole;

(m) other than in the ordinary course of business and on terms not materially adverse to the Company and the Subsidiaries taken as a whole, enter into, amend, modify, cancel or consent to the termination of any Specified Contract or any Contract that would be a Specified Contract if in effect on the date of this Agreement;

(n) enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding between (i) the Company or any Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than any of the Company’s Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(o) (i) assign, transfer, license or sublicense, mortgage or encumber any material Intellectual Property, except for non-exclusive licenses or non-exclusive sublicenses of Owned Intellectual Property in the ordinary course of business, or (ii) fail to pay any fee, take any action or make any filing reasonably necessary to maintain its ownership of the material Owned Intellectual Property;

(p) (i) take any action that would reasonably be likely to prevent or materially delay satisfaction of the conditions contained in Section 7.01 or 7.02 or the consummation of the Merger, or (ii) take any action that would have or would reasonably be expected to have a Company Material Adverse Effect; or

(q) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.
ARTICLE VI.
ADDITIONAL AGREEMENTS
      Section 6.01     Proxy Statement; Other Filings. (a) As promptly as practicable following the date of this Agreement (but in any event within 20 business days thereafter unless the parties shall otherwise agree), (a) the Company shall prepare and file with the SEC the preliminary Proxy Statement, and (b) each of the Company, Parent and Merger Co shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents (including the Schedule 13E-3) that are required to be filed by such party in connection with the transactions contemplated hereby (the “Other Filings”). Each of the Company, Parent and Merger Co shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company, Parent and Merger Co shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date of this Agreement and, in any event, within five (5) business days after the SEC clears the Proxy Statement. Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other parties with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Effective Time, any information relating to the Company, Parent, Merger Co or any of their respective Affiliates, officers or directors, should be discovered by the Company, Parent or Merger Co which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other parties an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party. The Proxy Statement and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company hereby covenants and agrees that none of the information included or incorporated by reference in the Proxy Statement or in the Other Filings to be made by the Company will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Co or any Affiliate of Parent or Merger Co in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. Parent and Merger Co hereby covenant and agree that none of the information supplied by Parent or Merger Co or any Affiliate of Parent or Merger Co for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No covenant is made by either Parent or Merger Co with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Parent or Merger Co will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.
      Section 6.02     Company Stockholders’ Meeting. The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”), as promptly as practicable after the date of this Agreement, and in any event shall hold the Company Stockholders’ Meeting within 25 business days after the Proxy Statement is mailed to its stockholders, for the purpose of voting upon the adoption of this Agreement. Subject to a determination by the Company Board or the Independent Committee in good faith, following consultation with its outside legal counsel, that such action or actions would constitute a breach of their fiduciary obligations under applicable Law, (i) the Company Board shall recommend to holders of the Shares that they adopt this Agreement and the Company shall include such recommendation in the Proxy Statement and (ii) the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other action necessary or advisable to secure the Stockholder Approval. The Company’s obligations pursuant to the first sentence of this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of an Acquisition Proposal or a Change in Board Recommendation by the Company Board or the Independent Committee.

      Section 6.03     Access to Information; Confidentiality. (a) Except as otherwise prohibited by applicable Law or as would violate any attorney-client privilege (it being understood that the parties shall make appropriate substitute disclosure arrangements to cause such information to be provided in a manner that does not result in such violation), from the date of this Agreement until the Effective Time, the Company shall (and shall cause the Subsidiaries to): (i) provide to Parent and to the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, “Representatives”) of Parent reasonable access, during normal business hours and upon reasonable prior notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Subsidiaries and to the books and records thereof, (ii) furnish to Parent within 20 days of the end of each month following the date hereof, an unaudited monthly consolidated balance sheet of the Company and its Subsidiaries for the month then ended and related consolidated statements of operations, cash flows and stockholders’ equity; and (iii) furnish promptly to Parent such other information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Parent or its Representatives may reasonably request.
      (b) All information obtained by Parent or its Representatives pursuant to this Section 6.03 shall be kept confidential in accordance with the Amended and Restated Mutual Non-Disclosure Agreement, dated July 15, 2005 (the “Confidentiality Agreement”), between Carlyle Investment Management, L.L.C. and the Company.
      Section 6.04     Acquisition Proposals. (a) The Company shall, and the Company shall cause its Subsidiaries and the officers, directors, employees, representatives and agents of the Company and its Subsidiaries to (i) immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished to such parties or their representatives, (ii) not modify, waive, amend or release any standstill, confidentiality or similar agreements entered into prior to the date hereof or any confidentiality agreement entered into by the Company or any of its Subsidiaries between the date hereof and the Effective Time and (iii) enforce the provisions of any such agreements. Subject to Section 6.04(b), the Company shall not, nor shall the Company permit any of its Subsidiaries or the officers, directors, employees, representatives or agents of the Company or its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) have any discussions or participate in any negotiations regarding an Acquisition Proposal, or execute or enter into any agreement, understanding or arrangement with respect to an Acquisition Proposal, or approve or recommend or propose to approve or recommend an Acquisition Proposal or any agreement, understanding or arrangement relating to an Acquisition Proposal or (iii) take any action to exempt any Person from the restrictions on business combinations contained in Section 203 or otherwise cause such restrictions not to apply (or resolve or authorize or propose to agree to do any of the foregoing actions).
      (b) Notwithstanding Section 6.04(a), if, prior to obtaining the Stockholder Approval following a bona fide written Acquisition Proposal by any Person, which Acquisition Proposal was made after the date hereof and did not result from a breach of this Section 6.04, the Company Board or the Independent Committee determines in good faith, (i) after consultation with its financial advisor, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (ii) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would constitute a breach of its fiduciary obligations under applicable Law, the Company may, in response to such Acquisition Proposal, subject to compliance with this Section 6.04, and after giving notice to Parent (x) furnish information with respect to the Company to the Person who has made such Acquisition Proposal pursuant to a confidentiality agreement on terms no more favorable to such Person than those contained in the Confidentiality Agreement; provided that all such information has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such Person, and (y) participate in discussions and negotiations regarding such Acquisition Proposal. The Company shall advise Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal (in each case within one business day of receipt thereof), specifying the material terms and conditions thereof and the identity of the party making such Acquisition Proposal or inquiry and the Company shall provide to Parent (within such timeframe), a copy of all written materials provided to the Company or any of its Subsidiaries in connection with any such Acquisition Proposal or inquiry. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent. The Company shall notify Parent (within one business day) orally and in writing of any material modifications to the financial or other material terms of such Acquisition Proposal or inquiry and shall provide to Parent, within such timeframe, a copy of all written materials subsequently provided to or by the Company or any Subsidiary in connection with any such Acquisition Proposal or inquiry. For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer from any Person or group (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company then outstanding, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.
      (c) Except as set forth in Sections 6.04(d) and (e), neither the Company Board nor the Independent Committee shall, directly or indirectly, (i) withdraw or modify, or propose publicly to withdraw or modify, or resolve to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or the Independent Committee of the Merger, this Agreement, the Voting Agreement, the Contribution Agreement or the Other Transactions; (ii) approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), whether taken by the Company Board or any committee thereof, including the Independent Committee, a “Change in Board Recommendation”); (iii) approve or recommend or allow the Company or any of its Subsidiaries to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger or any Other Transaction contemplated by this Agreement; or (iv) effect any transaction contemplated by any Acquisition Proposal.
      (d) Notwithstanding Section 6.04(c), the Company Board or the Independent Committee may, prior to obtaining the Stockholder Approval only in response to a Superior Proposal received by the Company Board or the Independent Committee after the date of this Agreement, terminate this Agreement to enter into an agreement with respect to such Superior Proposal, but only if:

(A) such Superior Proposal did not result from a breach by the Company of this Section 6.04;

(B) the Company Board or the Independent Committee shall have first provided prior written notice to Parent that it is prepared to terminate this Agreement to enter into an agreement with respect to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, the identity of the party making such Superior Proposal and any other material terms and conditions thereof;

(C) Parent does not make, within two business days after the receipt of such notice (it being understood and agreed that any change to the financial or other material terms of such Superior Proposal shall require a new notice to Parent and a new two day business period), a binding, written and complete (including any schedules or exhibits) proposal that the Company Board or the Independent Committee determines in good faith, after consultation with its financial advisor, causes the Acquisition Proposal that constituted a Superior Proposal to no longer constitute a Superior

Proposal and which, by its terms, may be accepted at any time within such two business day period (or such subsequent two business day period, as the case may be); and

(D) in the event of any termination of this Agreement by the Company pursuant to this paragraph, the Company pays the Company Termination Fee under Section 8.03(b) concurrently with and as a condition of such termination.

The Company agrees that, during the period of two business days prior to terminating this Agreement to enter into an agreement with respect to a Superior Proposal (and any subsequent two business day period pursuant to the parenthetical in clause (C) above), the Company Board or the Independent Committee shall consider in good faith any revisions to the terms of the transaction contemplated by this Agreement that are proposed by Parent.
      (e) Notwithstanding Section 6.04(c), at any time prior to obtaining the Stockholder Approval, if the Company Board or the Independent Committee has concluded in good faith, following consultation with its outside legal counsel, that the failure of the Company Board or the Independent Committee to make a Change in Board Recommendation would constitute a breach of its fiduciary obligations under applicable Law, then the Company Board or the Independent Committee may make a Change in Board Recommendation.
      (f) Nothing contained in this Section 6.04 shall prohibit the Company from complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act if, in the good faith judgment of the Company Board or the Independent Committee, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable Law or is otherwise required under applicable Law; provided, however, that the Company Board may not (i) make a Change in Board Recommendation or (ii) take any position under Rule 14e-2(a) other than recommending rejection of such tender or exchange offer, in each case, without first complying with Section 6.04 (c), (d) and (e).
      (g) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal not solicited or initiated in violation of this Section 6.04 that (1) relates to an acquisition by a Person or group acting in concert of either of (A) more than 50% of the outstanding Shares pursuant to a tender offer, merger or otherwise or (B) more than 50% of the assets of the Company and the Subsidiaries, taken as a whole, (2) is on terms that the Company Board or the Independent Committee determines in its good faith judgment (after consultation with its financial advisor) are more favorable to the Company’s stockholders (in their capacities as stockholders) from a financial point of view than this Agreement (taking into account any alterations to this Agreement agreed to by Parent or Merger Co in response thereto) and (3) which the Company Board or the Independent Committee determines in good faith (after consultation with a financial advisor of nationally recognized reputation and its outside legal counsel) is reasonably capable of being consummated, taking into account all financing contingencies in connection with such Acquisition Proposal.
      Section 6.05     Directors’ and Officers’ Indemnification and Insurance. (a) For a period of six years after the Effective Time, unless otherwise required by applicable Law, the certificate of incorporation and bylaws (or equivalent organizational documents) of the Surviving Corporation and its Subsidiaries shall contain provisions no less favorable with respect to the indemnification of and advancement of expenses to directors and officers than are set forth in the Certificate of Incorporation or Bylaws (or equivalent organizational documents) of the Company (or the relevant Subsidiary) as in effect on the date hereof. Parent shall and shall cause the Surviving Corporation to indemnify and advance expenses to, each present and former director or officer of the Company and each Subsidiary (collectively, the “Indemnified Parties”), in and to the extent of their capacities as such and not as stockholders of the Company or any Subsidiary, in respect of actions, omissions or events through the Effective Time to the fullest extent permitted by Law. Without limiting the generality of the preceding sentence, if any Indemnified Party becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 6.05 after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, to the fullest extent permitted by Law, promptly advance to such Indemnified Party his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith).
      (b) The Surviving Corporation shall either (i) cause to be obtained a “tail” insurance policy with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred prior to the Effective Time or (ii) maintain the existing officers’ and directors’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable to the Indemnified Parties) for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof; provided, however, that if the existing officers’ and directors’ liability insurance policies expire, are terminated or cancelled during such six-year period or require an annual premium in excess of 200% of the current premium paid by the Company for such insurance, the Company will obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess of 200% (on an annualized basis) of such current premium.
      (c) If Parent or the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall cease to continue to exist for any reason or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation and the transferee or transferees of such properties and assets, as applicable, shall assume all of the obligations set forth in this Section 6.05.
      Section 6.06     Employee Benefits Matters. (a) Parent hereby agrees that, for a period of one year after the Effective Time, it shall, or it shall cause the Surviving Corporation and its subsidiaries to, (i) provide each employee of the Company and the Subsidiaries as of the Effective Time (each, an “Employee”), with salary, employee benefits and incentive compensation opportunities (other than equity-based compensation) that are substantially comparable in the aggregate than those provided to such Employees immediately prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to comply with the terms of (including, without limitation, terms which provide for amendment or termination) all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary. Nothing herein shall be deemed to be a guarantee of employment for any Employee, or to restrict the right of the Surviving Corporation to terminate any Employee.
      (b) Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation or any of their respective subsidiaries under which each Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Subsidiaries under comparable Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Such plan, program or arrangement shall credit each such Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.
      (c) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation (“Purchaser Welfare Benefit Plans”) in which an active Employee may become eligible to participate in the one-year period following the Effective Time, Parent shall (i) waive, or use reasonable best efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each active Employee under any Purchaser Welfare Benefit Plan to the same extent waived under a comparable Plan and (ii) use reasonable best efforts to cause any eligible expenses incurred by any Employee and his or her covered dependents under comparable Plans during the plan year in which such individuals move to a comparable Purchaser Welfare Benefit Plan to be taken into account under the Purchaser Welfare Benefit Plans for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her dependents as if such amounts had been paid in accordance with the Purchaser Welfare Benefit Plans.
      (d) On and after the date hereof, no future offering periods will be commenced under the Company’s ESPP. All offering periods in progress immediately prior to the Effective Time shall cease and the Company shall terminate the ESPP immediately prior to the Effective Time. With respect to Persons participating in the ESPP, on the earlier of the date on which (i) the offering periods cease and (ii) the ESPP terminates (and, in either case, who have not withdrawn from or otherwise ceased participation in the Plan prior to such date), accumulated contributions will be applied on such date to the purchase of Company Common Stock in accordance with the ESPP’s terms, it being understood that such purchases of Common Stock shall occur no later than immediately prior to the Effective Time. With respect to matters described in this Section 6.06(d), any material notices or other communication materials to Parent’s employees shall be subject to prior review and approval of Parent.
      (e) For the avoidance of doubt, it is expressly agreed that the provisions of Section 9.06 shall apply to this Section 6.06.
      Section 6.07     Notification of Certain Matters. Subject to applicable Laws and the instructions of any Governmental Authority, each of the Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third Person and/or any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement. Between the date hereof and the Effective Time, (i) the Company shall promptly notify Parent in writing of any breach of any representation, warranty or covenant of the Company contained herein, (ii) Parent will promptly notify the Company in writing of any breach of any representation, warranty or covenant of Parent or Merger Co contained herein and (iii) the Company will notify Parent in writing and Parent will notify the Company in writing of any communication received (A) from any Person alleging a consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (B) from any Governmental Authority in connection with the transactions contemplated by this Agreement.
      Section 6.08     Financing. (a) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Commitment Letter (provided that Parent may replace or amend the Commitment Letter so long as the terms would not adversely affect or delay the ability of Parent or Merger Co to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby), including using reasonable best efforts to (i) satisfy on a timely basis all terms, conditions, representations and warranties applicable to Parent set forth in the Commitment Letter; (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter or on other terms acceptable to Parent; and (iii) enforce its rights under the Commitment Letter. Parent will furnish correct and complete copies of all such definitive agreements (excluding any fee letters which, by their terms, are confidential) to the Company promptly upon their execution. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources (on terms and conditions no less favorable to Parent than the terms and conditions as set forth in the Commitment Letter) in an amount sufficient to consummate the transactions contemplated by this Agreement.
      (b) Parent shall keep the Company informed with respect to all material activity concerning the status of the financings contemplated by the Commitment Letter and shall give the Company prompt notice of any material adverse change with respect to such financings. Without limiting the foregoing,

Parent agrees to notify the Company promptly, and in any event within two (2) business days, if at any time prior to the Closing Date (i) the Commitment Letter shall expire or be terminated for any reason, (ii) any financing source that is a party to the Commitment Letter notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the financing contemplated by the Commitment Letter on substantially the terms described therein. Parent shall not, without the prior written consent of the Company, enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to impair, delay or prevent Parent’s obtaining of the financing contemplated by the Commitment Letter. Parent shall not amend or alter, or agree to amend or alter, the Commitment Letter in any manner that would impair, delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company.
      (c) If the Commitment Letter shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its reasonable best efforts to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as the Commitment Letter as originally issued and on terms and conditions no less favorable to Parent or Merger Co than those included in the Commitment Letter.
      (d) The Company agrees to provide, and shall cause the Subsidiaries and its and their Representatives to provide, such cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing (including, without limitation, the issuance of senior notes and/or senior subordinated notes contemplated by the Commitment Letter) as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of secured or unsecured senior or senior subordinated notes, (iv) assisting Parent and its financing sources in the preparation of (A) offering documents for any of the Debt Financing and (B) materials for rating agency presentations, (v) cooperating with the marketing efforts of Parent and its financing sources for any of the Debt Financing, (vi) providing and executing documents as may be reasonably requested by Parent, including a certificate of the chief financial officer of the Company with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing, (vii) facilitating the pledging of collateral, and (viii) using reasonable best efforts to obtain accountants’ comfort letters, surveys and title insurance as reasonably requested by Parent. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in connection with such cooperation.
      Section 6.09     Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the Company, Parent and Merger Co agrees to use its reasonable best efforts to effect the consummation of the Merger as soon as practicable after the date hereof. Without limiting the foregoing, (a) each of the Company, Parent and Merger Co agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Authority) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger and (b) each of the Company, Parent and Merger Co shall, and shall cause its Subsidiaries to, use its or their reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third Person required to be obtained or made by Parent, Merger Co, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.
      Section 6.10     Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger, except to the extent public disclosure is required by applicable Law or the requirements of the NASDAQ National Market in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.
      Section 6.11     Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least ten business days prior to the Closing.
ARTICLE VII.
CONDITIONS TO THE MERGER
      Section 7.01     Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Co to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) as of the Closing of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation.

(b) Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger and the transactions contemplated by the Contribution Agreement and the Equity Funding Letter under applicable United States antitrust Laws, including the HSR Act and applicable foreign antitrust or competition Laws, shall have expired or been terminated, and any approvals required thereunder shall have been obtained.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

(d) Governmental Consents. Any other approval of any Governmental Authority or waiting periods under any applicable law or regulation of any Governmental Authority shall have been obtained or have expired (without the imposition of any material condition) if the failure to obtain any such approval or the failure of any such waiting period to expire would constitute a material violation of Law or subject any party to any material fine or other material adverse consequences.
      Section 7.02     Conditions to the Obligations of Parent and Merger Co. The obligations of Parent and Merger Co to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) as of the Closing of the following additional conditions:

(a) Representations and Warranties.

(i) The representations and warranties set forth in Section 3.03 and Section 3.04 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and

(ii) The other representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding any Company Material Adverse Effect, materiality or similar qualifiers therein) as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct (disregarding any Company Material Adverse Effect, materially or similar qualifiers) as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.02(a)(ii) shall be deemed to have been satisfied even if the representations and warranties of the Company are not so true and correct, unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to each of Parent and Merger Co a certificate, dated the date of the Closing, signed by an officer on behalf of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, circumstance, development, change or effect that has had, or could reasonably be expected to have, a Company Material Adverse Effect.

(e) Debt Financing. The Company, Parent or Merger Co shall have received the proceeds of the Debt Financing on the terms set forth in the Commitment Letter or the proceeds of alternate debt financing on the terms and conditions set forth in the alternate commitment letters described in Section 6.08(c) in the same amount and on terms and conditions no less favorable to Parent and Merger Co than those included in the Commitment Letter.

(f) Dissenting Shares. The holders of not more than ten percent (10%) of the Shares outstanding immediately prior to the Effective Time that are entitled to appraisal of their Shares under Section 262 shall have properly demanded, and not withdrawn, demands for the appraisal of Shares that are eligible for appraisal under Section 262.

(g) FIRPTA Affidavit. Prior to the Closing on the Closing Date, the Company shall cause to be delivered to Parent an executed affidavit, in accordance with Treasury Regulation Section 1.897-2(h)(2), certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code and sets forth the Company’s name, address and taxpayer identification number.

(h) Third Party Consents. The third party consents listed on Section 7.02(h) of the Company Disclosure Schedule shall have been obtained and Parent shall have been provided with written evidence of such consents in a form reasonably acceptable to Parent.
      Section 7.03     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) as of the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Co set forth in this Agreement shall be true and correct (disregarding any materiality or similar qualifiers therein) as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this 7.03(a) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Co are not so true and correct, unless the failure of such representations and warranties of Parent and Merger Co to be so true and correct, individually or in the aggregate, would prevent the consummation of the Merger or prevent Parent or Merger Co from performing its obligations under this Agreement.

(b) Agreements and Covenants. Merger Co shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. Merger Co shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer on behalf of Merger Co, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER
      Section 8.01     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties or, in the case of the Company, the Independent Committee, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company, and whether before or after the stockholders of the Company have approved this Agreement at the Company Stockholders’ Meeting (other than termination by the Company pursuant to Section 8.01(h), which such termination may only be effected prior to obtaining the Stockholder Approval), as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before January 31, 2006 (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d) by Parent if (i) any of the representations and warranties of the Company herein are or become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within 30 days after notice to the Company;

(e) by the Company if (i) any of the representations and warranties of either Parent or Merger Co herein are or become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of either Parent or Merger Co of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within 30 days after notice to Parent or Merger Co, as applicable;

(f) by either Parent or the Company if this Agreement shall fail to receive the Stockholder Approval at the Company Stockholders’ Meeting;

(g) by Parent if the Company Board or the Independent Committee shall have (i) effected a Change of Board Recommendation, (ii) taken any position contemplated by Rule 14e-2(a) of the

Exchange Act with respect to any Acquisition Proposal other than recommending rejection of such Acquisition Proposal, or (iii) failed to include in the Proxy Statement distributed to stockholders its recommendation that stockholders adopt and approve this Agreement and the Merger; or

(h) by the Company pursuant to and in accordance with the terms of Section 6.04(d).

      Section 8.02     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (except that the provisions of Sections 6.03(b), this Section 8.02, Section 8.03 and Article IX shall survive any such termination); provided, however, that nothing herein shall relieve the Company from liability for any material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.
      Section 8.03     Fees and Expenses. (a) Except as otherwise set forth in this Section 8.03, all Expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket documented expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf (or, with respect to Parent and Merger Co, incurred by their stockholders or on their behalf) in connection with or related to the transactions contemplated hereby, including the authorization, preparation, negotiation, execution and performance of this Agreement, the Voting Agreement, the Contribution Agreement, the Commitment Letter and the other transactions contemplated hereby or thereby (including the Debt Financing), the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approval, Financing and all other matters related to the closing of the Merger.
      (b) The Company agrees that if this Agreement shall be terminated:

(i) by Parent or the Company pursuant to Section 8.01(b) or (f), or by Parent pursuant to Section 8.01(d), if (A) at or prior to the Termination Date, a Person or group shall have made an Acquisition Proposal to the Company or the stockholders of the Company or an Acquisition Proposal shall have otherwise become publicly announced and (B) no later than 12 months after the Termination Date, the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal (which in each case need not be the same Acquisition Proposal as the Acquisition Proposal described in clause (A)) is consummated, then the Company will pay to Parent, on the date of the definitive agreement in respect of such Acquisition Proposal or, if earlier, the date of the consummation of the transaction in respect of such Acquisition Proposal, as may be applicable, the Company Termination Fee in immediately available funds, as directed by Parent in writing, provided, that for the purpose of this Section 8.03(b), all references to “20%” in the definition of Acquisition Proposal shall be changed to “50%”; or

(ii) by Parent pursuant to Section 8.01(g) or by the Company pursuant to Section 8.01(h), then the Company shall pay to Parent, on the Termination Date, the Company Termination Fee, in immediately available funds, as directed by Parent in writing.
      (c) For purposes of this Agreement, “Company Termination Fee” means an amount equal to $30,000,000.
      (d) Parent agrees that, if the Company shall terminate this Agreement pursuant to Section 8.01(e) and, at the time of such termination, the Company is not in material breach of any representation, warranty, covenant or agreement contained herein and no representation or warranty of the Company contained herein shall have become untrue such that the conditions set forth in Section 7.02(a) would not be satisfied, Parent shall pay to the Company a fee of $30,000,000 (the “Parent Termination Fee”) in immediately available funds no later than two business days after such termination by the Company.

      (e) Each of the Company and Parent acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company or Parent shall fail to pay the Company Termination Fee or the Parent Termination Fee when due, the Company or Parent, as appropriate, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such party (including reasonable fees and expenses of counsel) in connection with the collection under and the enforcement of this Section 8.03. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Parent Termination Fee pursuant to this Section 8.03 shall be the exclusive remedy of the Company against Parent, Merger Co, the Guarantor or any their respective stockholders, partners, members, affiliates, directors, officers or agents for the loss suffered as a result of breach of this Agreement by Parent or Merger Co or the failure of the Merger to be consummated, and upon payment of the Parent Termination Fee in accordance with this Section 8.03, none of Merger Co, the Guarantor or Parent, or any of their respective stockholders, partners, members, affiliates, directors, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent also shall be obligated with respect to the second sentence of this Section 8.03(e)).
      Section 8.04     Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
      Section 8.05     Waiver. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE IX.
GENERAL PROVISIONS
      Section 9.01     Non-Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      Section 9.02     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices under Section 6.04 or Article VIII shall be delivered by courier and facsimile transmission to the respective parties at the addresses provided in accordance with this Section 9.02. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):
      if to Parent or Merger Co:

Sunshine Acquisition Corp.
c/o The Carlyle Group
101 South Tryon Street, 25th Floor
Charlotte, NC 28280
Attention: Claudius E. Watts IV
Facsimile: (704) 632-0299
      with a copy to:

Latham & Watkins LLP
555 Eleventh Street, N.W.
Tenth Floor
Washington, DC 20004
Attention: Daniel T. Lennon
Facsimile: (202) 637-2201
      if to the Company:

SS&C Technologies, Inc.
80 Lamberton Road
Windsor, CT 06095
Attention: Stephen V.R. Whitman
Facsimile: (860) 298-4969
      with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: John A. Burgess
Facsimile: (617) 526-5000
      and a copy to:

Morris, Nichols, Arsht & Tunnell
1201 North Market Street
P.O. Box 2037
Wilmington, DE 19899
Attention: Frederick H. Alexander
Facsimile: (302) 658-3989
      Section 9.03     Certain Definitions. (a) For purposes of this Agreement:

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

“Company Material Adverse Effect” means any event, circumstance, development, change or effect that is, individually or in the aggregate with all other events, circumstances, developments, changes and effects, materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, development, change or effect resulting primarily from any of the following shall constitute, a Company Material Adverse Effect: (i) the announcement of the execution of this Agreement, or the pendency of consummation of the Merger, (ii) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which the Company and its Subsidiaries conduct their business, so long as such conditions do not adversely affect the Company or its Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (iii) any change in any applicable Law, rule or regulation or GAAP or interpretation thereof after the date hereof, (iv) any failure by the Company to meet any published or internally prepared estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise included in clauses (i)-(iii) of this definition), and (v) a decline in the price of the Company Common Stock on the NASDAQ National Market (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise included in clauses (i)-(iii) of this definition).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means all foreign, federal, state, or local statutes, common law, regulations, ordinances, codes, orders or decrees relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

“Indebtedness” means (i) indebtedness of the Company or any of its Subsidiaries for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof on or prior to the Closing Date), (ii) obligations of the Company or any of its Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations of the Company or any of its Subsidiaries under capitalized leases, (iv) obligations of the Company or any of its Subsidiaries under conditional sale, title retention or similar agreements or arrangements creating an obligation of the Company or any of its Subsidiaries with respect to the deferred purchase price of property, (v) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements and (vi) all obligations of any of the Company or any of its Subsidiaries to guarantee any of the foregoing types of obligations on behalf of any Person other than the Company or any of its Subsidiaries.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge of any executive officer of the Company.

“Liens” means any pledges, claims, liens, charges, encumbrances, options to purchase or lease or otherwise acquire any interest, conditional sales agreement, restriction (whether on voting, sale, transfer, disposition or otherwise) and security interests of any kind or nature whatsoever.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws; petroleum, asbestos, lead, polychlorinated biphenyls, radon, or toxic mold; and any other substance the exposure to which would reasonably be expected, because of hazardous or toxic qualities, to result in liability under applicable Environmental Laws.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, Person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent, Merger Co or any other Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such Person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

“Tax” or “Taxes” means any and all federal, state, local and foreign income, gross receipts, payroll, employment, excise, stamp, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other taxes (together with interest, penalties and additions to tax imposed with respect thereto) imposed by any Governmental Authority.

“Tax Returns” means returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed or required to be filed with any Governmental Authority (including any schedule or attachment thereto) with respect to the Company or the Subsidiaries, including any amendment thereof.
      (b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Acquisition Proposal	§ 6.04
Action	§ 3.10
Affiliate	§ 9.03
Agreement	Preamble
Annual Maintenance Agreement	§ 3.17
beneficial owner	§ 9.03
business day	§ 9.03
Capitalization Date	§ 3.03
Certificate of Merger	§ 1.03
Certificates	§ 2.02
Change in Board Recommendation	§ 6.04
Closing	§ 1.02
Closing Date	§ 1.02
Code	§ 3.11
Commitment Letter	§ 4.07
Company	Preamble
Company Board	Recitals
Company Common Stock	§ 2.01
Company Disclosure Schedule	§ 2.04

Defined Term	Location of Definition

Company Material Adverse Effect	§ 9.03
Company Permits	§ 3.06
Company Preferred Stock	§ 3.03
Company Stock Option Plans	§ 2.04
Company Stock Options	§ 2.04
Company Stock Plans	§ 3.03
Company Stockholders’ Meeting	§ 6.02
Company Warrants	§ 2.04
Company’s knowledge	§ 9.03
Computer Software	§ 3.14
Confidentiality Agreement	§ 6.03
Contract	§ 3.05
Contribution Agreement	Recitals
Control	§ 9.03
Debt Financing	§ 4.07
DGCL	§ 1.01
Dissenting Shares	§ 2.05
Effective Time	§ 1.03
Employee	§ 6.06
Environmental Laws	§ 9.03
Equity Funding Letter	§ 4.07
ERISA	§ 3.11
ERISA Affiliate	§ 3.11
ESPP	§ 3.03
Exchange Act	§ 3.05
Exchange Fund	§ 2.02
Expenses	§ 8.03
Expiration Date	§ 8.01
Financing	§ 4.07
Foreign Benefit Plan	§ 3.11
GAAP	§ 3.07
Governmental Authority	§ 3.05
Guarantee	§ 4.08
Guarantor	§ 4.08
HSR Act	§ 3.05
ICA	§ 3.05
Indebtedness	§ 9.03
Indemnified Parties	§ 6.05
Independent Committee	§ 3.19
Infringe	§ 3.14
Intellectual Property	§ 3.14
Investments	§ 3.03
IRS	§ 3.11
knowledge of the Company	§ 9.03

Defined Term	Location of Definition

Law	§ 3.05
Leased Properties	§ 3.13
Leases	§ 3.13
Liens	§ 9.03
Material Subsidiary	§ 3.01
Materials of Environmental Concern	§ 9.03
Merger	Recitals
Merger Co	Preamble
Merger Consideration	§ 2.01
Multiemployer Plan	§ 3.11
Multiple Employer Plan	§ 3.11
Other Transactions	§ 3.04
Other Filings	§ 6.01
Owned Intellectual Property	§ 3.14
Owned Software	§ 3.14
Parent	Preamble
Parent Termination Fee	§ 8.03
Paying Agent	§ 2.02
Person	§ 9.03
Permitted Liens	§ 3.13
Plans	§ 3.11
Principal Stockholder	Recitals
Proxy Statement	§ 3.05
Purchaser Welfare Benefit Plans	§ 6.06
Representatives	§ 6.03
Sarbanes-Oxley Act	§ 3.06
Schedule 13E-3	§ 3.05
Scheduled Intellectual Property	§ 3.14
SEC	§ 3.05
SEC Reports	§ 3.07
Section 203	§ 3.19
Section 262	§ 2.02
Securities Act	§ 3.07
Shares	§ 2.01
Specified Contract	§ 3.17
Stockholder Approval	§ 3.19
subsidiary	§ 9.03
Subsidiary	§ 3.01
Superior Proposal	§ 6.04
Surviving Corporation	§ 1.01
Tax or Taxes	§ 9.03
Tax Returns	§ 9.03

Defined Term	Location of Definition

Termination Date	§ 8.01
Third Party Licenses	§ 3.14
Voting Agreement	Recitals
      (c) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a Person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
      Section 9.04     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
      Section 9.05     Entire Agreement; Assignment. This Agreement, the Guarantee, the Voting Agreement, the Contribution Agreement and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent or Merger Co may assign all or any of their rights and obligations hereunder to an Affiliate, to a lender or financial institution as collateral for indebtedness or, after the Closing, in connection with a merger, consolidation or sale of all or substantially all of the assets of Parent or the Surviving Corporation and its Subsidiaries provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
      Section 9.06     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).
      Section 9.07     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the choice of law principles therein).
      Section 9.08     Specific Performance; Submission to Jurisdiction. (a) The Company agrees that to the extent it has incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of Parent and Merger Co for such losses or damages shall be limited to $30,000,000, (ii) the maximum liability of the Guarantor, directly or indirectly, shall be limited to the express obligations of the Guarantor under the Guarantee, and (iii) in no event shall the Company seek to recover any money damages in excess of such amount from Parent, Merger Co or the Guarantor or any their respective stockholders, partners, members, affiliates, directors, officers or agents in connection therewith. (b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in Court of Chancery or other courts of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity, subject to the limitations in paragraph (a) of this Section 9.08. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 9.02. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.
      Section 9.09     Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.9.
      Section 9.10     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
      Section 9.11     Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, Parent, Merger Co and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUNSHINE ACQUISITION CORPORATION

By	/s/ Claudius E. Watts IV

Name: Claudius E. Watts IV

Title:	President

SUNSHINE MERGER CORPORATION

By	/s/ Claudius E. Watts IV

Name: Claudius E. Watts IV

Title:	President

SS&C TECHNOLOGIES, INC.

By	/s/ Patrick J. Pedonti

Name: Patrick J. Pedonti

Title:	Senior Vice President and Chief Financial Officer

EXHIBIT A
Certificate of Incorporation
of the
Company

CERTIFICATE OF INCORPORATION
OF
SS&C TECHNOLOGIES, INC.
      FIRST: The name of the corporation (hereinafter sometimes referred to as the “Corporation”) is:
SS&C Technologies, Inc.
      SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
      FOURTH: The aggregate number of all classes of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares of common stock, par value of $0.01 per share (the “Common Stock”).
      FIFTH: The rights, preferences, privileges and restrictions granted or imposed upon the Common Stock are as follows:

(a) Dividends. The holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the board of directors of the Corporation (the “Board”) out of funds legally available therefore and to receive other distributions from the Corporation, including distributions of contributed capital, when and as declared by the Board. Any dividends declared by the Board to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

(b) Liquidation, Dissolution or Winding Up. Subject to the rights of any holders of any class of preferred stock which may from time-to-time come into existence and which are then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata, in accordance with the number of shares of Common Stock held by each such holder.

(c) Voting. Each holder of Common Stock shall have full voting rights and powers equal to the voting rights and powers of each other holder of Common Stock and shall be entitled to one (1) vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, on all matters put to a vote of the stockholders of the Corporation.
      SIXTH: The name and address of the Incorporator is as follows:

George Lofaso
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
      SEVENTH: In furtherance and not in limitation of the power conferred by statute, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation subject to any limitations contained therein.
      EIGHTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit.
      NINTH: 1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.
      2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.
      3. Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.
      4. Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.
      5. Advance of Expenses. Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.
      6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Sections 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Sections 1, 2 or 5 the Corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Sections 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction.
      7. Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 6. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination of the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.
      8. Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.
      9. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to any action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. In addition to, and not in limitation of, any other provision set forth in this Article, the Corporation is authorized, to the fullest extent permitted by applicable law, to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, by vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL and applicable decisional law, with respect to actions for breach of duty to the Corporation, its stockholders, and others.
      10. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.
      11. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
      12. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.
      13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any application portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.
      14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).
      15. Subsequent Legislature. If the DGCL is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the DGCL as so amended.
      TENTH: Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
      ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL. All rights conferred upon stockholders herein are granted subject to this reservation.

      I, THE UNDERSIGNED, being the sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this [     ] day of [          ], 2005.

George Lofaso
Incorporator
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
      This Amendment No. 1 to Agreement and Plan of Merger (the “Amendment”) is entered into as of this 25th day of August, 2005, by and among Sunshine Acquisition Corporation, a Delaware corporation (“Parent”), Sunshine Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Co”), and SS&C Technologies, Inc., a Delaware corporation (the “Company”).
WITNESSETH:
      WHEREAS, Parent, Merger Co and the Company have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement), dated as of July 28, 2005; and
      WHEREAS, Parent, Merger Co and the Company desire to amend the Merger Agreement as provided in this Amendment.
AGREEMENT:
      NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
      Section 1. Options and Warrants. The Merger Agreement is hereby amended by deleting Section 2.04 thereof in its entirety and replacing it with the following Section 2.04:
      “Section 2.04 Options and Warrants. (a) Immediately prior to the Effective Time, all outstanding options to purchase shares of Company Common Stock (the “Company Stock Options”) granted under any plan, arrangement or agreement (the “Company Stock Option Plans”) set forth in Section 3.03(a)(i) of the disclosure schedule delivered by the Company to Parent and Merger Co concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) will become fully vested and immediately exercisable.
      (b) At the Effective Time, all Company Stock Options (except those Company Stock Options held by (i) non-employee directors, (ii) individuals set forth on Section 2.04(b) of the Company Disclosure Schedule and (iii) individuals who hold Company Stock Options that are, in the aggregate, exercisable for fewer than 100 shares of Company Common Stock) that are outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent (each Company Stock Option so assumed shall be referred to as an “Assumed Option”). Each Assumed Option shall continue to have, and be subject to, the same terms and conditions as are in effect immediately for such option prior to the Effective Time, except that (i) such Assumed Option shall be exercisable for that number of whole shares of common stock, par value $.01 per share, of Parent (“Parent Common Stock”) equal to the product (rounded down to the nearest whole number of shares of Parent Common Stock) of (x) the number of shares of Company Common Stock that were issuable upon exercise of such Assumed Option immediately prior to the Effective Time and (y) the Option Exchange Ratio and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing (x) the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by (y) the Option Exchange Ratio. For purposes of this Section 2.04(b), “Option Exchange Ratio” shall mean the quotient obtained by dividing (x) the Merger Consideration by (y) the fair market value of a share of Parent Common Stock immediately following the Effective Time, as determined in good faith by Parent. The Company agrees to take any and all actions necessary (including any action reasonably requested by Parent) to effectuate the assumption contemplated by this Section 2.04(b).
      (c) At the Effective Time, each Company Stock Option, other than the Assumed Options, that is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall, on the terms and subject to the conditions set forth in this Agreement, be cancelled by the Company and shall no longer be outstanding thereafter (each Company Stock Option so cancelled shall be referred to as a “Cancelled Option”). In consideration for such cancellation, the holder of such Cancelled Option shall be entitled to receive therefor, as soon as reasonably practicable after the Effective Time (but in no event later than five business days following the Closing Date), a cash payment from the Company in respect of such cancellation in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Cancelled Option, whether or not then exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Cancelled Option, minus (ii) all applicable federal, state and local Taxes required to be withheld by the Company. The Company agrees to take any and all actions necessary (including any action reasonably requested by Parent) to effectuate immediately prior to the Effective Time the cancellation of the Cancelled Options.
      (d) Prior to the Effective Time, the Company shall take all actions necessary to ensure that, at the Effective Time, each warrant then outstanding to purchase shares of Company Common Stock, whether or not then exercisable (the “Company Warrants”), other than the Company Warrants set forth on Section 2.04(d) of the Company Disclosure Schedule (the “Excluded Warrants”), shall be cancelled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive as soon as reasonably practicable after the Effective Time, a cash payment from the Company in respect of such cancellation in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Warrant, whether or not then exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Warrant, minus (ii) all applicable federal, state and local Taxes required to be withheld by the Company. The Company shall take any and all actions reasonably requested by Parent to effectuate the cancellation of all Company Warrants (other than the Excluded Warrants) at the Effective Time.”
      Section 2. Effect of Amendment. (a) Except as expressly modified hereby, all terms, conditions and provisions of the Merger Agreement shall remain unchanged and continue in full force and effect.
      (b) In the event of any inconsistency or conflict between the Merger Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.
      (c) This Amendment, the Merger Agreement, the Guarantee, the Voting Agreement, the Contribution Agreement and the Confidentiality Agreement constitute the entire and exclusive agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. From and after the execution of a counterpart hereof by the parties hereto, any reference to the Merger Agreement shall be deemed to be a reference to the Merger Agreement as amended hereby.

      IN WITNESS WHEREOF, Parent, Merger Co and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUNSHINE ACQUISITION CORPORATION

By	/s/ Claudius E. Watts IV

Name: Claudius E. Watts IV
Title: President

SUNSHINE MERGER CORPORATION

By	/s/ Claudius E. Watts IV

Name: Claudius E. Watts IV
Title: President

SS&C TECHNOLOGIES, INC.

By	/s/ Patrick J. Pedonti

Name: Patrick J. Pedonti
Title: Chief Financial Officer

ANNEX B — Opinion of SunTrust Robinson Humphrey
July 28, 2005
Independent Committee of the Board of Directors
SS&C Technologies, Inc.
80 Lamberton Road
Windsor, CT 06095
Gentlemen:
      We understand that SS&C Technologies, Inc. (the “Company”) is considering a transaction (the “Transaction”) whereby the Company will be acquired by a newly formed acquisition corporation (the “Acquiring Party”) for cash consideration of $37.25 per share of the Company’s common stock (the “Merger Consideration”). Pursuant to the terms and conditions of the Agreement and Plan of Merger (the “Agreement”) and various other related agreements, we further understand that the Acquiring Party will be principally capitalized by: 1) cash equity contributions made by Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. (“Carlyle”); 2) a roll-over contribution of current equity ownership in the Company by a member of the Company’s existing senior management; and 3) the proceeds of various senior and subordinated debt financings.
      We have been requested by the Independent Committee of the Board of Directors of the Company (the “Independent Committee”) to render to it our opinion with respect to the fairness, from a financial point of view, of the Merger Consideration to the holders of the Company’s common stock that are not affiliated with the Acquiring Party.
      In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and certain other agreements related to the Transaction; (2) publicly available information concerning the Company which we believe to be relevant to our inquiry; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company; (4) a trading history of the Company’s common stock from July 2003 to the present and a comparison of that trading history with those of other publicly traded companies which we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company with those of publicly traded companies which we deemed relevant; (6) historical data relating to percentage premiums paid in acquisitions of publicly traded companies from January 1, 2004 to the present; and (7) a comparison of the financial terms of the Transaction with the publicly available financial terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the management of the Company concerning the Company’s business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate. Finally, at the request of the Independent Committee, we contacted a limited number of qualified potential acquirors to solicit their interest in acquiring the Company.
      We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts of the Company provided to or discussed with us, we have assumed, at the direction of the Independent Committee and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of the Company. We have also assumed that the Transaction will be consummated in accordance with the terms of the Agreement and related agreements. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Transaction. Our

B-1

opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update or revise the opinion.
      We have acted as financial advisor to the Independent Committee in connection with the Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we and our affiliates actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including SunTrust Banks, Inc.) may have other financing and business relationships with the Company in the ordinary course of business.
      Based upon and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be received in the Transaction is fair to the Company’s stockholders that are not affiliated with the Acquiring Party. This opinion is being rendered at the behest of the Independent Committee and is for the benefit of the Independent Committee in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any stockholder should act or vote with respect to any matters relating to the Transaction.

/s/ SUNTRUST ROBINSON HUMPHREY

SUNTRUST CAPITAL MARKETS, INC.

B-2

ANNEX C — Section 262 of the General Corporation Law of the State of Delaware
§ 262. Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX — — PROXY CARD
SS&C TECHNOLOGIES, INC.
PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
November 22, 2005
     The undersigned stockholder of SS&C Technologies, Inc. hereby appoints William C. Stone, Patrick J. Pedonti and Stephen V.R. Whitman, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Special Meeting of Stockholders of SS&C Technologies, Inc. to be held on Tuesday, November 22, 2005, at 10:00 a.m., local time, at the offices of SS&C Technologies, Inc., 80 Lamberton Road, Windsor, Connecticut 06095, and at any adjournments or postponements thereof. You can revoke your proxy at any time before it is voted at the Special Meeting by: (i) submitting another properly completed proxy bearing a later date; (ii) giving written notice of revocation to any of the persons named as proxies or to the Secretary of SS&C Technologies, Inc.; or (iii) voting in person at the Special Meeting. If the undersigned holds any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.
     The undersigned acknowledges receipt from SS&C Technologies, Inc. prior to the execution of this proxy of a Notice of Special Meeting and a proxy statement dated                      , 2005.
(Continued and to be signed on the reverse side)

Comments:

SPECIAL MEETING OF STOCKHOLDERS OF
SS&C TECHNOLOGIES, INC.
November 22, 2005
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☑

1.	Adoption of the Agreement and Plan of Merger, dated July 28, 2005, as amended on August 25, 2005, by and among Sunshine Acquisition Corporation, Sunshine Merger Corporation and SS&C Technologies, Inc. pursuant to which holders of common stock of SS&C Technologies, Inc. will be entitled to receive $37.25 in cash per share of common stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Approval of adjournments or postponements of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Transaction of such other business as may properly come before the Special Meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the Special Meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING ☐
To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.